                                          REGISTRATION STATEMENT NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                         GEO SPECIALTY CHEMICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              OHIO                             2819                          34-1708689
(State or Other Jurisdiction of                3295                       (I.R.S. Employer
 Incorporation or Organization)    (Primary Standard Industrial        Identification Number)
                                   Classification Code Number)

                            ------------------------

                                GEORGE P. AHEARN
                         GEO SPECIALTY CHEMICALS, INC.
                       28601 CHAGRIN BOULEVARD, SUITE 210
                             CLEVELAND, OHIO 44122
                                 (216) 464-5564
      (Name, Address, Including Zip Code, and Telephone Number, Including
        Area Code, of Principal Executive Offices and Agent For Service)

                                   Copies to:

                            CRAIG R. MARTAHUS, ESQ.
                           THOMPSON HINE & FLORY LLP
                                3900 KEY CENTER
                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114
                                 (216) 566-5500
                            ------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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                 Title Of Each                          Proposed Maximum                    Amount Of
              Class Of Securities                      Aggregate Offering                 Registration
                To Be Registered                            Price (1)                          Fee
----------------------------------------------------------------------------------------------------------------
10 1/8% Senior Subordinated Notes due 2008......          $120,000,000                       $33,360
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

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

                 Subject to completion, dated December 31, 1998

                                   PROSPECTUS

                            GEO SPECIALTY CHEMICALS

                               EXCHANGE OFFER FOR
                                  $120,000,000
                          10 1/8% SENIOR SUBORDINATED
                                 NOTES DUE 2008

     GEO Specialty Chemicals, Inc. is offering to exchange 10 1/8% Senior Subordinated Notes due 2008 for its outstanding 10 1/8% Senior Subordinated Notes due 2008. The offered notes are identical to the outstanding notes, except that the offered notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The offered notes will represent the same debt as the outstanding notes and will be issued under the same Indenture. The principal features of the Exchange Offer are as follows:

- Expires 12:00 midnight, Eastern Standard Time, on                      , 1999,
  unless extended

- All outstanding notes that are validly tendered and not validly withdrawn will be accepted for exchange

- Tenders must be made through the enclosed Letter of Transmittal or as otherwise specified in this Prospectus

- Subject to sole condition that the Exchange Offer not violate applicable law or any Securities and Exchange Commission position

- Tenders may be withdrawn at any time before the expiration of the Exchange
  Offer

- GEO will not receive any proceeds from the Exchange Offer, but is making the Exchange Offer to comply with contractual obligations

- The exchange of notes in the Exchange Offer should be a tax-free event for United States federal tax purposes

- The offered notes will not be listed on any securities exchange or automated quotation system

     Broker-dealers receiving offered notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the offered notes. For 60 days after the expiration of the Exchange Offer, GEO will make this Prospectus available to broker-dealers for use in such resales.
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT IN THE OFFERED NOTES.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus is                      , 1999

                 WHERE YOU CAN FIND MORE INFORMATION ABOUT GEO

     As a result of filing a registration statement for the offered notes with the Securities and Exchange Commission (the "SEC"), GEO will become subject to the filing requirements of the Securities Exchange Act of 1934. In accordance with such requirements, GEO will file periodic and other reports with the SEC. You can obtain these materials in any of the following ways:

     - GEO will furnish you with copies of these materials within 15 days after they are filed with the SEC, as long as any of the offered notes are outstanding;

     - you can inspect and copy these materials at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 (information on the operation of the SEC's
      Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330);

     - you can inspect and copy these materials at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and 7 World Trade Center, 13th Floor, New York, New York 10048;

     - you can obtain copies of these materials (at prescribed rates) by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; and

     - you can view and obtain copies of these materials from the SEC's website on the Internet located at http://www.sec.gov.

     In accordance with the rules of the SEC, this Prospectus excludes certain portions of GEO's registration statement for the offered notes, including the exhibits and schedules. The registration statement has been filed with the SEC and may be examined (without charge) and copied (at prescribed rates) at the public reference facilities of the SEC listed above. In addition, statements made in this Prospectus as to the contents of any agreement or other document are summaries only and not necessarily complete. You should refer to the complete copies of such agreements and documents, which have been filed with the registration statement, for complete descriptions of the particular topics.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. This Prospectus contains a more complete description of the offered notes, as well as detailed financial data and information regarding GEO's business. You should read this Prospectus in its entirety before deciding whether to make an investment in the offered notes.

                                 GEO'S BUSINESS

     GEO develops, manufactures and markets a wide variety of specialty chemicals. Through the implementation of a "buy and build" strategy, GEO has successfully positioned itself as a leading supplier of a broad variety of niche products sold to a diverse customer and market base. GEO manufactures over 300 products sold to major industrial customers for such diverse end-use applications as water treatment, pulp and paper processing, oil and gas production, coatings and construction. GEO believes that it has a significant operating advantage due to its extensive network of plants and versatility to produce a broad range of products. For the nine months ended September 30, 1998, on a pro forma basis GEO generated net sales of $110.5 million and EBITDA (as defined below on page 9) of $18.8 million.

     GEO manages its products within two primary operating groups: Process Additives and Performance Chemicals. Process Additives are primarily chemical components that improve the properties of customers' products. GEO's Process Additives consist principally of surfactant and dispersant chemicals. GEO is a leading U.S. producer of naphthalene sulfonate condensates, used as dispersants in concrete admixture, gypsum board, ceramics, polymerization and oil field applications. In addition, GEO is a leading U.S. manufacturer and supplier of proppant intermediates used in the stimulation of oil and gas wells. Through its recent acquisition of the TRIMET Technical Products Division of Mallinckrodt Inc., GEO gained a line of functionally unique and versatile polyol additives used within the rapidly growing water-borne polyurethane coating systems and high performance resin markets. Process Additives represented approximately 43% of GEO's total net sales on a pro forma basis for the nine months ended September 30, 1998.

     Performance Chemicals are primarily products used by customers to enhance the productivity of their operations and decrease their operating costs. GEO's Performance Chemicals consist principally of chemicals used in water treatment and pulp and paper processing. GEO is a leading U.S. producer and marketer of aluminum-based flocculants and coagulants used in water treatment. GEO is also the largest U.S. producer and marketer of calcium stearates for paper coating applications and is a recognized leader in defoamers used in various papermaking processes. Performance Chemicals represented approximately 45% of GEO's total net sales on a pro forma basis for the nine months ended September 30, 1998.

     In addition to Process Additives and Performance Chemicals, GEO manufactures and supplies certain raw materials and intermediates under a long-term reciprocal supply agreement with Henkel Corporation. GEO also produces calcium formate as a by-product, which is sold in the merchant market, and as a result of the acquisition of TRIMET produces formaldehyde as a raw material for internal consumption, with any surplus production sold in the regional market. These activities represented approximately 12% of GEO's total net sales on a pro forma basis for the nine months ended September 30, 1998.

                          GEO'S COMPETITIVE STRENGTHS

     GEO believes that its market leadership positions and significant opportunities for continued growth and increased profitability are primarily attributable to the following strengths:

     Leader in Selected Niche Markets. GEO is the U.S. market leader in liquid calcium stearate used in the paper coating process, which GEO markets under the brand name NOPCOTE(R). GEO is also a U.S. market leader in the production of naphthalene sulfonate condensates, marketed under the brand name LOMAR(R), which are used in a wide variety of applications, including admixtures which increase the strength of concrete and dispersants which shorten the drying time and improve the properties of manufactured gypsum board. As a result of the acquisition of TRIMET, GEO is also the leading global supplier of dimethylolpropionic acid, marketed under the brand name DMPA(R), and trimethylolethane, marketed under the brand name TRIMET(R), two functionally unique and versatile polyols that service a specific segment of the water-based polyurethane coatings and high performance resin markets.

     Broad Product Portfolio and Strong Customer Base. GEO manufactures over 300 products with applications in a wide variety of end-use markets, and sells these products to approximately 1,000 customers. For the nine months ended September 30, 1998 on a pro forma basis (excluding sales under GEO's supply agreement with Henkel Corporation), GEO's top ten customers accounted for approximately 25% of its net sales and no single customer accounted for more than 5% of its net sales. GEO sells its products to a base of large multinational companies with which it has a longstanding relationship, including International Paper Company, Georgia-Pacific Corporation, Eastman Kodak Company, Master Builders, Inc., United States Gypsum Company, Zeneca Inc., PPG Industries, Inc., Baker Hughes Incorporated and Westvaco Corporation. GEO believes that the diversity of its customer base, products and end markets provides it with a broad base to grow sales, expand customer relationships and minimize exposure to any particular customer or economic cycle.

     Strong Manufacturing Capability. GEO enjoys a competitive advantage in the versatility, flexibility and location of its manufacturing facilities. GEO's major manufacturing facilities have the ability and flexibility to produce and formulate multiple products, allowing it to meet changing customer requirements for customized products. In addition, GEO has strategically acquired nine small plants located in the Southeast in close proximity to the major U.S. paper mills. The location of these plants provides GEO with key regional supply points for its pulp and paper chemicals business and other major industrial accounts. GEO believes that this network decreases the shipping and warehouse costs of its customers and provides GEO with a distinct advantage over other suppliers.

     Proven Acquisition Expertise. GEO's senior management has developed significant expertise in identifying, effecting and integrating acquisitions within targeted markets. Since GEO's formation in 1993, management has successfully completed five acquisitions. Through these acquisitions, GEO has developed efficient techniques for integrating acquired companies' plants, personnel and customers into its business. Management believes that its acquisition expertise will allow it to continue to successfully acquire and integrate businesses within certain niche markets of the specialty chemicals industry.

     Experienced Management Team. GEO's senior management led by George P. Ahearn and William P. Eckman has an average of 25 years of operating experience in the chemical industry, primarily in specialty chemicals. In addition, GEO has assembled a strong and experienced management team as a result of its acquisitions and has actively worked at developing a unified culture of participative management. Senior management owns approximately 20.72% of GEO's equity.

                            GEO'S BUSINESS STRATEGY

     GEO's management has developed and implemented a business strategy designed to increase GEO's sales, profitability and share within targeted markets. The key components of GEO's business strategy include:

     Continue Focus on Niche Products. Consistent with its history, GEO will continue to focus on manufacturing or acquiring businesses which produce value-added niche products for its customer base. In particular, GEO will continue to work with its customer base to develop innovative solutions and products. For example, GEO has established the leading position in the manufacture and supply of proppant intermediates to the oil and gas industry by working closely with the two leading suppliers of proppants. In addition, GEO has become a "prototype" supplier to several major construction companies due to its broad product range and technological expertise, as well as its cooperative marketing efforts with these key customers. Based upon its historical accomplishments, GEO believes that it will continue to be successful in developing innovative, value-added products in niche markets.

     Utilize Strong Manufacturing Capability. GEO intends to utilize the versatility, flexibility and location of its manufacturing facilities to capitalize on a growing trend among the major suppliers to the water treatment, pulp and paper and oil field markets to outsource a portion of their manufacturing. This trend is being driven in part by these suppliers' efforts to focus greater resources on their product development, technical, and sales and servicing businesses as opposed to their manufacturing operations. GEO intends to focus part of its marketing and sales efforts on this outsourcing trend by promoting such products as defoamers, flocculants and polymer blends.

     Pursue Strategic Acquisitions. GEO has successfully grown through acquisitions and intends to pursue additional strategic acquisitions that will allow it to further improve its market position in targeted markets and in other high growth specialty chemicals markets, such as fine chemicals and inorganic chemicals with high-tech applications. Consistent with its current acquisition strategy, GEO intends to target value-added businesses, especially non-core businesses being divested by large companies and spin-offs generated by merger and acquisition activity. GEO will evaluate potential acquisition candidates based upon the ability of GEO to:

     - expand its product offerings;

     - provide access to complementary raw materials, customers and markets;

     - enhance its manufacturing capabilities; and

     - extend its geographic reach both domestically and internationally.

     Maximize Operating Efficiencies. GEO has historically been successful in optimizing operating costs with each of its prior acquisitions. GEO believes that it can continue to achieve operating efficiencies resulting in reduced raw material and manufacturing costs and improved cash flow through:

     - cross-selling its expanded product line across a broader distribution and customer network;

     - consolidating raw material purchases to increase purchasing economies of scale;

     - leveraging expenses over a broader revenue base; and

     - consolidating certain manufacturing and distribution operations.

              PROCEEDS FROM THE OFFERING OF THE OUTSTANDING NOTES

     GEO will not receive any cash proceeds from the Exchange Offer. GEO used the net cash proceeds from the offering of the outstanding notes (approximately $115.0 million), along with other funds, to:

     - complete the July 31, 1998 acquisition of substantially all of the assets of the TRIMET Technical Products Division of Mallinckrodt Inc. for approximately $59.7 million; and

     - refinance approximately $62.2 million of indebtedness, incurred by GEO primarily in its March 25, 1997 acquisition of the paper, construction and process chemicals business of Henkel Corporation and Henkel Canada Limited.

                           FORWARD-LOOKING STATEMENTS

     Certain of the information contained in this Prospectus, including information regarding GEO's strategy, business plans and expectations, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements included in this Prospectus, you should read the section entitled "Risk Factors."

                                  RISK FACTORS

     You should consider carefully the specific matters discussed under "Risk Factors" in addition to the other information and financial data included in this Prospectus before making an investment in the offered notes.

                            GEO'S EXECUTIVE OFFICES

     GEO's principal executive offices are located at 28601 Chagrin Boulevard, Suite 210, Cleveland, Ohio 44122 and its telephone number there is (216) 464-5564.

                         SUMMARY OF THE EXCHANGE OFFER

                               THE EXCHANGE OFFER

     Offer by GEO to exchange 10 1/8% Senior Subordinated Notes for its currently outstanding 10 1/8% Senior Subordinated Notes, in $1,000 increments. As of the date of this Prospectus, $120.0 million aggregate principal amount of notes are outstanding. The terms of the offered notes are substantially identical to the terms of the outstanding notes, except that the offered notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The offered notes will represent the same debt as the outstanding notes and will be issued under the same Indenture.

                         REGISTRATION RIGHTS AGREEMENT

     GEO sold the outstanding notes on July 31, 1998 in a private placement in reliance upon Section 4(2) of the Securities Act of 1933, and the initial purchaser immediately resold the notes in reliance upon Rule 144A under the Securities Act of 1933. In connection with the private placement, GEO entered into a registration rights agreement with the initial purchaser of the outstanding notes which requires GEO to effect the Exchange Offer. In addition, GEO is required under the registration rights agreement to:

     - file a registration statement for the Exchange Offer and the offered notes on or before March 13, 1999;

     - cause the registration statement filed for the Exchange Offer and the offered notes to be declared effective by the SEC on or before April 27, 1999; and

     - complete the Exchange Offer on or before May 27, 1999.

                             TRANSFERABILITY OF THE
                                 OFFERED NOTES

     Based on an SEC interpretation of the federal securities laws, GEO believes that you may transfer the offered notes without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, provided that:
     - you acquire the offered notes in the ordinary course of your business;

     - you are not participating in and do not intend to participate in any distribution of the offered notes;

     - you have no arrangement or understanding with any person to participate in any distribution of the offered notes; and

     - you are not an "affiliate" of GEO.

     If GEO's belief is inaccurate and you transfer any offered note without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from such requirements, you may incur liability under the Securities Act of 1933. GEO is not indemnifying you against any such liability.

     Broker-dealers receiving offered notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must acknowledge that they will deliver a prospectus in connection with any resale of the offered notes. For 60 days after the expiration of the Exchange Offer, GEO will make this Prospectus available to broker-dealers for use in such resales.

                            EFFECT OF NOT TENDERING

     Any outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the existing restrictions upon transfer. GEO will have no further obligation to provide for the registration under the federal securities laws of such notes.

                                EXPIRATION DATE

     The Exchange Offer will expire at 12:00 midnight, Eastern Standard Time, on
          , 1999, unless it is extended by GEO.

                            PROCEDURES FOR TENDERING
                               OUTSTANDING NOTES

     To accept the Exchange Offer, you must complete the Letter of Transmittal which accompanies this Prospectus (or a copy thereof) in accordance with the instructions contained therein and in this Prospectus. You should then mail or otherwise deliver the Letter of Transmittal (or a copy thereof), together with any other documents required by the Letter of Transmittal, to The Chase Manhattan Bank, the exchange agent, at one of the addresses provided in this Prospectus on page 54. IF YOU HOLD YOUR NOTES THROUGH THE DEPOSITORY TRUST COMPANY, YOU MAY ACCEPT THE EXCHANGE OFFER THROUGH THE DEPOSITORY TRUST COMPANY'S AUTOMATED TENDER OFFER PROGRAM, BY WHICH YOU WILL AGREE TO BE BOUND BY THE LETTER OF TRANSMITTAL.

     By executing or agreeing to be bound by the Letter of Transmittal, you will represent to GEO that:

     - you are acquiring the offered notes in the ordinary course of your business;

     - you are not participating in and do not intend to participate in any distribution of the offered notes;

     - you have no arrangement or understanding with any person to participate in any distribution of the offered notes;

     - you are not an "affiliate" of GEO; and

     - you are not acting on behalf of any person or entity who could not truthfully make the foregoing representations.

                               WITHDRAWAL RIGHTS

     You may withdraw tendered notes any time before the expiration of the Exchange Offer. Any notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration of the Exchange Offer.

                         INTEREST ON THE OFFERED NOTES
                           AND THE OUTSTANDING NOTES

     Interest on the offered notes will accrue from:

     - the date of the last periodic payment of interest on the outstanding notes; or

     - if no interest has yet been paid, from the date of issuance of the outstanding notes.

     No additional interest will be paid on any notes tendered and accepted for exchange.

                        CONDITIONS TO THE EXCHANGE OFFER

     GEO will not be required to complete the Exchange Offer, and may terminate or amend it, if at any time before GEO accepts any tendered notes for exchange, GEO determines that the Exchange Offer violates any applicable law, interpretation of the SEC or order of any governmental agency or court.

                        ACCEPTANCE OF TENDERED NOTES AND
                         DELIVERY OF THE OFFERED NOTES

     GEO will accept for exchange any of its outstanding notes which are validly tendered (and not validly withdrawn) before 12:00 midnight, Eastern Standard
Time, on                      , 1999. GEO will deliver the offered notes
promptly following the expiration of the Exchange Offer.

                               FEDERAL INCOME TAX
                                 CONSIDERATIONS

     The exchange of notes in the Exchange Offer should be a tax-free event for federal income tax purposes. You should, however, consult your own tax advisor as to the particular consequences to you of exchanging your notes for offered notes, including the applicability and effect of any state, local or foreign tax laws.

                                 EXCHANGE AGENT

     The Chase Manhattan Bank is serving as the exchange agent for the Exchange Offer. You should make all tenders to the exchange agent at one of the addresses listed in this Prospectus on page 54, unless you accept the Exchange Offer through the Depository Trust Company's Automated Tender Offer Program.

                          SUMMARY OF THE OFFERED NOTES

                               THE OFFERED NOTES

     $120.0 million aggregate principal amount of 10 1/8% Senior Subordinated Notes maturing on August 1, 2008.

                             INTEREST PAYMENT DATES

     Interest on the offered notes will be payable semi-annually in arrears on
February 1 and August 1 of each year, commencing on           , 1999.

                              OPTIONAL REDEMPTION

     GEO may redeem the offered notes on or after August 1, 2003, at the redemption prices set forth in this Prospectus (plus accrued and unpaid interest to the date of redemption). In addition, at any time on or before August 1, 2001, GEO may redeem up to 35% of the aggregate principal amount of the offered notes with the net cash proceeds of one or more public offerings of its equity, at a redemption price equal to 110.125% of the principal amount of the notes (plus accrued and unpaid interest to the date of redemption). However, GEO may effect such a redemption only if at least 65% of the principal amount of the offered notes originally issued remain outstanding immediately after such redemption.

                                    RANKING

     The offered notes will be unsecured senior subordinated obligations of GEO and will be subordinated in right of payment to all existing and future senior debt of GEO. The offered notes will also be effectively subordinated to all obligations of any future subsidiaries of GEO. The offered notes will rank on an equal basis with any future senior subordinated indebtedness of GEO and will rank senior in right of payment with all existing and future subordinated indebtedness of GEO. As of September 30, 1998, GEO had no senior debt outstanding (excluding the unused availability of $25.0 million under its senior credit facility).

                               CHANGE OF CONTROL
     Upon certain changes of control of GEO, each noteholder will have the right, subject to certain conditions, to require GEO to repurchase such noteholder's notes at a price equal to 101% of the principal amount of such notes (plus accrued and unpaid interest to the date of repurchase).

                               CERTAIN COVENANTS

     The Indenture that will govern the offered notes contains certain covenants that limit the ability of GEO to, among other things and subject to certain qualifications and exceptions:

     - incur additional indebtedness;

     - pay dividends;

     - make certain investments and payments;

     - complete certain asset sales;

     - incur liens;

     - merge or consolidate with any other person or entity;

     - sell or otherwise dispose of all or substantially all of its assets; or

     - enter into certain transactions with its affiliates.

     In addition, GEO will be required under certain circumstances to offer to repurchase some of the offered notes at a purchase price equal to 100% of the principal amount of the notes (plus accrued and unpaid interest to the date of repurchase) with the proceeds of certain asset sales.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The table shown on the next page includes the following summary financial data of GEO:

     - historical operating, balance sheet and other data of GEO's predecessor for the years ended December 31, 1995 and 1996;

     - historical operating, balance sheet and other data of GEO's predecessor and GEO combined for the year ended December 31, 1997;

     - historical operating, balance sheet and other data of GEO's predecessor for the period from January 1, 1997 through March 24, 1997 and of GEO for the period from March 25, 1997 through September 30, 1997;

     - historical operating, balance sheet and other data of GEO's predecessor and GEO combined for the nine month period ended September 30, 1997 and of GEO for the nine month period ended September 30, 1998; and

     - pro forma operating and other data of GEO for the nine month period ended September 30, 1998 as if the acquisition of TRIMET, the issuance of $120.0 million of notes and the refinancing of GEO's senior credit facility each occurred on January 1, 1998.

     GEO is referred to as the "Predecessor" for the period from February 8, 1993 (the date of its inception) through March 24, 1997 and as the "Successor" for the period from March 25, 1997 through September 30, 1998. This reflects the purchase of a 79% interest in GEO by Charter Oak Partners on March 25, 1997, which was accounted for as a purchase of GEO to the extent of the ownership change.

     The period-to-period comparability of the summary financial data shown below is materially affected by the five acquisitions that GEO has completed since its inception in 1993. See "GEO's Business -- History."

     The pro forma data for the nine month period ended September 30, 1998 does not represent what the results of operations of GEO would have been had the acquisition of TRIMET, the issuance of $120.0 million of notes and the refinancing of GEO's senior credit facility actually occurred on January 1, 1998. The pro forma data also does not project the results of operations of GEO for the current year or any future period.

     All of the summary financial data shown below has been derived from the financial statements of GEO and its predecessor or the unaudited pro forma condensed combined financial statements of GEO, which are included later in this Prospectus on pages 17 and F-1 through F-48.

     You should read the summary financial data presented below along with the financial statements of GEO and its predecessor and the following sections of this Prospectus: "Unaudited Pro Forma Financial Data," "Selected Historical Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operation."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                                                                             PREDECESSOR
                                             PREDECESSOR                                    AND SUCCESSOR
                           PREDECESSOR      AND SUCCESSOR                                     COMBINED       HISTORICAL
                           YEARS ENDED        COMBINED        JANUARY 1       MARCH 25       NINE MONTHS     NINE MONTHS
                          DECEMBER 31,       YEAR ENDED        THROUGH         THROUGH          ENDED           ENDED
                        -----------------   DECEMBER 31,      MARCH 24,     SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                         1995      1996         1997            1997            1997            1997            1998
                        -------   -------   -------------   -------------   -------------   -------------   -------------
                                                            (PREDECESSOR)    (SUCCESSOR)                     (SUCCESSOR)
OPERATING DATA:
Net sales.............  $21,187   $23,869     $100,836        $  9,109        $ 63,161        $ 72,270        $ 92,454
Gross profit..........    3,075     3,220       19,668             567          13,899          14,466          16,964
Operating income
  (loss)..............    1,004     1,029        7,782            (241)          6,840           6,599           7,369
Interest expense......    1,164     1,118        5,600             420           3,464           3,884           5,978
Net income (loss).....      209       (66)         813            (676)          2,415           1,739            (508)
OTHER FINANCIAL DATA:
EBITDA (2)............  $ 1,630   $ 1,846     $ 12,066        $    107        $  9,557        $  9,664        $ 12,462
Capital
  expenditures........      531       559        3,304             127           1,581           1,708           3,806
Depreciation,
  depletion and
  amortization........      792     1,022        4,697             363           2,581           2,944           4,993
Ratio of earnings to
  fixed charges (3)...     1.2x      1.0x         1.4x              --            2.0x            1.7x            1.3x
Ratio of EBITDA to
  interest expense....                                                            2.8x            2.5x            2.1x
BALANCE SHEET DATA:
Working capital.......  $  (581)  $(2,198)    $  8,781                        $  7,700        $  7,700        $ 17,898
Total assets..........   14,484    25,458       98,312                         100,835         100,835         165,287
Total debt............    6,828    16,053       62,374                          64,360          64,360         120,760
Shareholders'
  equity..............    1,443     1,377       16,390                          17,316          17,316          21,882


                          PRO FORMA
                          COMBINED
                         NINE MONTHS
                            ENDED
                        SEPTEMBER 30,
                           1998(1)
                        -------------

OPERATING DATA:
Net sales.............    $110,543
Gross profit..........      23,887
Operating income
  (loss)..............      11,353
Interest expense......       9,692
Net income (loss).....       1,056
OTHER FINANCIAL DATA:
EBITDA (2)............    $ 18,848
Capital
  expenditures........       3,806
Depreciation,
  depletion and
  amortization........       7,425
Ratio of earnings to
  fixed charges (3)...        1.2x
Ratio of EBITDA to
  interest expense....        1.9x
BALANCE SHEET DATA:
Working capital.......
Total assets..........
Total debt............
Shareholders'
  equity..............

---------------

(1) The pro forma combined nine months ended September 30, 1998 reflects the historical nine month period ended September 30, 1998 as adjusted for the same pro forma items and dollar amounts described in the Unaudited Pro Forma Financial Data below beginning at page 17.

(2) EBITDA represents income (loss) before income taxes, interest expense, depreciation, depletion, amortization and other non-recurring items. EBITDA is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. GEO's measure of EBITDA may not be comparable to those reported by other companies.

(3) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense and the portion of operating rental expense which management believes is representative of the interest component of rent expense. The deficiency in the amount of earnings as compared to fixed charges for the period January 1 through March 24, 1997 was $676.

                                  RISK FACTORS

     You should consider carefully the following factors in addition to the other information and financial data included in this Prospectus before making an investment in the offered notes.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS

     GEO's outstanding indebtedness is substantial in relation to the book value of its shareholders' equity. As of September 30, 1998, GEO had total indebtedness of $120.8 million and shareholders' equity of $21.9 million. The significant borrowings of GEO has several important consequences for both GEO and the holders of the offered notes, including that: (a) a substantial portion of GEO's cash flow from operations must be dedicated to debt service and will be unavailable for other purposes; (b) GEO's ability to obtain additional financing in the future for working capital, acquisitions, capital expenditures or to refinance the offered notes may be significantly impaired; and (c) GEO's substantial leverage may make it more vulnerable to economic downturns and limit its ability to withstand competitive pressures or to take advantage of business opportunities. See "Unaudited Pro Forma Financial Data" and "Selected Historical Financial Data."

     GEO's ability to make cash payments on the offered notes and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by business, competitive, financial, general economic and other factors, many of which are beyond GEO's control. GEO believes that its expected cash flow from operations, together with available borrowings under its senior credit facility and its other sources of liquidity, will be sufficient to fund its debt service obligations, anticipated working capital requirements, lease payments and capital expenditures. As of September 30, 1998, GEO had approximately $25.0 million available for borrowing under its senior credit facility, which is subject to compliance with the conditions contained in the credit agreement. GEO can provide no assurance, however, that GEO's business will continue to generate cash flow at or above current levels or that estimated cost savings or anticipated growth can be achieved. If GEO is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as: (a) reducing or delaying capital or research and development expenditures; (b) selling assets; (c) restructuring or refinancing its indebtedness; or (d) seeking additional equity capital. GEO can provide no assurance that any of these strategies could be effected on satisfactory terms, if at all.

     GEO's senior credit facility matures before the maturity of the offered notes. If GEO cannot refinance its senior credit facility at maturity or repay the facility with cash on hand or through asset sales, equity sales or otherwise, its ability to repay the principal and interest on the offered notes could be adversely affected. In addition, because GEO's obligations under its senior credit facility will bear interest at floating rates, an increase in interest rates could adversely affect the ability of GEO to meet its debt service obligations.

CONSEQUENCES OF THE TRIMET ACQUISITION

     To achieve the full benefits from the combination of GEO and TRIMET and capture the efficiencies and growth that management expects to result from the acquisition, GEO must integrate product lines, coordinate sales efforts and implement appropriate operational, financial and managerial systems and controls. Additionally, to achieve such benefits, GEO must integrate some of the manufacturing, engineering, administrative, finance and sales and marketing organizations of TRIMET. GEO can provide no assurance that it will be able to integrate the operations of TRIMET successfully. Business, competitive, financial, general economic and other factors, many of which are beyond the control of management, will affect the timing and ultimate success of the integration of TRIMET and the realization of any benefits from the acquisition. The diversion of management's attention from day-to-day operations to the integration of

TRIMET, as well as any other difficulties which may be encountered in the integration process, could adversely affect GEO's business, financial condition or results of operations.

     The acquisition of TRIMET has also significantly increased the sales of GEO into European markets. Although GEO has sold specialty chemicals in Europe before the acquisition of TRIMET, GEO can provide no assurance that it will be able to successfully maintain or achieve an increase in the level of overseas sales made by the TRIMET business. Any decrease in such sales could adversely affect GEO's business, financial conditions or results of operations.

     Completion of the acquisition of TRIMET will present GEO with other business challenges generally associated with acquisitions, including the management of a larger enterprise. Although GEO expects that the business operations of GEO and TRIMET will be enhanced by the acquisition, GEO can provide no assurance that unexpected difficulties will be avoided. If GEO's management is unable to manage growth effectively, the quality of GEO's products or its business, financial condition or results of operations could be adversely affected.

RISKS RELATING TO GEO'S GROWTH STRATEGY

     GEO's growth strategy includes making acquisitions, but GEO can provide no assurance that suitable acquisition candidates will continue to be available. In addition, acquisitions that GEO may make will involve risks, including the successful integration and management of acquired operations, personnel and technology. The integration of acquired businesses may also lead to the loss of key employees of the acquired companies and diversion of management attention from ongoing business concerns. GEO can provide no assurance that any additional acquisitions will be made, that it will be able to obtain the financing necessary to effect such transactions or that any acquisition made will be successful. GEO's senior credit facility and the Indenture that will govern the offered notes limit GEO's ability to make acquisitions and to incur indebtedness in connection with acquisitions.

RESTRICTIVE FINANCING COVENANTS

     GEO's senior credit facility and the Indenture that will govern the offered notes contain a number of covenants that restrict the operations of GEO and any of its future subsidiaries. In addition, GEO's senior credit facility will require GEO to comply with specified financial ratios and tests, including a minimum interest coverage ratio and a maximum leverage ratio. GEO can provide no assurance that it will be able to comply with such ratios and tests in the future. GEO's ability to comply with such ratios and tests may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach by GEO of any such covenants or requirements could result in a default under its senior credit facility that would permit the lenders to
(a) declare all outstanding amounts to be immediately due and payable and (b) terminate any commitments to make further extensions of credit. See "Description of GEO's Senior Credit Facility" and "Description of the Offered Notes."

SUBORDINATION OF THE OFFERED NOTES

     The payment of all amounts on the offered notes will be subordinated to the prior payment in full of all existing and future senior debt of GEO, including all amounts owing under its senior credit facility. In the event of a bankruptcy, liquidation or reorganization of GEO, GEO's assets will be available to pay obligations on the offered notes only after all senior debt of GEO has been paid in full. GEO can provide no assurance that, in such an event, there will be sufficient assets remaining to pay amounts due on any of the offered notes.

     The offered notes will not be secured by any of GEO's assets. The Indenture that will govern the offered notes permits GEO to incur certain secured indebtedness, including indebtedness incurred under its senior credit facility, which is secured by liens against all tangible and intangible assets of GEO. Should GEO default on its senior credit facility or other secured indebtedness or enter bankruptcy, liquidation or reorganization, these assets will be available to satisfy the secured obligations before any payment will be made on the offered notes. The offered notes will also be structurally subordinated to all indebtedness and other liabilities of any future subsidiaries of GEO. Should any of GEO's future subsidiaries default on any indebtedness or enter bankruptcy, liquidation or reorganization, the assets of any such subsidiary would be available to satisfy obligations on its indebtedness before any payment would be made on the offered notes. See "Description of the Offered Notes -- Subordination."

ABILITY TO ACHIEVE ANTICIPATED EFFICIENCIES OR REVENUE GROWTH

     The statements concerning potential efficiencies and revenue growth contained in this Prospectus are forward-looking statements that are based on estimates and assumptions made by GEO. Although GEO believes such statements to be reasonable, results are difficult to predict and such statements are therefore inherently uncertain. You should not place undue reliance upon such statements. The following important factors, among others, could cause GEO to not achieve the results contemplated in this Prospectus or otherwise cause GEO's business, financial condition or results of operations to be adversely affected in the future: (a) loss of key customers or continued or increased competitive pressures; (b) changes in customer spending levels; (c) incurrence of unanticipated costs related to the integration of TRIMET; (d) loss or retirement of key members of management; (e) increases in interest rates or GEO's cost of borrowing or a default under any material debt agreement; (f) unavailability of funds for capital expenditures or research and development; (g) changes in governmental, environmental or other regulations; or (h) changes in general economic conditions.

CHANGE OF CONTROL

     The occurrence of certain events that would constitute a "change of control" of GEO under its senior credit facility or the Indenture that will govern the offered notes may result in a default or require repayment of indebtedness under these agreements. In addition, GEO's senior credit facility prohibits the repayment of the offered notes by GEO upon such a change of control, unless and until GEO's credit facility is repaid in full. GEO's failure to make such repayments upon a change of control would result in a default under both its senior credit facility and the Indenture. GEO can provide no assurance that, in the event of a change of control, it would have sufficient assets to satisfy all of its obligations under its senior credit facility or the Indenture. Future indebtedness of GEO may also contain restrictions or repayment requirements upon certain changes of control of GEO. See "Description of the Offered Notes -- Change of Control."

FLUCTUATIONS IN COST AND SUPPLY OF RAW MATERIALS

     GEO uses a variety of specialty and commodity chemicals as raw materials in its manufacturing processes. These raw materials are generally available from several suppliers and are purchased under agreements negotiated annually with two or more vendors per raw material. However, certain of these raw materials could become subject to significant movements in price. Although it has historically passed on price increases to its customers within 90 to 120 days, GEO can provide no assurance that it will be able to do so in the future.

TECHNOLOGICAL CHANGE

     The market for GEO's products and services is characterized by changing technology and continuing process development. GEO's future success will be influenced by its ability to (a) maintain and enhance its technological capabilities, (b) develop and market products and applications that meet changing customer needs, and (c) anticipate or respond to technological changes on a cost-effective and timely basis. GEO can provide no assurance that it will effectively respond to technological changes in its market segments.

POTENTIAL RISK OF PRODUCT LIABILITY

     Because many of GEO's products provide critical performance attributes to its customers' products, the sale by GEO of such products includes the potential risk of product liability claims. A successful product liability claim, or series of claims, against GEO in excess of its insurance coverage could adversely affect GEO's business, financial condition or results of operations.

COMPETITION

     GEO competes with a variety of specialty chemical manufacturers. Certain of GEO's principal competitors are less highly leveraged and have greater financial resources than GEO. Accordingly, these competitors may be better able to withstand volatility within the industry or the economy as a whole while maintaining significantly greater operating and financial flexibility than GEO. In addition, a number of GEO's product applications are customized or sold into specialized markets. GEO can provide no assurance that these specialized markets will not attract additional competitors with greater financial, technological or manufacturing resources than GEO.

DEPENDENCE ON KEY PERSONNEL

     The success of GEO's business is dependent upon the continued services of George P. Ahearn, its President and Chief Executive Officer, William P. Eckman, its Executive Vice President and Chief Financial Officer, and other key officers and employees. The loss of Messrs. Ahearn or Eckman or such other key personnel due to death, disability or termination of employment could adversely affect GEO's business, financial condition or results of operations.

CONTROLLING SHAREHOLDERS

     Approximately 78.7% of the capital stock of GEO is owned by Charter Oak Partners and its affiliate, Charter Oak Capital Partners. As a result, Charter Oak Partners is able to direct the election of the members of GEO's Board of Directors and the management and policies of GEO. In addition, approximately 20.72% of the capital stock of GEO is owned by George P. Ahearn and William P. Eckman, either directly or through GEO Chemicals, Ltd., an Ohio limited liability company the sole members of which are Messrs. Ahearn and Eckman. The interests of Charter Oak Partners and Messrs. Ahearn and Eckman may differ from the interests of the holders of the offered notes. See "Shareholders."

ENVIRONMENTAL MATTERS

     GEO is subject to extensive federal, state and local laws relating to, among other things, (a) the discharge of materials into the environment, (b) the handling and disposal of solid and hazardous wastes, (c) the remediation of contamination and protection of the environment, and (d) employee health and safety. Accordingly, GEO's operations and the environmental condition of its real property could give rise to liabilities under applicable environmental laws. GEO can provide no assurance that material costs will not be incurred by it in connection with these laws or that its current and former real properties will not require environmental remediation in the future. Although GEO believes that any costs relating to such remediation not covered by indemnification or insurance would be immaterial, it can provide no assurance to such effect. Environmental laws are constantly changing and if they become more stringent in the future, GEO's cost of compliance could increase. If GEO cannot pass on future costs to its customers, any increases could adversely affect GEO's business, financial condition or results of operations. See "GEO's Business -- Environmental Matters."

GOVERNMENTAL REGULATION AND PERMITS

     GEO is subject to extensive federal, state and local laws relating to its manufacturing operations and employee health and safety. GEO is required to obtain certain permits for the operation of its business, and such permits are subject to renewal, modification and, in certain circumstances, revocation by governmental agencies. The loss of such permits could adversely affect GEO's business, financial condition or results of operations. GEO expects to incur ongoing capital, operating and administrative expenses to maintain compliance with its permits and with applicable laws. GEO cannot predict the laws that may be enacted in the future or how existing or future laws will be administered or interpreted. GEO could, in the future, incur increased costs in connection with the enactment of new laws or the more vigorous enforcement or stricter interpretation of existing laws. GEO can provide no assurance that any such costs would be immaterial.

"YEAR 2000" COMPLIANCE AND CONVERSION OF TRIMET TO GEO'S INFORMATION SYSTEMS

     In May 1997, GEO initiated a program to upgrade its information technology systems. The major components of this program include enterprise level integrated applications software, communications software and wide area network and server computers. These components were acquired from leading vendors, including Digital Equipment Corporation, Oracle Corporation, International Business Machines Corporation, Ross Systems, Inc. and MCI Communications Corporation. Each purchased component was represented as being "Year 2000" compliant. GEO has also instituted procedures to centralize and standardize the purchase of personal computers, laptop computers and peripheral equipment to, among other things, ensure compatibility and security within the context of GEO's base information systems. GEO currently plans to complete the information technology systems upgrade by the middle of 1999. Although GEO believes that the technology upgrade will be effected efficiently and according to its schedule, it can provide no assurance that the process will occur without unexpected difficulty, delay or expense.

     The "Year 2000" issue refers to computer programs being written using two digits rather than four to define an applicable year. Any hardware, date-driven automated equipment or computer software that has a two-digit field to define the year may recognize a date using "00" as the year 1900 rather than the year 2000. This faulty recognition could result in a system failure, disruption of operations or inaccurate information or calculations. Although GEO believes that its recently-acquired information systems are "Year 2000" compliant, it can provide no assurance that difficulties will not arise with respect to any of these systems or any other systems that GEO is utilizing at the year 2000. In addition, GEO could face disruption of its operations or difficulties in serving its customers if GEO's vendors or customers experience "Year 2000" compliance problems. As part of its "Year 2000" compliance efforts, GEO routinely participates in various survey requests from customers, vendors and bankers. GEO also continuously interviews and surveys its vendors and suppliers.

ABSENCE OF PUBLIC MARKET FOR THE OFFERED NOTES

     There has been no public market for the outstanding notes before the Exchange Offer. There is currently no established market for the offered notes, and GEO does not intend to apply for a listing of the offered notes on any securities exchange or automated dealer quotation system. GEO can provide no assurance as to the liquidity of any market that may develop for the offered notes, the ability of any holder of the offered notes to sell any of the notes or the prices at which such notes could be sold. If any market for the offered notes were to exist, the offered notes could trade at prices lower than their initial market value, depending upon many factors, including prevailing interest rates. The liquidity of, and trading market for, the offered notes could also be adversely affected by general declines in the market for similar securities. Such a decline could adversely affect the liquidity of, and trading market for, the offered notes independent of the financial performance and business prospects of GEO.

FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus, including statements containing the words "believes," "anticipates," "intends," "expect," "should," "may," "will," "continue" and "estimate," and similar words, constitute "forward-looking statements" under the federal securities laws. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of GEO or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from GEO's expectations are disclosed in this section ("Risk Factors") and elsewhere in this Prospectus, including in conjunction with the forward-looking statements. Given these uncertainties, you should not place undue reliance upon such forward-looking statements.

              PROCEEDS FROM THE OFFERING OF THE OUTSTANDING NOTES

     GEO will not receive any cash proceeds from the Exchange Offer. GEO is effecting the Exchange Offer to comply with its obligations under the registration rights agreement entered into with the initial purchaser of the outstanding notes. GEO used the net cash proceeds from the July 31, 1998 offering of the outstanding notes (approximately $115.0 million), along with other funds, to:

     - complete the July 31, 1998 acquisition of substantially all of the assets of the TRIMET Technical Products Division of Mallinckrodt Inc. for approximately $59.7 million; and

     - refinance approximately $62.2 million of indebtedness, incurred by GEO primarily in its March 25, 1997 acquisition of the paper, construction and process chemicals business of Henkel Corporation and Henkel Canada Limited.

     The credit facility refinanced by GEO consisted of Tranche A and Tranche B loans and a revolving line of credit. The Tranche A loan was set to mature in September 2002 and bore interest, at GEO's option, at either (a) 1.5% above the higher of an adjusted certificate of deposit rate plus 0.5% or the prime lending rate of Bankers Trust Company or (b) 2.75% above an adjusted Eurodollar rate. The Tranche B loan was set to mature upon payment in full and bore interest, at GEO's option, at either (a) 2% above the higher of an adjusted certificate of deposit rate plus 0.5% or the prime lending rate of Bankers Trust Company or (b) 3.25% above an adjusted Eurodollar rate. The revolving line of credit was set to expire in September 2002 and bore interest according to the same formula as the Tranche A loan. As of July 31, 1998, the interest rate on the Tranche A loan was 8.625%, the interest rate on the Tranche B loan was 9.125%, and the interest rate on amounts outstanding under the revolving line of credit ranged from 8.4375% to 8.75%.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 1997 and the nine months ended September 30, 1998 illustrate the effects of the following transactions as if each had occurred on January 1, 1997:

     - the acquisition of the paper, construction and process additive chemicals business of Henkel Corporation and Henkel Canada Limited;

     - the acquisition by Charter Oak Partners of a 79% interest in GEO (which was accounted for as a purchase of GEO to the extent of the ownership change);

     - the acquisition of substantially all of the assets of the TRIMET Technical Products Division of Mallinckrodt Inc.; and

     - the issuance of the outstanding notes and the related refinancing of GEO's senior debt.

     The Henkel and TRIMET acquisitions were accounted for as purchases, with the assets acquired and the liabilities assumed being recorded at estimated fair market value.

     The unaudited pro forma condensed combined statements of operations are not necessarily indicative of the results that would have occurred if the Henkel and TRIMET acquisitions actually occurred on January 1, 1997 or that will occur in the current year or any future period.

     The unaudited pro forma condensed combined statements of operations should be read in conjunction with the historical financial statements of GEO, TRIMET and the paper, construction and process additive chemicals business of Henkel Corporation and Henkel Canada Limited, which are included later in this Prospectus beginning at page F-1.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                 GEO             TRIMET            HENKEL
                              HISTORICAL       HISTORICAL        HISTORICAL
                             JAN. 1, 1997     JAN. 1, 1997      JAN. 1, 1997
                               THROUGH           THROUGH           THROUGH         PRO FORMA    PRO FORMA
                           DEC. 31, 1997(1)   DEC. 31, 1997   MARCH 24, 1997(2)   ADJUSTMENTS   COMBINED
                           ----------------   -------------   -----------------   -----------   ---------
Net sales................      $100,836          $28,519           $17,991         $      0     $147,346
Cost of sales............        81,168           19,278            16,861                0      117,307
                               --------          -------           -------         --------     --------
Gross profit.............        19,668            9,241             1,130                0       30,039
                                                                                      2,286(3)
                                                                                       (880)(4)
Selling, general and                                                                   (307)(5)
  administrative
    expenses.............        11,886            3,419             2,222               34(6)    18,660
                               --------          -------           -------         --------     --------
Income (loss) from
  operations.............         7,782            5,822            (1,092)          (1,133)      11,379
Other income (expense)
  Interest expense.......        (5,600)               0                 0           (7,432)(7)  (13,032)
  Other..................           135             (160)                0                0          (25)
                               --------          -------           -------         --------     --------
    Total other income
       (expense).........        (5,465)            (160)                0           (7,432)     (13,057)
                               --------          -------           -------         --------     --------
Income (loss) before
  taxes and extraordinary
  item...................         2,317            5,662            (1,092)          (8,565)      (1,678)
Provision for income
  taxes..................           999            2,299                 0           (3,952)(8)     (654)
                               --------          -------           -------         --------     --------
Income (loss) before
  extraordinary loss.....         1,318            3,363            (1,092)          (4,613)      (1,024)
Extraordinary loss on
  early extinguishment of
  debt, net..............          (505)               0                 0              505(9)         0
                               --------          -------           -------         --------     --------
Net income (loss)........      $    813          $ 3,363           $(1,092)        $ (4,108)    $ (1,024)
                               ========          =======           =======         ========     ========

---------------

(1) The historical statements of GEO include the Successor and the Predecessor combined. See "Selected Historical Financial Data."

(2) GEO acquired the paper, construction and process additive chemicals business of Henkel Corporation and Henkel Canada Limited on March 25, 1997.

(3) Reflects depreciation and amortization for assets created as a result of the TRIMET and Henkel acquisitions and the purchase of a 79% interest in GEO by Charter Oak Partners.

(4) Reflects the reduction of corporate cost transfers from Mallinckrodt Inc. to TRIMET for allocated research and development expenses, strategic planning, internal audit services, aviation, information systems, finance services, communications, science and technology, site services and other general corporate overhead. After being acquired by GEO, TRIMET is no longer allocated these costs.

(5) Reflects the reduction of selling, general and administrative expense related to environmental remediation costs incurred by TRIMET. Mallinckrodt Inc. is required to indemnify GEO for remediation costs with respect to the TRIMET property which arise out of acts that occurred prior to the closing.

(6) Reflects additional bank fees related to the issuance of the outstanding notes and GEO's senior credit facility.

(7) Reflects interest expense related to the issuance of the outstanding notes and GEO's senior credit facility and reflects interest expense on debt retired from the issuance of the outstanding notes.

(8) Reflects the tax effect of the pro forma adjustments as well as the effect of the combined companies effective tax rate.

(9) Reflects the elimination of the extraordinary loss on early extinguishment of debt, net of tax.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                             (DOLLARS IN THOUSANDS)

                                              GEO               TRIMET
                                           HISTORICAL         HISTORICAL
                                          JAN. 1, 1998       JAN. 1, 1998
                                            THROUGH            THROUGH          PRO FORMA     PRO FORMA
                                         SEPT. 30, 1998    JULY 31, 1998(1)    ADJUSTMENTS    COMBINED
                                         --------------    ----------------    -----------    ---------
Net sales..............................     $92,454            $ 18,089         $      0      $110,543
Cost of sales..........................      75,490              11,166                0        86,656
                                            -------            --------         --------      --------
Gross profit...........................      16,964               6,923                0        23,887
                                                                                   1,832(2)
                                                                                    (442)(3)
Selling, general and administrative
  expenses.............................       9,595               2,482             (933)(4)    12,534
                                            -------            --------         --------      --------
Income from operations.................       7,369               4,441             (457)       11,353
Other income (expense)
  Interest expense.....................      (5,978)                  0           (3,714)(5)    (9,692)
  Other................................         100                 (30)               0            70
                                            -------            --------         --------      --------
    Total other income (expense).......      (5,878)                (30)          (3,714)       (9,622)
                                            -------            --------         --------      --------
Income before taxes and extraordinary
  item.................................       1,491               4,411           (4,171)        1,731
Provision for income taxes.............         502               1,791           (1,618)(6)       675
                                            -------            --------         --------      --------
Income before extraordinary loss.......         989               2,620           (2,553)        1,056
Extraordinary loss on early
  extinguishment of debt, net..........      (1,497)                  0            1,497(7)          0
                                            -------            --------         --------      --------
Net income (loss)......................     $  (508)           $  2,620         $ (1,056)     $  1,056
                                            =======            ========         ========      ========

---------------

(1) GEO acquired the TRIMET Technical Products Division of Mallinckrodt Inc. on July 31, 1998.

(2) Reflects depreciation and amortization for assets created as a result of the TRIMET acquisition.

(3) Reflects the reduction of corporate cost transfers from Mallinckrodt Inc. to TRIMET for allocated research and development expenses, strategic planning, internal audit services, aviation, information systems, finance services, communications, science and technology, site services and other general corporate overhead. After being acquired by GEO, TRIMET is no longer allocated these costs.

(4) Reflects the reduction of selling, general and administrative expense related to environmental remediation costs incurred by TRIMET. Mallinckrodt Inc. is required to indemnify GEO for remediation costs with respect to the TRIMET property which arise out of acts that occurred prior to the closing.

(5) Reflects interest expense related to the issuance of the outstanding notes and GEO's senior credit facility and reflects interest expense on debt retired from the issuance of the outstanding notes.

(6) Reflects the tax effect of the pro forma adjustments as well as the effect of the combined companies effective tax rate.

(7) Reflects the elimination of the extraordinary loss on early extinguishment of debt, net of tax.

                       SELECTED HISTORICAL FINANCIAL DATA

     The table shown on the next page includes the following summary financial data of GEO:

     - historical operating and other data of GEO's predecessor for the period from February 8, 1993 (the date of its inception) through December 31, 1993 and for the year ended December 31, 1994;

     - historical operating and other data of GEO's predecessor for the years ended December 31, 1995 and 1996;

     - historical operating and other data of GEO's predecessor for the period from January 1, 1997 through March 24, 1997 and of GEO for the period from March 25, 1997 through December 31, 1997;

     - historical operating and other data of GEO's predecessor and GEO combined for the year ended December 31, 1997;

     - historical operating and other data of GEO's predecessor and GEO combined for the nine month period ended September 30, 1997 and of GEO for the period from March 25, 1997 through September 30, 1997 and for the nine month period ended September 30, 1998; and

     - balance sheet data as of December 31, 1993, 1994, 1995, 1996 and 1997 and September 30, 1998.

     GEO is referred to as the "Predecessor" for the period from February 8, 1993 (the date of its inception) through March 24, 1997 and as the "Successor" for the period from March 25, 1997 through September 30, 1998. This reflects the purchase of a 79% interest in GEO by Charter Oak Partners on March 25, 1997, which was accounted for as a purchase of GEO to the extent of the ownership change.

     The period-to-period comparability of the summary financial data shown below is materially affected by the five acquisitions that GEO has completed since its inception in 1993. See "GEO's Business -- History."

     All of the summary financial data shown below has been derived from the financial statements of GEO and its predecessor, which are included later in this Prospectus beginning at page F-1 (other than those financial statements relating to the first bullet point above).

     You should read the summary financial data presented below along with the financial statements of GEO and its predecessor and "Management's Discussion and Analysis of Financial Condition and Results of Operation."

                       SELECTED HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                            PREDECESSOR                                     PREDECESSOR               PREDECESSOR
                       ------------------------------------------------------                   AND                       AND
                                                                                             SUCCESSOR                 SUCCESSOR
                         FEB. 8                                                 SUCCESSOR    COMBINED     SUCCESSOR    COMBINED
                        (DATE OF                                                ---------   -----------   ---------   -----------
                       INCEPTION)                                  JANUARY 1    MARCH 25       YEAR       MARCH 25     NINE MOS.
                        THROUGH        YEARS ENDED DEC. 31,         THROUGH      THROUGH       ENDED       THROUGH       ENDED
                        DEC. 31,    ---------------------------    MARCH 24,    DEC. 31,     DEC. 31,     SEPT. 30,    SEPT. 30,
                          1993       1994      1995      1996        1997         1997         1997         1997         1997
                       ----------   -------   -------   -------   -----------   ---------   -----------   ---------   -----------
OPERATING DATA:
Net sales............   $11,366     $14,852   $21,187   $23,869    $  9,109     $ 91,727     $100,836     $ 63,161     $ 72,270
Cost of sales........     9,871      12,429    18,112    20,649       8,542       72,626       81,168       49,262       57,804
                        -------     -------   -------   -------    --------     --------     --------     --------     --------
Gross profit.........     1,495       2,423     3,075     3,220         567       19,101       19,668       13,899       14,466
Selling, general and
  administrative
  expenses...........     1,235       1,842     2,071     2,191         808       11,078       11,886        7,059        7,867
                        -------     -------   -------   -------    --------     --------     --------     --------     --------
Income (loss) from
  operations.........       260         581     1,004     1,029        (241)       8,023        7,782        6,840        6,599
Other income
  (expense):
Interest expense.....      (550)       (852)   (1,164)   (1,118)       (420)      (5,180)      (5,600)      (3,464)      (3,884)
Other................        50         (12)      369       136         (15)         150          135          136          121
                        -------     -------   -------   -------    --------     --------     --------     --------     --------
                           (500)       (864)     (795)     (982)       (435)      (5,030)      (5,465)      (3,328)      (3,763)
Income (loss) before
  taxes and
  extraordinary
  loss...............      (240)       (283)      209        47        (676)       2,993        2,317        3,512        2,836
Provision for income
  taxes..............        --          --        --        --          --          999          999          592          592
                        -------     -------   -------   -------    --------     --------     --------     --------     --------
Income (loss) before
  extraordinary
  loss...............      (240)       (283)      209        47        (676)       1,994        1,318        2,920        2,244
Extraordinary loss on
  early
  extinguishment of
  debt, net..........        --          --        --      (113)         --         (505)        (505)        (505)        (505)
                        -------     -------   -------   -------    --------     --------     --------     --------     --------
Net income (loss)....   $  (240)    $  (283)  $   209   $   (66)   $   (676)    $  1,489     $    813     $  2,415     $  1,739
                        =======     =======   =======   =======    ========     ========     ========     ========     ========
OTHER FINANCIAL DATA:
EBITDA(1)............   $   637     $ 1,032   $ 1,630   $ 1,846    $    107     $ 11,959     $ 12,066     $  9,557     $  9,664
Capital
  expenditures.......       206         756       531       559         127        3,177        3,304        1,581        1,708
Depreciation,
  depletion and
  amortization.......       542         732       792     1,022         363        4,334        4,697        2,581        2,944
Ratio of earnings to
  fixed charges(2)...        --          --      1.2x      1.0x          --         1.6x         1.4x         2.0x         1.7x


                       SUCCESSOR
                       ---------

                         NINE
                         MOS.
                         ENDED
                       SEPT. 30,
                         1998
                       ---------
OPERATING DATA:
Net sales............  $ 92,454
Cost of sales........    75,490
                       --------
Gross profit.........    16,964
Selling, general and
  administrative
  expenses...........     9,595
                       --------
Income (loss) from
  operations.........     7,369
Other income
  (expense):
Interest expense.....    (5,978)
Other................       100
                       --------
                         (5,878)
Income (loss) before
  taxes and
  extraordinary
  loss...............     1,491
Provision for income
  taxes..............       502
                       --------
Income (loss) before
  extraordinary
  loss...............       989
Extraordinary loss on
  early
  extinguishment of
  debt, net..........    (1,497)
                       --------
Net income (loss)....  $   (508)
                       ========
OTHER FINANCIAL DATA:
EBITDA(1)............  $ 12,462
Capital
  expenditures.......     3,806
Depreciation,
  depletion and
  amortization.......     4,993
Ratio of earnings to
  fixed charges(2)...      1.3x

                                                           PREDECESSOR
                                              -------------------------------------        SUCCESSOR
                                                         AS OF DEC. 31,               --------------------
                                                        -----------------             DEC. 31,   SEPT. 30,
                                               1993      1994      1995      1996       1997       1998
                                              -------   -------   -------   -------   --------   ---------
BALANCE SHEET DATA:
Cash and cash equivalents...................  $    --   $    --   $    --   $    --   $    696   $  1,222
Total assets................................    5,826    11,968    14,484    25,458     98,312    165,287
Total debt, excluding current portion.......    2,362     4,507     5,801    13,456     58,814    120,000
Shareholders' equity........................      767     1,234     1,443     1,377     16,390     21,882

---------------

(1) EBITDA represents income (loss) before income taxes, interest expense, depreciation, depletion, amortization and other non-recurring items. EBITDA is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. GEO's measure of EBITDA may not be comparable to those reported by other companies.

(2) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense and the portion of operating rental expense which management believes is representative of the interest component of rent expense. The deficiency in the amount of earnings compared to fixed charges was $240 for the period ended December 31, 1993; $283 for the period ended December 31, 1994; and $676 for the period ended March 24, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion along with the financial statements of GEO which appear later in this Prospectus beginning at Page F-1.

SALES AND COST OF SALES

     GEO's fiscal 1997 net sales were generated by a mix of sales to various industries, including: (a) pulp and paper processing (42%); (b) construction-related applications (14%); (c) water treatment (13%); (d) oil and gas production (6%); and (e) miscellaneous (25%), which includes sales pursuant to GEO's reciprocal supply agreement with Henkel Corporation (10%). Generally, the demand for the type of products supplied by GEO exceeds the basic growth rate for the industries it supplies due to the increasing use of specialty chemicals. In several applications, such as papermaking and water treatment, tighter environmental restrictions have prompted greater use of the types of products supplied by GEO.

     GEO's cost of sales is primarily comprised of: (a) the cost of raw materials (70%); (b) depreciation (5%); and (c) normal operating expenses (25%), which include personnel costs, ongoing maintenance materials and services, utilities, operating supplies, property and casualty insurance, property taxes and leasing expenses. The raw materials required to produce GEO's products are generally available from several suppliers and are typically purchased under agreements negotiated annually with two or more vendors per raw material. The raw materials which comprise a majority of these purchases include sulfuric acid, naphthalene, formaldehyde, paraffin oils, glycols, aluminum/aluminas and fatty acids. Additionally, GEO has an agreement with Henkel Corporation to purchase various products previously purchased by the business units acquired by GEO from Henkel plants excluded from the acquisition. Purchases under the supply agreement, depending upon the particular product, are made at market prices or at prices tied to standard costs as of December 1996. The duration of the supply agreement, depending upon the classification of the product, is three or five years. Purchases under this agreement were approximately 10% of GEO's total raw material costs in fiscal 1997.

     GEO's selling, general and administrative expenses include all operating costs unrelated to plant operations. Approximately 50% of these expenses are incurred by the pulp and paper chemicals business, which includes approximately 40 sales, marketing and technical support employees. These expenses also include typical expenses such as office rent, general management, finance and accounting, information systems, human resources, legal, purchasing, certain types of corporate liability insurance and amortization of deferred charges.

RESULTS OF OPERATIONS

     The following table shows certain income statement data for GEO expressed in millions of dollars and as a percentage of net sales.

                                                                         NINE MONTHS     NINE MONTHS
                                                                            ENDED           ENDED
                                                                        SEPTEMBER 30,   SEPTEMBER 30,
                           1995            1996             1997            1997            1998
                       -------------   -------------   --------------   -------------   -------------
                         $       %       $       %       $        %       $       %       $       %
                       -----   -----   -----   -----   ------   -----   -----   -----   -----   -----
Net Sales............  $21.2   100.0%  $23.9   100.0%  $100.8   100.0%  $72.3   100.0%  $92.5   100.0%
Cost of Sales........   18.1    85.4    20.7    86.6     81.1    80.5    57.8    79.9    75.5    81.6
Gross Profit.........    3.1    14.6     3.2    13.4     19.7    19.5    14.5    20.1    17.0    18.4
SG&A Expenses........    2.1     9.9     2.2     9.2     11.9    11.8     7.9    10.9     9.6    10.4
EBITDA...............    1.6     7.5     1.8     7.5     12.1    12.0     9.7    13.4    12.5    13.5

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

     Net Sales. Net sales for the nine months ended September 30, 1998 were $92.5 million, representing a $20.2 million or 27.9% increase compared with net sales of $72.3 million during the comparable period in 1997. The increase in net sales was primarily attributable to the impact of two separate acquisitions. In March 1997, GEO acquired two business units from Henkel Corporation and Henkel Canada Limited which manufacture specialty chemicals sold to the paper industry and additive chemicals sold to the construction, oilfield and ceramic industries. In July 1998, GEO acquired the TRIMET Technical Products Division of Mallinckrodt Inc. which produces additives used in the coatings and resins industries. Excluding the impact of these acquisitions, GEO's Aluminum Products group experienced a $1.1 million increase in net sales due to both volume and price increases. Offsetting this increase was a $1.8 million decline in net sales due in part to lower pricing at GEO's Process Chemicals unit and a $2.2 million decline in sales to the paper industry due largely to the discontinuance of certain products acquired from Henkel.

     Cost of Sales. The cost of sales for the nine months ended September 30, 1998 was $75.5 million, or 81.6% of net sales, representing a $17.7 million or a 30.6% increase compared to the nine months ended September 30, 1997, when the cost of sales was $57.8 million or 79.9% of net sales. The increase in cost of sales was driven primarily by increased net sales resulting from the previously mentioned acquisitions. Additionally, several other factors influenced the increase in cost of sales, particularly as a percent of net sales, including higher depreciation expenses caused by a write-up of fixed assets, a less favorable sales mix and relatively higher freight expenses.

     Gross Profit. Gross profit for the nine months ended September 30, 1998 was $17.0 million, or 18.4% of net sales, representing a $2.5 million or 17.2% increase compared with a gross profit of $14.5 million, or 20.1% of net sales, during the comparable period in 1997. The increase in gross profit was primarily attributable to the previously mentioned acquisitions. The decline in gross margin as a percent of net sales reflects the effect of: (a) price pressures in the construction market, (b) relatively higher freight expenses, (c) increased depreciation due to the write-up of certain fixed assets, and (d) a change in the sales mix resulting from increased sales of aluminum products.

     Selling, General and Administrative Expenses. SG&A expenses for the nine months ended September 30, 1998 were $9.6 million, or 10.4% of net sales, representing a $1.7 million or 22% increase compared to the nine months ended September 30, 1997. The increase in SG&A expenses was attributable to the previously mentioned acquisitions. The decline as a percent of net sales reflects the impact of limiting general and administrative expense increases while adding net sales via acquisitions.

     EBITDA. EBITDA for the nine months ended September 30, 1998 was $12.5 million, or 13.5% of net sales, representing a $2.8 million or 28.9% increase compared to an EBITDA of $9.7, or 13.4% of net sales, during the comparable period in 1997. The increase in EBITDA was primarily attributable to the previously mentioned acquisitions.

FISCAL 1997 COMPARED TO FISCAL 1996

     Net Sales. Net sales for fiscal 1997 were $100.8 million, representing a $76.9 million or 321.8% increase over fiscal 1996. The Henkel acquisition contributed $61.0 million of the increase. Excluding the Henkel acquisition, net sales were $39.8 million, representing a $15.9 million or 66.5% increase over fiscal 1996. This increase in net sales was primarily attributable to the Cytec acquisition which was completed in December 1996.

     Cost of Sales. Cost of sales were $81.1 million, representing a $60.4 million or 291.8% increase over fiscal 1996. As a percentage of net sales, cost of sales decreased from 86.6% in fiscal 1996 to 80.5% in fiscal 1997. Excluding the Henkel acquisition, cost of sales for fiscal 1997 was $36.5 million, representing a $15.8 million or 76.3% increase over fiscal 1996. As a percentage of net sales, cost of sales increased to 91.7% in fiscal 1997 from 86.6% in fiscal 1996. The Cytec acquisition accounted for essentially all of the increase in cost of sales and caused cost of sales as percent of net sales to increase due to the product mix associated with the Cytec acquisition.

     Gross Profit. Gross profit for fiscal 1997 was $19.7 million, representing a $16.5 million or 515.6% increase compared to fiscal 1996. As a percentage of net sales, gross profit improved from 13.4% in fiscal 1996 to 19.5% in fiscal 1997. Excluding the Henkel acquisition, gross profit for fiscal 1997 was $3.3 million, representing a $0.1 million or 3.1% increase over fiscal 1996. As a percentage of net sales, gross profit margin decreased to 8.3% in fiscal 1997 from 13.4% in fiscal 1996. This decrease was related to the product mix associated with the Cytec acquisition.

     Selling, General and Administrative Expenses. SG&A expenses for fiscal 1997 were $11.9 million, representing a $9.7 million or a 440.9% increase from fiscal 1996. As a percentage of net sales, SG&A expenses increased to 11.8% in fiscal 1997 from 9.2% in fiscal 1996. This increase was primarily related to increased sales commissions, sales discounts and freight allowances associated with the Henkel acquisition. Excluding the Henkel acquisition, SG&A expenses were $2.6 million, representing a $0.4 million or 18.2% increase from fiscal 1996. As a percentage of net sales, SG&A expense decreased to 6.5% in fiscal 1997 from 9.2% in fiscal 1996 due to the Cytec acquisition which added relatively low operating expenses.

     EBITDA. EBITDA for fiscal 1997 was $12.1 million, representing a $10.3 million or 572.2% increase compared to fiscal 1996. As a percentage of net sales, EBITDA increased to 12.0% in fiscal 1997 from 7.5% in fiscal 1996. Excluding the Henkel acquisition, EBITDA was $2.8 million, representing a $1.0 million or 55.6% increase over fiscal 1996. As a percentage of net sales, EBITDA decreased to 7.0% in fiscal 1997 from 7.5% in fiscal 1996. The percentage of sales decrease resulted from the lower margin mix of sales and the overall magnitude of sales associated with the Cytec acquisition. The Cytec acquisition approximately doubled GEO's annual sales with a portfolio of relatively lower margin products.

FISCAL 1996 COMPARED TO FISCAL 1995

     Net Sales. Net sales in fiscal 1996 were $23.9 million, representing a $2.7 million or 12.7% increase compared to fiscal 1995. The Cytec acquisition in December 1996 accounted for $1.1 million of the increase. The remaining increase was due to a $1.2 million increase in sales of aluminum compounds, especially dry alum, and a $0.4 million increase in merchant clay net sales due essentially to GEO's change from being a toller of merchant clay to a regular supplier.

     Cost of Sales. Cost of sales in fiscal 1996 were $20.7 million, representing a $2.6 million or 14.4% increase compared to fiscal 1995. As a percentage of net sales, cost of sales increased slightly in fiscal 1996 to 86.6% from 85.4% in fiscal 1995. The Cytec acquisition in December accounted for $1.0 million of the increase. GEO's change from being a toller of merchant clay to a regular supplier added $0.4 million to cost of sales since GEO had to purchase raw materials that were previously supplied by its customers. The remaining increase of $1.2 million was due to higher sulfuric acid costs and the requirement to source alumina from third parties for producing aluminum sulfate.

     Gross Profit. Gross profit was $3.2 million, representing a $0.1 million or 3.2% increase compared to fiscal 1995. As a percentage of net sales, gross profit margin decreased from 14.6% in fiscal 1995 to 13.4% in fiscal 1996. The decrease was due to relatively larger increases in raw material costs compared to selling prices during fiscal 1996.

     Selling, General and Administrative Expenses. SG&A expenses in 1996 were $2.2 million, representing a $0.1 million or 4.8% increase compared to fiscal 1995. Most of the increase was related to changes in the General Manager position. As a percentage of net sales, SG&A expenses decreased to 9.2% in fiscal 1996 from 9.9% in fiscal 1995, as SG&A expenses were held essentially flat as sales increased due to the pass through of higher raw material costs and the Cytec acquisition.

     EBITDA. EBITDA for fiscal 1996 was $1.8 million, representing a $0.2 million or 12.5% increase compared to fiscal 1995. As a percentage of net sales, EBITDA remained the same. The Cytec acquisition accounted for a majority of the increase.

LIQUIDITY AND CAPITAL RESOURCES

     GEO's primary cash needs are working capital, capital expenditures and debt service. GEO has financed, and intends to continue to finance, these needs from internally generated cash flow, in addition to periodic draws on its senior credit facility. Net cash provided from operations for the periods ended September 30, 1997 and 1998 was essentially the same at $4.2 million. Capital expenditures were $1.7 million for the nine months ended September 30, 1997 and $3.8 million for the nine months ended September 30, 1998. GEO currently has no material commitments for capital expenditures.

     In connection with the TRIMET acquisition, GEO refinanced its existing senior debt by issuing $120.0 million of 10 1/8% Senior Subordinated Notes and amending its credit facility to include $25.0 million of available borrowings under a new revolving senior credit facility. The new $25.0 million senior credit facility has a five year duration and no interim amortization requirements. As of September 30, 1998, GEO had $25.0 million available for borrowing under the senior credit facility. Borrowings under the senior credit facility bear interest, at GEO's option, at:

        - 1.25% above the higher of (a) an adjusted certificate of deposit rate plus 0.5% or (b) the prime lending rate of Bankers Trust Company; or

        - an adjusted Eurodollar rate plus 2.25%.

     As of September 30, 1998, GEO's interest rate under the senior credit facility would have equaled 9.5%. The senior credit facility contains customary covenants which include the maintenance of certain financial ratios. For a more complete description of the senior credit facility, see "Description of GEO's Senior Credit Facility" below.

     GEO believes that cash generated from operations, together with amounts available under its senior credit facility, will be adequate to meet its debt service requirements, capital expenditures and working capital needs for the foreseeable future, although no assurance can be given in this regard.

     The overall effects of inflation on GEO's business during the periods discussed have not been significant. GEO monitors the prices it charges for its products on an ongoing basis and believes that it will be able to adjust those prices to take into account any future changes in the rate of inflation.

"YEAR 2000" COMPLIANCE

     In May 1997, GEO initiated a program to upgrade its information technology systems. The major components of this program include enterprise level integrated applications software, communications software and wide area network and server computers. These components were acquired from leading vendors, including Digital Equipment Corporation, Oracle Corporation, International Business Machines Corporation, Ross Systems, Inc. and MCI Communications Corporation. Each purchased component was represented as being "Year 2000" compliant. GEO has also instituted procedures to centralize and standardize the purchase of personal computers, laptop computers and peripheral equipment to, among other things, ensure compatibility and security within the context of GEO's base information systems. GEO currently plans to complete the information technology systems upgrade by the middle of 1999. Although GEO believes that the technology upgrade will be effected efficiently and according to its schedule, it can provide no assurance that the process will occur without unexpected difficulty, delay or expense.

     The "Year 2000" issue refers to computer programs being written using two digits rather than four to define an applicable year. Any hardware, date-driven automated equipment or computer software that has a two-digit field to define the year may recognize a date using "00" as the year 1900 rather than the year 2000. This faulty recognition could result in a system failure, disruption of operations or inaccurate information or calculations. Although GEO believes that its recently-acquired information systems are "Year 2000" compliant, it can provide no assurance that difficulties will not arise with respect to any of these systems or any other systems that GEO is utilizing at the year 2000. In addition, GEO could face disruption of its operations or difficulties in serving its customers if GEO's vendors or customers experience "Year 2000" compliance problems. As part of its "Year 2000" compliance efforts, GEO routinely participates in various survey requests from customers, vendors and bankers. GEO also continuously interviews and surveys its vendors and suppliers.

                                 GEO'S BUSINESS

GEO TODAY

     GEO develops, manufactures and markets a wide variety of specialty chemicals. Through the implementation of a "buy and build" strategy, GEO has successfully positioned itself as a leading supplier of a broad variety of niche products sold to a diverse customer and market base. GEO manufactures over 300 products sold to major industrial customers for such diverse end-use applications as water treatment, pulp and paper processing, oil and gas production, coatings and construction. GEO believes that it has a significant operating advantage due to its extensive network of plants and versatility to produce a broad range of products.

HISTORY

     GEO was formed by George P. Ahearn and William P. Eckman to build, primarily through acquisitions, a specialty chemical business targeted in strategic market segments. GEO's initial acquisition occurred in February 1993 with the purchase of the Gulf Coast Aluminum Sulfate business, a manufacturer and supplier of paper processing chemicals and processed clays located in the Southeastern United States, from Rhone-Poulenc, Inc., for $3.6 million. In July 1994, GEO acquired the assets of Courtney Industries, Inc., a manufacturer of aluminum-based chemicals used in water treatment and industrial applications, for $5.1 million. The acquisition of Courtney Industries also provided GEO with complementary products to its existing aluminum sulfate business. During 1995, GEO purchased the customer list relating to the dry aluminum sulfate business of Rhone-Poulenc, Inc. In December 1996, GEO acquired seven plants comprising the business and assets of the aluminum sulfate business of Cytec Industries Inc., for $7.1 million. The acquisition of Cytec Industries further improved GEO's position in the aluminum sulfate market and expanded its network of strategically located plants in the Southeastern United States.

     In March 1997, GEO purchased from Henkel Corporation two modern ISO 9002 certified manufacturing plants located in the United States and involved in the development, manufacture and supply of specialty paper chemicals and construction and process additive chemicals, for approximately $55 million. Through the Henkel acquisition, GEO became one of the most diversified specialty chemical suppliers to the paper industry with over 200 products. The Henkel acquisition also provided GEO with over 100 products in niche applications within the construction, oil and gas, and ceramic industries. Concurrently with the Henkel acquisition, Charter Oak Partners recapitalized GEO with $15.0 million of new common equity and became a partner and source of strategic capital for GEO. Founded in 1976, Charter Oak Partners is a private investment partnership based in Westport, Connecticut which principally invests in both private and publicly owned companies. Charter Oak Partners focuses on making private equity investments in management buyouts, acquisitions and recapitalizations.

     In July 1998, GEO acquired substantially all of the assets of the TRIMET Technical Products Division of Mallinckrodt Inc., for approximately $60.0 million. As a result of the acquisition of TRIMET, GEO became the leading global supplier of dimethylolpropionic acid, marketed under the brand name DMPA(R), and trimethylolethane, marketed under the brand name TRIMET(R), two functionally unique and versatile polyols that service a specific segment of the water-based polyurethane coatings and high performance resins markets. In connection with the acquisition of TRIMET, GEO issued the outstanding notes.

COMPETITIVE STRENGTHS

     GEO believes that its market leadership positions and significant opportunities for continued growth and increased profitability are primarily attributable to the following strengths:

     Leader in Selected Niche Markets. GEO is the U.S. market leader in liquid calcium stearate used in the paper coating process, which GEO markets under the brand name NOPCOTE(R). GEO is also a U.S. market leader in the production of naphthalene sulfonate condensates, marketed under the brand name LOMAR(R), which are used in a wide variety of applications, including admixtures which increase the strength of concrete and dispersants which shorten the drying time and improve the properties of manufactured gypsum board. As a result of the acquisition of TRIMET, GEO is also the leading global supplier of dimethylolpropionic acid, marketed under the brand name DMPA(R), and trimethylolethane, marketed under the brand name TRIMET(R), two functionally unique and versatile polyols that service a specific segment of the water-based polyurethane coatings and high performance resin markets.

     Broad Product Portfolio and Strong Customer Base. GEO manufactures over 300 products with applications in a wide variety of end-use markets, and sells these products to approximately 1,000 customers. For the nine months ended September 30, 1998 on a pro forma basis (excluding sales under GEO's supply agreement with Henkel Corporation), GEO's top ten customers accounted for approximately 25% of its net sales and no single customer accounted for more than 5% of its net sales. GEO sells its products to a base of large multinational companies with which it has a longstanding relationship, including International Paper Company, Georgia-Pacific Corporation, Eastman Kodak Company, Master Builders, Inc., United States Gypsum Company, Zeneca Inc., PPG Industries, Inc., Baker Hughes Incorporated and Westvaco Corporation. GEO believes that the diversity of its customer base, products and end markets provides it with a broad base to grow sales, expand customer relationships and minimize exposure to any particular customer or economic cycle.

     Strong Manufacturing Capability. GEO enjoys a competitive advantage in the versatility, flexibility and location of its manufacturing facilities. GEO's major manufacturing facilities have the ability and flexibility to produce and formulate multiple products, allowing it to meet changing customer requirements for customized products. In addition, GEO has strategically acquired nine small plants located in the Southeast in close proximity to the major U.S. paper mills. The location of these plants provides GEO with key regional supply points for its pulp and paper chemicals business and other major industrial accounts. GEO believes that this network decreases the shipping and warehouse costs of its customers and provides GEO with a distinct advantage over other suppliers.

     Proven Acquisition Expertise. GEO's senior management has developed significant expertise in identifying, effecting and integrating acquisitions within targeted markets. Since GEO's formation in 1993, management has successfully completed five acquisitions. Through these acquisitions, GEO has developed efficient techniques for integrating acquired companies' plants, personnel and customers into its business. Management believes that its acquisition expertise will allow it to continue to successfully acquire and integrate businesses within certain niche markets of the specialty chemicals industry.

     Experienced Management Team. GEO's senior management led by George P. Ahearn and William P. Eckman has an average of 25 years of operating experience in the chemical industry, primarily in specialty chemicals. In addition, GEO has assembled a strong and experienced management team as a result of its acquisitions and has actively worked at developing a unified culture of participative management. Senior management owns approximately 20.72% of GEO's equity.

BUSINESS STRATEGY

     GEO's management has developed and implemented a business strategy designed to increase GEO's sales, profitability and share within targeted markets. The key components of GEO's business strategy include:

     Continue Focus on Niche Products. Consistent with its history, GEO will continue to focus on manufacturing or acquiring businesses which produce value-added niche products for its customer base. In particular, GEO will continue to work with its customer base to develop innovative solutions and products. For example, GEO has established the leading position in the manufacture and supply of proppant intermediates to the oil and gas industry by working closely with the two leading suppliers of proppants. In addition, GEO has become a "prototype" supplier to several major construction companies due to its broad product range and technological expertise, as well as its cooperative marketing efforts with these key customers. Based upon its historical accomplishments, GEO believes that it will continue to be successful in developing innovative, value-added products in niche markets.

     Utilize Strong Manufacturing Capability. GEO intends to utilize the versatility, flexibility and location of its manufacturing facilities to capitalize on a growing trend among the major suppliers to the water treatment, pulp and paper and oil field markets to outsource a portion of their manufacturing. This trend is being driven in part by these suppliers' efforts to focus greater resources on their product development, technical, and sales and servicing businesses as opposed to their manufacturing operations. GEO intends to focus part of its marketing and sales efforts on this outsourcing trend by promoting such products as defoamers, flocculants and polymer blends.

     Pursue Strategic Acquisitions. GEO has successfully grown through acquisitions and intends to pursue additional strategic acquisitions that will allow it to further improve its market position in targeted markets and in other high growth specialty chemicals markets, such as fine chemicals and inorganic chemicals with high-tech applications. Consistent with its current acquisition strategy, GEO intends to target value-added businesses, especially non-core businesses being divested by large companies and spin-offs generated by merger and acquisition activity. GEO will evaluate potential acquisition candidates based upon the ability of GEO to:

        - expand its product offerings;

        - provide access to complementary raw materials, customers and markets;

        - enhance its manufacturing capabilities; and

        - extend its geographic reach both domestically and internationally.

     Maximize Operating Efficiencies. GEO has historically been successful in optimizing operating costs with each of its prior acquisitions. GEO believes that it can continue to achieve operating efficiencies resulting in reduced raw material and manufacturing costs and improved cash flow through:

        - cross-selling its expanded product line across a broader distribution and customer network;

        - consolidating raw material purchases to increase purchasing economies of scale;

        - leveraging expenses over a broader revenue base; and

        - consolidating certain manufacturing and distribution operations.

PRODUCTS AND MARKETS OVERVIEW

     The following table shows GEO's principal operating groups by product line, primary end-markets and as a percentage of sales for the nine months ended September 30, 1998 on a pro forma basis.

                                                                                    PERCENTAGE
         OPERATING GROUP                PRODUCT LINE         PRIMARY END-MARKETS     OF SALES
         ---------------                ------------         -------------------    ----------
Performance Chemicals               Aluminum Products        Pulp & Paper, Water        24%
                                                             Treatment
                                    Formulated Products      Pulp & Paper               14
                                    Stearates                Pulp & Paper                7
                                                                                       ---
          Total Performance Chemicals...........................................        45
Process Additives                   Naphthalene Sulfonate    Construction, Oil          23
                                    Condensates/Other        field
                                    Chemicals
                                    Polyols                  Coatings                   16
                                    Clay Products            Oil field                   4
                                                                                       ---
          Total Process Additives...............................................        43
Other(1)                                                                                12
                                                                                       ---
          Total.................................................................       100%

---------------

(1) Comprised of formaldehyde, calcium formate and sales pursuant to GEO's reciprocal supply agreement with Henkel Corporation.

PERFORMANCE CHEMICALS

     Pulp & Paper. The United States produces approximately one-third of the world's pulp and paper, using approximately $5.1 billion of commodity and specialty chemicals in 1996. Specialty pulp and paper chemicals include a wide range of chemicals, most of which are proprietary formulations that require extensive customer support. Unlike commodity pulp and paper chemicals that are sold on the basis of a specification and are the same for every manufacturer, specialty pulp and paper chemicals are unique products produced or formulated to accomplish a specific mill application. In addition, some pulp and paper chemicals are classified as specialty chemicals due to the niche nature of the markets they serve and the high barriers of entry associated with those markets. Specialty pulp and paper chemicals are generally sold based upon performance considerations. In particular, their value in the marketplace stems from the level of innovation provided to the customer and the degree to which the products are tailored to meet a customer's needs.

     Specialty pulp and paper chemicals are used in such diverse applications as improving the strength characteristics of printed paper, enhancing paper printability and optimizing the pulp and paper process. Major purchasers of pulp and paper specialty chemicals include International Paper Company, Champion International Corporation, Kimberly-Clark Corporation, Consolidated Papers, Inc., Fort James Co., The Mead Corporation, Inland Container Corporation, Stone Container Corporation and Weyerhaeuser Corporation. Sales of specialty pulp and paper chemicals were estimated to be $2.8 billion in 1996 and are projected to grow at 2% to 3% rate per annum through 2001. The pulp and paper specialty chemical market is primarily driven by: (a) the overall growth of the pulp and paper industry; (b) trends to improve mill efficiencies; (c) developments in paper production technology; (d) various environmental regulations; and (e) mandated paper recycling.

     Within the pulp and paper specialty chemical industry, GEO markets over 200 products in the following major areas: defoamers, coatings and lubricants, polyaluminum chloride and aluminum sulfate, and other specialty pulp and paper chemicals.

     Defoamers. GEO's specialty pulp and paper chemicals used in the defoaming process of papermaking are used to prevent excess foaming in equipment and to eliminate air bubbles during various stages of the papermaking process. The product type and amount used vary by mill depending on the type of pulp used and the operating conditions. A broad spectrum of chemicals are used to prevent foam, and they usually contain fatty acids, oils, waxes or alcohols. GEO markets approximately 80 products in the defoaming segment and maintains approximately 13% market share. GEO's comprehensive product line coupled with its sales and marketing strategy of supplying Tier I suppliers as well as directly to paper mills has resulted in significant sales and market share. GEO competes primarily with Callaway Chemical Company, a chemical company of Vulcan Materials Company, Nalco Chemical Company, Vinings Industries, Inc. and Betz-Dearborn Incorporated in this segment of the pulp and paper industry.

     Coatings/Lubricants. GEO's specialty pulp and paper chemicals are used in the coating and lubricating aspects of the papermaking process, primarily to improve the efficiency and performance of the manufacturing process. GEO markets approximately 40 products providing glossing ease, processing efficiency, surface smoothness and printability enhancement. Within this segment, GEO has focused on calcium stearate-based lubricants, marketed under the trade name NOPCOTE(R), of which GEO is the market leader, maintaining an approximate 40% market share. GEO's brand recognition in conjunction with its reputation for consistently providing high quality products for over 40 years has created strong customer relationships and a resulting strong market share in this segment. GEO competes primarily with BASF Corporation and Sequa Corporation in this segment of the pulp and paper industry.

     Polyaluminum Chloride/Aluminum Sulfate. GEO's polyaluminum chloride and aluminum sulfate products are used in the sizing aspects of the papermaking process as well as a flocculant and coagulant in the treatment of the pulp and paper mills' wastewater. GEO believes it is one of the leading sellers of these products in the U.S. pulp and paper industry, providing approximately 10 products and maintaining a market share of approximately 35%. GEO's proprietary manufacturing process for polyaluminum chloride allows it to be the low cost producer and the price and quality leader. GEO competes primarily with General Chemical Corporation, Gulbrandsen Co., Inc. and Southern Ionics, Inc. in this segment of the pulp and paper industry.

     Other. GEO also supplies sizing agents, cleaners, dry and wet strength resins, wetting and re-wetting, and deposit control agents to the specialty pulp and paper chemical market. These products are used in such diverse applications as maintaining the integrity of paper fibers, improving the ability of paper to withstand various temperature conditions and ensuring an efficient manufacturing process. GEO markets approximately 75 of these products and competes with a variety of companies, including Huntsman Corporation, Hercules Incorporated and Buckman Laboratories International Inc.

     Water Treatment. The U.S. specialty chemical water treatment market is approximately $2.7 billion in size. The specialty chemical water treatment market is comprised of two segments: (a) industrial water treatment which represents approximately $2.5 billion; and (b) municipal water treatment which represents approximately $0.2 billion. The industrial water treatment segment of the market primarily uses specialty chemicals to purify water for manufacturing processes, as the use of untreated water results in unusable products, inconsistent product quality and accelerated equipment degradation. In addition to the voluntary usage of specialty chemicals to ensure product quality and an enhanced manufacturing process, the industrial segment is also required by environmental regulations to treat its wastewater. Therefore, demand for specialty chemicals in the industrial water treatment market is driven by both the level of industrial production and the regulations stipulated under environmental legislation.

     The municipal water treatment market uses specialty chemicals primarily to purify and clarify water sources into a potable form. Similar to the industrial segment, municipalities are also required to comply with environmental regulations. Currently, the Environmental Protection Agency, to comply with the 1996 amendments to the Safe Drinking Water Act, has regulations pending which will tighten the requirements of municipalities. These pending regulations will contribute to the increased use of specialty water treatment chemicals such as flocculants and coagulants. The confluence of the following factors is expected to result in continued growth for specialty water treatment chemicals: (a) increased industrial production; (b) more stringent environmental regulations;
(c) increased scarcity of potable water; and (d) population growth.

     Within the specialty chemical water treatment industry GEO markets over 70 products in the following major areas: flocculants and coagulants.

     Flocculants and Coagulants. GEO is a leading U.S. manufacturer of aluminum sulfate, which is used primarily as a flocculant and as a coagulant for the treatment of water in the pulp and paper, industrial and municipal markets. Flocculants and coagulants remove suspended matter from water and are essential to the treatment of drinking water, industrial processing water and wastewater. Coagulants are used to achieve primary separation, enabling the removal of fine and stable colloidal suspensions. Flocculants are added after the primary coagulant to cause the destabilized colloidal particles to clump together and settle out more rapidly. GEO is also a leading manufacturer of aluminum chloride solutions, aluminum chlorhydrate and polyaluminum chloride. GEO markets approximately 55 products in this segment and maintains an approximate 30% market share.

     GEO derives its strong market position from the strategic location of its plants and its low cost producer status. In particular, the close proximity of GEO's nine small plants to its customer base, most notably its pulp and paper customers, provides GEO with a distinct advantage over its competitors as it is able to deliver its products in a more timely and cost effective manner. In addition, GEO's kaolin clay source, which is used as a raw material in GEO's production of aluminum sulfate, provides a strategic raw material allowing GEO to be a low cost supplier in the market. These factors along with high turbidity of the water located in the Southeastern U.S., where GEO primarily operates, has resulted in strong market share and revenue and profit growth. In this segment of its business, GEO competes with General Chemical Corporation, Gulbrandsen Co., Inc., Summit Research Labs, Kemwater North America Company, a subsidiary of Pioneer Companies, Inc. and Delta Chemical Corp.

PROCESS ADDITIVES

     Construction. GEO participates primarily in two segments of the construction industry: concrete admixtures and gypsum board. GEO is the U.S. market leader in the production of napthalene sulfonate condensates used in a wide variety of applications, including admixtures which increase the strength of concrete and dispersants which shorten the drying time and improve the properties of manufactured gypsum board.

     Concrete Admixtures. In the concrete segment of the construction market, GEO's napthalene sulfonate condensates products are primarily used as an admixture in superplasticizers, whereby the water content of concrete is reduced allowing for increased workability and cured strength. The increased strength of concrete created by GEO's napthalene sulfonate condensates improve the ability of concrete to withstand deterioration due to temperature variations and corrosive agents. Major markets for GEO's napthalene sulfonate condensates products include roadway construction and repair and nonresidential and residential construction. In some cases, the use of superplasticizers in cement admixtures is mandated by local building codes for the construction of bridges, high-rises and other structures. GEO markets approximately 30 products and maintains an approximate 40% market share due to its breadth of products and trademark recognition. GEO competes with the Hampshire Division of The Dow Chemical Company and the Handy Chemical Division of Alcan Chemical Corp. in this segment of the construction specialty chemical market.

     Gypsum Board. GEO is also the leading U.S. manufacturer of napthalene sulfonate condensates products to the gypsum board market. GEO's napthalene sulfonate condensates products act as a dispersant resulting in the de-watering of the gypsum board which shortens the drying time and expedites the manufacturing process. Demand for GEO's napthalene sulfonate condensates products is primarily a function of the level of residential and commercial construction. GEO markets approximately 10 products for gypsum board use and maintains an approximate 65% market share. GEO developed the application of napthalene sulfonate condensates in this market and is considered to be the technology leader. GEO also is a leading manufacturer of foaming agents and defoamers to the gypsum board industry. Major customers include the four leading gypsum board producers: United States Gypsum Company, Georgia-Pacific Corporation, National Gypsum and James Hardie. GEO competes primarily with the Hampshire Division of The Dow Chemical Company and the Handy Chemical Division of Alcan Chemical Corp. in the gypsum board market.

     Coatings. The global market for paint and coatings was over $54 billion in 1996. Primarily concentrated in the world's developed nations, particularly the United States, Western Europe and Japan, the market for paint and coating chemicals is primarily split into two applications: construction, primarily new home construction, and consumer durables, including motor vehicles, home furnishings, outdoor equipment and household appliances. Demand for paint and coating chemicals is principally a function of construction expenditures, motor vehicle output and general consumer spending.

     In addition, demand for paint and coating chemicals has been driven by increased environmental concerns with many paints and coatings, particularly the high solid, solvent-borne products due to their high lead content. Reformulation efforts of paints and coatings have centered on the reduction of volatile organic compound emissions. These environmental concerns have resulted in increased demand for more environmentally friendly water-based, high solids, electrodeposition powders and non-solvent paints and coatings and the specialty chemicals used in their production processes. This increase in water-based paint and coatings products has been most pronounced in the construction industry, where most household paints currently use water-based paint and coatings. In the 1990s, the shift towards water-based paints and coatings spread to the consumer durables sector and other industrial sectors as well, resulting in continued growth in the paint and coatings chemicals market.

     Within the specialty paint and coating chemicals markets, GEO manufacturers and supplies two products: DMPA and TME.

     DMPA. GEO's dimethylolpropionic acid ("DMPA") is a specialty polyol with a unique chemical functionality that makes it extremely versatile. DMPA is used as a modifier in the production of polyurethanes and epoxy resins for water-borne systems in such applications as wood varnishes, leather coatings, adhesives and automotive parts. Water-borne systems have historically been difficult to formulate with the properties required for industrial or specialized applications. Solvent-borne polyurethane and epoxy type coatings traditionally had superior performance for durability, gloss and hardness and have been used in many industrial or specialized applications. However, with improved properties and environmental regulations to lower volatile organic compound emissions, water-borne polyurethanes have experienced significant growth at the expense of their organic solvent-based counterparts. GEO believes that its DMPA product, with its low-impact environmental profile and superior performance, will benefit from the worldwide trend towards more stringent environmental standards for many paint and coating products. GEO is the only producer of DMPA in the world and supplies such major manufacturers as Zeneca Corp., PPG Industries, Inc. and Reichhold Chemicals, Inc.

     TME. Similar to DMPA, GEO's trimethylolethane ("TME") product is a polyol with a unique chemical functionality that makes it extremely versatile. TME is widely used as a raw material in the manufacturing of alkyd and polyester resins used in high solid and powder coating applications. These coatings are used in such applications as: automotive finishes, where it improves gloss and hardness; outdoor equipment, where ultra-violet resistance is enhanced; and decorative finishes for home furnishings, where it improves water resistance. TME is also used as a surface treatment for titanium dioxide where it improves dispersibility of the titanium dioxide and the hardness in such applications as can coatings and architectural paints. GEO believes that its TME product, with its low-impact environmental profile and superior properties, will also benefit from the worldwide trend towards more stringent environmental standards for many paint and coating products. GEO has no direct competition for its TME product and supplies such major manufacturers as McWorter Corporation, Reichhold Chemicals, Inc., Cook Composites Company and Kerr-McGee Chemical Corporation.

     Oilfield. The North American oilfield chemical market was approximately $3.3 billion in 1996. The oilfield industry uses many specialty chemicals for drilling, completion and workover, cementing, stimulation and production operations. Demand for oilfield specialty chemicals is a function of exploration expenditures, oil and gas production and crude oil and gas prices. The increased exploration efforts in the Gulf of Mexico, particularly at the deeper depths, in conjunction with increased oil production in Canada and Mexico will drive demand in North America for oilfield specialty chemicals.

     Within the oilfield specialty chemical market GEO markets approximately 25 products in the following major areas: cementing, fracturing and production.

     Cementing. In the approximately $740 million cementing market, GEO's napthalene sulfonate condensates products are used to enhance the physical properties of the cement used for well casings. In particular, GEO's napthalene sulfonate condensates products allow for improved handling of cement, resulting in reduced energy requirements for pumping at greater depths. In this market, GEO competes with the Hampshire Division of The Dow Chemical Company and several alternative specialty chemicals. B.J. Services is a major customer of GEO.

     Fracturing. GEO manufactures calcined clay and bauxite used as an intermediate in the manufacturing of clay proppants. Clay proppants are used in the well fracturing process to improve the productivity of oil and natural gas wells. GEO markets 12 products and maintains an approximate 40% market share in this segment. GEO's major customers include Carbo Ceramics, Inc. and Norton-Alcoa Proppants. GEO competes primarily with CE Minerals, Inc.

     Production. GEO also manufactures its napthalene sulfonate condensates products for oil production. GEO's napthalene sulfonate condensates products serve primarily as de-emulsifiers which facilitate the de-watering of crude-oil. GEO competes primarily with Witco Corporation in this market.

SALES AND MARKETING

     GEO markets its products through a variety of strategies, depending upon the nature of the product being sold. Performance Chemicals are generally marketed through direct, on-site visits to process industry manufacturers, such as pulp and paper manufacturers. Such on-site visits typically include trial applications and demonstrations of the cost-effectiveness of the Performance Chemicals and involve follow-up on-site visits and ongoing technical assistance. In such direct, on-site marketing efforts GEO succeeds by demonstrating the superior performance of its product.

     Process Additives are generally marketed through a cooperative effort with customers at the research and development phase of the manufacturing process. Representatives of GEO work with customers in developing a desired product by providing up-front technical assistance. This marketing method involves

GEO's Process Additives being included in the customers' formulations, thereby allowing GEO to establish long-term relationships with customers in this product segment.

     GEO also relies upon more traditional methods of marketing for certain segments of its products. GEO markets to distributors through purchasing agents for the sale of many products in its aluminum flocculants line. GEO also sells numerous products to indirect suppliers and distributors, including such products as aluminum chlorhydrate, aluminum chloride solutions and liquid and dry aluminum sulfate. The use of purchasing agents, indirect suppliers and distributors has enabled GEO to market its products on a wide geographic scale, including the West Coast and other locations where GEO has no regional sales coverage, and into smaller markets that are not economically feasible for GEO to target directly.

     GEO markets certain products by participating in formal bid procedures, most commonly in connection with the supply of specialty chemicals to municipalities that operate water treatment, recirculation and effluent treatment facilities and manufacturers in the pulp and paper industry.

     GEO is able to market certain of its products through brand recognition and industry leadership. GEO is the largest domestic producer of calcium stearate, which it sells under its trade name NOPCOTE(R), and naphthalene sulfonate condensates products, which are used as dispersants in the concrete, gypsum, oilfield, ceramics and polymerization industries and are sold by GEO under its trade name LOMAR(R). GEO is also the second largest domestic producer and technical marketer of aluminum sulfate, a leader in the market for aluminum-based flocculants and coagulants used in the treatment of water, sold by GEO under the trade name ULTRAFLOC(R), and a recognized leader in the manufacture of defoamers used in papermaking, sold by GEO under the trade name GEO FM(TM).

     GEO's TRIMET products are marketed through several sales representatives and one distributor that were retained as part of the TRIMET acquisition. The TRIMET sales representatives include a manager and two direct salesmen located in the United States and a direct salesman located in Europe. GEO plans to improve the marketing of TRIMET products through the addition of customer service and technical support personnel dedicated to the TRIMET customer base.

RAW MATERIALS

     GEO uses a variety of specialty and commodity chemicals in its manufacturing processes. These raw materials are generally available from several suppliers and are purchased by GEO under agreements negotiated annually with two or more vendors per raw material. GEO currently has in place multiple long-term supply contracts ranging in duration from 3 to 6 years for key raw materials, including fatty acids, kaolin and bauxite clay and propoxylated butanols. GEO is vertically integrated with its own source of kaolin clay used in the manufacture of certain of its aluminum and clay products and formaldehyde used in the manufacture of DMPA and TME.

INTELLECTUAL PROPERTY

     GEO believes that trademarks are important competitive factors in a number of the markets in which it competes. The use of trademarks often represents quality and performance as well as industry leadership. A number of GEO's principal products are sold under registered trademarks, including liquid calcium stearate used as coatings and lubricants in the papermaking process (NOPCOTE(R)), trimethylolethane (TRIMET(R)) and dimethylolpropionic acid (DMPA(R)) used in the coatings and resins markets, napthalene sulfonate condensates used as dispersants in the concrete, gypsum, oilfield, ceramics and polymerization industries (LOMAR(R)), aluminum-based flocculants and coagulants used in the treatment of water (ULTRAFLOC(R)), and defoamers used in papermaking (GEO FM(TM)). GEO's trademarks should remain protected under federal law as long as they are commercially used by GEO.

FACILITIES

     GEO's manufacturing operations are conducted at the facilities described below.

                                                                  APPROXIMATE
                                                                   CAPACITY
         LOCATION                 PRODUCTS MANUFACTURED            TONS/YEAR     OWNED/LEASED
         --------                 ---------------------           -----------    ------------
Baltimore, Maryland         aluminum chlorhydrate, aluminum        variable         Owned
                            chloride solutions and
                            polyaluminum chloride
Bastrop, Louisiana          aluminum sulfate -- liquid, dry          60,500         Owned
                            and anhydrous, aluminum chloride
                            and polyaluminum chloride
Chattanooga, Tennessee      aluminum sulfate                         25,000         Owned
Coosa Pines, Alabama        aluminum sulfate                         40,000         Owned(1)
Counce, Tennessee           aluminum sulfate blended products        20,000         Owned
Demopolis, Alabama          aluminum sulfate                         21,000         Owned
DeRidder, Louisiana         aluminum sulfate                         45,000         Owned(2)
Georgetown, South Carolina  aluminum sulfate                         45,000         Owned
Little Rock, Arkansas       calcined bauxite and kaolin             100,000         Owned(3)
Monticello, Mississippi     aluminum sulfate                         32,000         Owned
Naheola, Alabama            aluminum sulfate                         24,000         Owned(2)
Plymouth, North Carolina    aluminum sulfate                         38,000         Owned
Allentown, Pennsylvania     DMPA, TME, formaldehyde and              69,500         Owned(4)
                            calcium formate
Cedartown, Georgia          over 200 formulated products             66,500         Owned
Harrison, New Jersey        calcium stearate and defoamers           18,000         Owned

---------------

(1) The Coosa Pines plant is held 4.9 acres in fee and 15.8 acres in leasehold.

(2) The DeRidder and Naheola plants are located on leased land.

(3) The Little Rock facility is held 512 acres in fee and 29.9 acres under land contract.

(4) Although GEO owns the Allentown facility, it holds the underlying 95.56 acres under a lease agreement that extends for up to 29 years and 11 months. GEO will take title in fee simple to the 95.56 acres when it is subdivided from an adjacent 290.28 acre parcel. GEO also leases a warehouse and a sludge processing facility on the adjacent parcel, apart from the real property on which it is located.

     GEO's executive offices are located in Cleveland, Ohio. GEO maintains sales offices in Little Rock, Arkansas; Baltimore, Maryland; Charlotte, North Carolina; and Horsham, Pennsylvania. GEO also has financial and treasury staff located in Lafayette, Indiana and administrative and technical support facilities located in Horsham, Pennsylvania and Charlotte, North Carolina. GEO believes that its facilities are in good operating condition and adequate to meet anticipated requirements in the near future.

EMPLOYEES

     As of the closing of the TRIMET acquisition, GEO employed approximately 387 persons, the majority of whom are involved in production and operations, with the balance engaged in administration, research and development, sales, customer service and clerical work. Approximately 69 employees located at the Cedartown, Georgia facility, 55 employees at the Allentown, Pennsylvania facility, 16 employees at the Bastrop, Louisiana facility, 10 employees at the Baltimore, Maryland facility, 6 employees at the Georgetown, South Carolina facility, and 4 employees at the Chattanooga, Tennessee facility are unionized and covered by collective bargaining agreements. These collective bargaining agreements have expiration dates ranging between February 1999 and March 2002. The unionized employees of GEO located at the Allentown, Bastrop and Baltimore facilities are represented by the International Chemical and Atomic Workers, those located at the Cedartown facility by the United Food Workers, those located at the Georgetown facility by the United Paper Workers, and those located at the Chattanooga facility by the United Steel Workers. GEO believes that its relationship with its employees is good. GEO has experienced no work stoppages at any of its facilities since its inception in 1993.

LITIGATION

     In the ordinary course of business, GEO is periodically named as a defendant in a variety of lawsuits. Currently, GEO is one of 102 named defendants in a toxic tort lawsuit commenced in Harrison County, Texas. The plaintiffs in the action are employees, former employees and the families of such employees of the Monarch Tile Company tile plant in Marshall, Texas. The plaintiffs allege that they were exposed to hazardous substances in the course of their employment at the Monarch plant and that GEO or its predecessor was a manufacturer of one of those substances. GEO intends to vigorously defend this action and disputes that its substances are hazardous or responsible for the plaintiffs' alleged injuries. GEO believes that its pending cases will not have a material adverse affect on its business, financial condition or results of operations.

ENVIRONMENTAL MATTERS

     GEO believes that it is in substantial compliance with the environmental laws applicable to its facilities. GEO has no reason to believe that the discovery of presently unknown environmental conditions or changes in the scope, interpretation or enforcement of any environmental laws will have a material adverse affect on GEO's operations, business or financial condition or results of operations. See "Risk Factors -- Environmental Matters."

     Aluminum Sulfate Facilities. Although the aluminum sulfate facilities do not generate hazardous wastes, those facilities that use the kaolinitic ore process generate a process silica solid waste which historically has been managed in on-site process silica impounds. These process silica impounds have historically impacted groundwater hydraulics and quality, consisting of elevated levels of pH, aluminum sulfate and metals. GEO is addressing this issue at each of its impacted facilities. Certain facilities, including Naheola, Alabama; Plymouth, North Carolina; Georgetown, South Carolina; and Springhill, Louisiana, are working with their respective state agencies to address groundwater contamination associated with the monitoring and/or closure of such process silica impounds. The costs of closing each of these impounds vary by facility, depending on the requirements of the state environmental protection agency. Estimates for the in-place closure of these impounds range from $30,000 to $700,000. Monitoring and reporting would typically be required for five to ten years following closure, and the associated costs range from $10,000 to $25,000 annually per facility. Two of the aluminum sulfate facilities use the liquid trihydrate system, and these facilities do not produce process silica waste material. Therefore, these facilities do not involve similar groundwater contamination issues and are not subject to the monitoring and closure requirements applicable to the process silica impounds.

     On February 10, 1998, the Bastrop, Louisiana facility received a compliance order from the Louisiana Department of Environmental Quality regarding a solid waste issue associated with design and operational issues in connection with an aluminum mud impoundment at the facility. The facility has not been fined in connection with this order. GEO believes that it has addressed the issues raised in the order and is working with the state to resolve this matter.

     Former Henkel Facilities. The Harrison, New Jersey facility is subject to a Declaration of Environmental Restrictions, dated June 9, 1994. This deed restriction relates to a portion of the facility that has been capped due to the presence of contaminants from prior operations.

     Former operators of the Cedartown, Georgia facility buried in five trenches on the property approximately 1,500 gallons of tall oil pitch and 700 drums of waste containing obsolete off-specification products and raw materials. As a result of these previous disposal practices, in 1990 a portion of the Cedartown facility was listed as a "Superfund" site on the National Priorities List, promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and was identified as the Diamond Shamrock Landfill Site. Henkel Corporation and the U.S. Environmental Protection Agency entered an Administrative Order on Consent EPA Docket No. 90-64-C on November 2, 1990 related to this Superfund site. On behalf of Henkel, GEO conducts all groundwater and surface water monitoring and complies with the reporting obligations associated with the Administrative Order. Pursuant to the asset purchase agreement between the parties, Henkel is responsible for paying, and must indemnify GEO for, all such compliance costs.

     The Cedartown, Georgia facility is subject to a Corrective Action Consent Order No. EPD-HW-1048 between Henkel Corporation and the Georgia Department of Natural Resources dated September 21, 1993. The Consent Order relates to the remediation of surface and groundwater contaminated by ethylene dichloride resulting from prior operations at the facility. The facility is listed in the State of Georgia Master Sites List for Hazardous Waste Sites. On behalf of Henkel, GEO conducts the groundwater and surface water remediation and also complies with the monitoring and reporting requirements under the Consent Order. Pursuant to the asset purchase agreement between the parties, Henkel is responsible for paying, and must indemnify GEO for, all such compliance costs.

     Little Rock Mining Facility. Upon completion of mining activities at the Little Rock, Arkansas facility, two impounded pits must be reclaimed. GEO will comply with all reclamation requirements, but does not anticipate material costs associated with these requirements.

     TRIMET Properties. Through the acquisition of TRIMET, GEO acquired approximately 95 acres of an approximately 385 acre site. GEO did not purchase the larger site, which Mallinckrodt Inc. will continue to own, but will lease a very small portion, consisting of a warehouse and wastewater treatment system. With respect to the larger site, there is groundwater and soil contamination associated with former explosive manufacturing operations. From time to time, the larger site has been the subject of federal and state investigations. The portion of the site that GEO will own is subject to extensive air, water, solid waste and hazardous substances regulations. Mallinckrodt has installed state of the art pollution control equipment throughout the smaller site to comply with requirements pertaining to the air, soil, surface water and groundwater. Mallinckrodt will indemnify GEO for all pre-closing environmental liabilities associated with the larger site. Subject to deductibles and cost-sharing methods outlined in the asset purchase agreement between the parties, Mallinckrodt will also indemnify GEO for all pre-closing liabilities associated with the smaller site. See "Risk Factors -- Environmental Matters."

     Environmental Reserves. At December 31, 1997, GEO had environmental reserves of $3,355,000 for environmental liabilities. At September 30, 1998, GEO had environmental reserves of $2,391,000.

                                   MANAGEMENT

DIRECTORS, OFFICERS AND OPERATING MANAGEMENT

     The following table shows certain information regarding each of GEO's directors, officers and operating management.

            NAME               AGE                             POSITION
            ----               ---                             --------
George P. Ahearn              63       President, Chief Executive Officer and Director
William P. Eckman             46       Executive Vice President, Chief Financial Officer and
                                       Director
Dennis S. Grandle             48       Vice President/General Manager, Clay Products and
                                       Corporate Accounts Performance Chemicals
David B. Heller, Jr.          44       Vice President/General Manager, Process Industries
Michael B. Linscott           43       Vice President/General Manager, Performance Chemicals
Robert S. Zacker              40       Vice President/General Manager, TRIMET Products
Jorge J. Tena                 51       Vice President, Manufacturing
Donald D. Smith               64       Manufacturing Manager, Aluminum Products
Anatole G. Penchuk            45       Director
George W. Rapp, Jr.           63       Director
A. Elliott Archer             55       Director

---------------

     George P. Ahearn has been President, Chief Executive Officer and Director of GEO since its inception in 1993. Prior to that time, Mr. Ahearn was President and Chief Operating Officer of Hall Chemical Company, a maker of specialty metal-based chemicals. Prior to that, Mr. Ahearn was employed for 28 years by Exxon Corporation and Exxon Chemical, holding various executive positions including Division Manager of Exxon Chemical's Energy Chemicals Business and Worldwide Manager of Exxon Chemical's Specialty Chemicals Technology Organization. Mr. Ahearn was also a founder, owner and director of Pharmaceutical Fine Chemicals, S.A., a Luxembourg fine chemicals company built through acquisition. Mr. Ahearn divested his interest in Pharmaceutical Fine Chemicals, S.A. when the business was sold to DLJ Merchant Banking Fund Group, an affiliate of Donaldson Lufkin & Jenrette Securities Corporation, in September 1997. Mr. Ahearn was formerly a director of Chemtech Industries of St. Louis, Missouri and President of SSC Industries of Atlanta, Georgia. Since 1995 Mr. Ahearn has been a director of The Flood Company of Hudson, Ohio, a privately-held company in the coatings and wood stains and preservatives business. Mr. Ahearn received his B.A. in chemistry from the City University of New York and M.S. and Ph.D. in chemistry from Rutgers University.

     William P. Eckman has been Executive Vice President, Chief Financial Officer and Director of GEO since its inception in 1993. Prior to that time, Mr. Eckman was involved in acquisitions, joint venture development, product management and strategic planning for Exxon Chemical's specialty chemical business in Latin America and Mexico. Mr. Eckman was also a corporate treasurer for Exxon Chemical Americas with responsibility for Latin America. Mr. Eckman also served in the Controller's department at Exxon Chemical's Baton Rouge, Louisiana plant. Mr. Eckman was a founder and owner of Pharmaceutical Fine Chemicals, S.A. and a director of certain of its affiliates. Mr. Eckman divested his interest to DLJ Merchant Banking Fund Group in September 1997. Mr. Eckman received his B.A. in business administration from Marian College and M.B.A. and economics degrees from New York University. Mr. Eckman also pursued studies in international economics at the University of Paris.

     Dennis S. Grandle has been Vice President/General Manager, Clay Products and Corporate Accounts Performance Chemicals of GEO since 1996. Mr. Grandle has over 25 years of experience in the chemical and oil industries, primarily at Exxon Chemical, where he worked in the specialty chemicals area in sales and product management, both in the United States and overseas. Mr. Grandle also has considerable overseas experience with ARAMCO in oil field chemicals. Mr. Grandle received his B.S. in chemistry from the University of California.

     David B. Heller, Jr. has been Vice President/General Manager, Process Industries of GEO since 1997. With more than 20 years of experience in the chemicals industry, Mr. Heller has held various management positions at Henkel Corporation, D.B. Western, Melamine Chemicals, W.R. Grace and Johnson Matthey. Mr. Heller received his B.S. in chemistry from Bucknell University and his M.B.A. from the University of Pennsylvania.

     Michael B. Linscott joined GEO as Vice President/General Manager, Performance Chemicals in August 1998. Prior to joining GEO, Mr. Linscott was Director of Marketing and Sales for National Starch and Chemical's Papermaking Chemicals business, after a career with them in the paper chemicals area of more than 20 years during which he held a variety of marketing, sales and technical management positions within the United States and Europe. Mr. Linscott received his B.S. in chemical engineering from the University of Maine-Orono.

     Robert S. Zacker has been Vice President/General Manager, TRIMET Products of GEO since July 1998 and General Manager of the TRIMET facility in Allentown, Pennsylvania since 1996. From 1981 to 1996, Mr. Zacker held various positions with Mallinckrodt Chemical, Inc., including Process Engineer, Regional Sales Representative, Senior Product Engineer, Production Supervisor and Plant Manager. Mr. Zacker received his B.S. in chemical engineering from Clemson University.

     Jorge J. Tena has held various positions with Henkel Corporation and Diamond Shamrock since 1974. Mr. Tena has served as Process Engineer, Group Leader and Production Manager, as well as Manager of the Harrison, New Jersey plant. Mr. Tena has also been a management team member for the Paper Coatings business, which has involved extensive travel to Central and South America. Mr. Tena received his B.S. in chemical engineering from New York University.

     Donald D. Smith has been Manufacturing Manager, Aluminum Products of GEO since 1996. From 1994 to 1996, Mr. Smith served GEO in various positions, including Plant Manager of GEO's Baltimore, Maryland facility and Manager of the Gulf Coast alum plants and the Cytec plants. With 30 years of experience in chemical manufacturing management, Mr. Smith has also served as district manufacturing manager at General Chemical Corporation's northern district aluminum sulfate plants. Mr. Smith received his B.S. from Penn State University.

     Anatole G. Penchuk has been a Director of GEO since August 1998. Mr. Penchuk is currently the Managing Director of Charter Oak Partners, a Connecticut partnership and the majority shareholder of GEO, and has served in that position since April 1998. Prior to joining Charter Oak Partners, Mr. Penchuk held various positions from 1992 to 1998 with The CIT Group, including Team Leader and Vice President of the Chemicals, Plastics and Forestry Products Group in its Industrial Finance-Corporate Lending Group, Vice President and Industry Specialist to the chemicals and plastics industries in its Capital Equipment Finance Group, and Vice President in its Business Credit Group. Prior to that, Mr. Penchuk held various management and technical positions with the Climax Specialty Chemicals and Climax Metals Divisions of Amax, Inc. and the National Starch and Chemical Division of Unilever Corporation. Mr. Penchuk received his B.S. in chemistry from the Stevens Institute of Technology, his M.S. in chemistry from the University of Illinois, and his M.B.A. from Columbia University.

     George W. Rapp, Jr. has been a Director of GEO since 1997. Mr. Rapp is currently Chairman of the Board of ITM Corporation and a member of the Management Committee of Metal Power Products, LLC. In the past, Mr. Rapp has held such positions as Vice President of Marketing & Sales of Brinly Hardy

Company, Advanced Process Systems and Anaconda Aluminum, Senior Vice President of Arco Metals, President of American Brass and Vice Chairman of the Board of Simcala, Inc. Mr. Rapp received his B.S. in industrial administration from Yale University and his M.B.A. from the University of Louisville.

     A. Elliott Archer has been a Director of GEO since 1997. Mr. Archer is currently the President and Chief Executive Officer of Metal Powder Products, LLC and the President and Chief Executive Officer of Archer Industries Group, a company formed by him to provide equity capital to businesses. In the past, Mr. Archer held such positions as President of the Chemicals Division of Church and Dwight Company, Inc., Manager of Strategic Planning for Mobil Chemical Company, General Manager of the Styrenics business of United States Steel Corp. and Analytical Chemist for Mobay Chemical Company. Mr. Archer received his B.S. in chemistry from Marshall University and in 1986 completed the executive program at Stanford University.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows certain information concerning the compensation paid by GEO during the last three fiscal years to its Chief Executive Officer and its other most highly compensated executive officers whose annual salary and bonus for the fiscal year ended December 31, 1997 exceeded $100,000.

                                                                         ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS    COMPENSATION(1)
      ---------------------------         ----   --------   -------   ---------------
George P. Ahearn                          1997   $231,286   $50,000       $22,956
  President and Chief                     1996    125,000        --        12,810
  Executive Officer                       1995    125,000        --        12,280
William P. Eckman                         1997   $179,399   $38,250       $13,523
  Executive Vice President                1996     95,000        --         5,807
  and Chief Financial Officer             1995     95,000        --         5,740
Dennis L. Holland(2)                      1997   $126,600        --       $ 3,000
  Group President,                        1996         --        --            --
  Paper Chemicals                         1995         --        --            --
Dennis S. Grandle(3)                      1997   $115,000        --       $ 8,725
  Vice President/General                  1996     71,875        --         3,594
  Manager, Clay Products                  1995         --        --            --
  and Corporate Accounts
  Performance Chemicals

---------------

(1) Includes contributions made by GEO to its 401(k) retirement plan and defined contribution retirement plan and, in the case of Messrs. Ahearn and Eckman, life insurance premiums paid by GEO on behalf of each executive officer.

(2) Mr. Holland joined GEO as Group President, Paper Chemicals on May 12, 1997. Mr. Holland resigned from this position effective December 31, 1997.

(3) Mr. Grandle joined GEO as Vice President/General Manager, Clay Products and Corporate Accounts Performance Chemicals on May 15, 1996.

EMPLOYMENT AGREEMENTS

     GEO has entered into employment agreements with George P. Ahearn, the President and Chief Executive Officer of GEO, and William P. Eckman, the Executive Vice President and Chief Financial Officer of GEO. Each of these agreements was executed on March 25, 1997, extends for a period of five years from such date and, unless notice is provided by GEO or the employee to the other party, will be automatically extended for additional one year periods after such initial term. The respective employment agreements provide that Mr. Ahearn will be the Chairman, and Mr. Eckman will be a member, of the Board of Directors of GEO.

     Mr. Ahearn's employment agreement entitles him to a base salary of $250,000 per year, which is subject to annual increase based upon the review of the Board of Directors, bonus compensation, which is based in the first year of the employment term on the earnings of GEO and thereafter on performance targets set by the Board of Directors, and certain other benefits, including medical and life insurance and participation in GEO's standard retirement plans. In fiscal year 1997, Mr. Ahearn received bonus compensation in the amount of $50,000. If Mr. Ahearn is terminated by GEO other than for "cause," he is entitled to receive his annual base salary and benefits for the remainder of the employment term or one year, whichever period is greater. Mr. Ahearn is prohibited by certain non-competition provisions, for the duration of the employment term or one year after termination of his employment, whichever period is greater, from either soliciting business from or competing with GEO for the business of any customer of GEO or becoming involved in any business that competes with GEO.

     The terms of Mr. Eckman's employment agreement are substantially identical to the terms of Mr. Ahearn's employment agreement, except that Mr. Eckman is entitled to receive an initial base salary of $190,000 per year. Pursuant to the terms of his employment agreement, in fiscal year 1997 Mr. Eckman received bonus compensation in the amount of $38,250.

     GEO has also entered into an employment agreement with Dennis S. Grandle, the Vice President/ General Manager, Clay Products and Corporate Accounts Performance Chemicals of GEO. Mr. Grandle's employment agreement was executed on May 20, 1996, extended for an initial two year term from such date and was automatically renewed thereafter for an indefinite period, subject to either party's right to terminate the agreement upon thirty days notice. Mr. Grandle's employment agreement entitles him to a base salary of $115,000 per year, bonus compensation in an amount determined annually in accordance with GEO's Management Incentive Program and the right to participate in the general employee benefit programs of GEO. If Mr. Grandle is terminated by GEO without "cause," he is entitled to receive three months base salary and certain moving benefits as severance pay. Mr. Grandle is prohibited by certain proprietary information and non-competition provisions from disclosing any confidential information of GEO during the employment term and within five years thereafter and from competing with GEO or soliciting GEO's customers or employees for a period of one year after termination of the employment term.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Board of Directors of GEO determined the 1997 compensation of Mr. George P. Ahearn, Mr. William P. Eckman and the operating management of GEO. The Board of Directors is responsible for the following compensation matters:

     - determination of the compensation and bonus arrangements of Messrs. Ahearn and Eckman;

     - approval of the compensation policies and programs for the operating management and other employees of GEO;

     - administration of the benefit plans in which the executive officers, operating management and other employees of GEO participate.

     The Board of Directors believes that GEO's compensation program should support the goals and objectives of GEO. These goals and objectives seek to balance the importance of annual financial performance with long-term growth and profitability. The Board believes that executive compensation should be strongly correlated with the overall performance of GEO as well as the compensation paid by comparable companies. The Board currently uses salary, bonus and various benefit plans to compensate and motivate its executive officers. The manner of application of these compensation tools by the Board for individual executive officers and operating management is based upon the nature and scope of the particular employee's responsibilities.

     In 1997, the Board of Directors approved employment contracts with Messrs. Ahearn and Eckman that provided for (a) annual base salary for Mr. Ahearn in the amount of $250,000 and for Mr. Eckman in the amount of $190,000 and (b) bonus compensation for Messrs. Ahearn and Eckman tied in 1997 to the earnings of GEO and thereafter to performance targets established by the Board. For 1997, Mr. Ahearn was paid $50,000 and Mr. Eckman was paid $38,250 in bonus compensation. The base salary and bonus compensation arrangements of Messrs. Ahearn and Eckman were determined based upon the compensation history of these employees, their expected individual contribution to GEO and the compensation paid to the executive officers of similar companies. The compensation arrangements of the operating management of GEO for 1997 were determined by GEO in accordance with these same factors.

     The bonus compensation payable to the operating management of GEO is determined in accordance with GEO's Management Incentive Program. The Management Incentive Program provides for the payment of certain ranges of bonus compensation depending upon the achievement of annual corporate and individual performance goals. Under the Management Incentive Program, the managers of GEO are eligible to receive bonus compensation in ranges from 5%-10% to as high as 10%-30% of base salary.

     The Board administers a number of other benefit plans for its executive officers and operating management, including a 401(k) retirement plan and defined contribution retirement plan, and monitors the benefits provided to its officers and managers under these plans in order to further the goals and objectives of GEO's compensation program.

Members of the Board of Directors:
       George P. Ahearn
      William P. Eckman
      Anatole G. Penchuk
      George W. Rapp, Jr.
      A. Elliott Archer

March 19, 1998

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     GEO's Code of Regulations provides that GEO will, subject to certain exceptions, indemnify each of its directors and officers against any expenses, judgments, fines and amounts paid in settlement in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was a director or officer of GEO. GEO's Code of Regulations further provides that GEO will pay in advance of the final determination of any such proceeding any expenses incurred by the director or officer in the defense thereof, provided that the director or officer provides an undertaking to GEO that such director or officer will repay the amount of any such advance if it is ultimately determined that the director or officer is not entitled to be indemnified by GEO. GEO's Code of Regulations also allows GEO to purchase liability insurance covering any liability that might be asserted against any director or officer of GEO as a result of their status as such. Accordingly, GEO maintains director's and officer's liability insurance in favor of each of the directors and officers of GEO.

KEY PERSON LIFE INSURANCE

     GEO currently maintains two term life insurance policies on the life of George P. Ahearn in the aggregate amount of $2,000,000, and one term life insurance policy on the life of William P. Eckman in the amount of $600,000. GEO is the sole beneficiary under each of these insurance policies.

COMPENSATION OF DIRECTORS

     GEO pays directors who are not employees of GEO or Charter Oak Partners (which currently includes George W. Rapp, Jr. and A. Elliott Archer) a fee of $10,000 per year for service on the Board of Directors. GEO reimburses each of its directors for reasonable out-of-pocket expenses incurred in connection with their travel to and attendance at meetings of the Board of Directors.

BOARD OF DIRECTOR INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of GEO determines the salaries and bonus compensation of GEO's executive officers. George P. Ahearn, the President and Chief Executive Officer of GEO, and William P. Eckman, the Executive Vice President and Chief Financial Officer of GEO, are members of the Board of Directors and participate in the deliberations concerning executive compensation. However, Messrs. Ahearn and Eckman do not vote with respect to the determination of their own compensation.

                                  SHAREHOLDERS

     The following table shows the number and percent of GEO's common shares beneficially owned by each shareholder of GEO as of the date of this Prospectus. GEO believes that the persons and entities listed in the table have sole voting and investment power as to all common shares shown as beneficially owned by them, subject to community property laws, where applicable.

                                                              BENEFICIAL OWNERSHIP
                                                                OF COMMON SHARES
                                                                     OF GEO
                                                              --------------------
                      NAME AND ADDRESS                        NUMBER OF
                    OF BENEFICIAL OWNER                        SHARES      PERCENT
                    -------------------                       ---------    -------
Charter Oak Partners........................................   85.431       62.89%
  Building B, 10 Wright Street
  Westport, Connecticut 06880
Charter Oak Capital Partners................................   21.478       15.81%
  Building B, 10 Wright Street
  Westport, Connecticut 06880
GEO Chemicals, Ltd.(1)......................................   25.994       19.14%
  28601 Chagrin Boulevard
  Cleveland, Ohio 44122
George P. Ahearn............................................    2.146        1.58%
  28601 Chagrin Boulevard
  Cleveland, Ohio 44122
George W. Rapp, Jr..........................................    0.608        0.45%
  Building B, 10 Wright Street
  Westport, Connecticut 06880
A. Elliott Archer...........................................    0.178        0.13%
  Building B, 10 Wright Street
  Westport, Connecticut 06880
Directors and executive officers as a group (4 persons).....   28.926       21.30%

---------------

(1) George P. Ahearn and William P. Eckman are the sole members of GEO Chemicals, Ltd., which is an Ohio limited liability company. Mr. Ahearn holds a percentage interest in GEO Chemicals, Ltd. of approximately 62%, and Mr. Eckman holds a percentage interest in GEO Chemicals, Ltd. of approximately 38%.

                  DESCRIPTION OF GEO'S SENIOR CREDIT FACILITY

     Concurrently with the closing of the TRIMET acquisition and the offering of the outstanding notes, GEO entered into an amended and restated credit agreement with various financial institutions and Bankers Trust Company, as the administrative agent, providing for a new $25.0 million senior revolving credit facility. GEO used the senior credit facility to fund a portion of the TRIMET acquisition and the refinancing of its former credit facility.

     The obligations of GEO under the senior credit facility are secured by a first priority security interest on all tangible and intangible assets of GEO. In addition, the senior credit facility will be, under the terms of the Indenture that will govern the offered notes, expressly senior in right of payment to the offered notes. As of September 30, 1998, GEO had no indebtedness outstanding under the senior credit facility.

     The senior credit facility allows GEO to obtain revolving credit loans to fund ongoing general corporate purposes, including working capital. All commitments will terminate, and all revolving loans under the senior credit facility will mature, on July 31, 2003. GEO's borrowings under the senior credit facility bear interest, at GEO's option, at:

        - 1.25% above the higher of (a) an adjusted certificate of deposit rate plus 0.5% or (b) the prime lending rate of Bankers Trust Company; or

        - an adjusted Eurodollar rate plus 2.25%.

     Amounts borrowed under the senior credit facility may be repaid and reborrowed before the final maturity date. GEO is required to pay the lenders under the senior credit facility a commission equal to 0.5% per year, payable in arrears on a quarterly basis, on the daily average unused portion of the senior credit facility. For each letter of credit issued to GEO, it must pay the lenders a fee equal to 2.25% of the daily stated amount of the letter of credit per year. GEO must also pay to each lender issuing a letter of credit, a facing fee of 0.25% on the daily stated amount of the letter of credit (subject to certain minimum amounts) and customary charges in connection with the issuance, payment or amendment of any letter of credit.

     The senior credit facility contains covenants that require GEO to achieve and maintain certain levels of performance, as measured by certain financial ratios, and restrict GEO from taking various actions. The senior credit facility includes covenants relating to: minimum interest coverage; maximum leverage ratio; capital expenditures; investments; indebtedness; liens; dividends; sales of assets; guarantee obligations; prepayments of other indebtedness; mergers, acquisitions and sales of assets; change in business activities; affiliate transactions; issuance of equity; certain corporate activities; and other matters customarily restricted in such agreements. GEO's ability to obtain revolving credit loans under the senior credit facility is subject to, among other things, GEO's compliance with the foregoing covenants.

     The senior credit facility also contains customary events of default, including: the nonpayment of principal, interest or fees; violation of covenants; inaccuracy of representations or warranties in any material respect; default under certain other indebtedness; bankruptcy; material judgments; and certain changes of control of GEO.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER;
TRANSFERABILITY OF THE OFFERED NOTES

     In connection with the issuance by GEO of the outstanding notes on July 31, 1998, GEO entered into a registration rights agreement with the initial purchaser of the outstanding notes. The registration rights agreement requires GEO to file a registration statement under the federal securities laws for the Exchange Offer and the offered notes and, when the registration statement is declared effective by the SEC, to offer the holders of the outstanding notes the opportunity to exchange their notes for an equal amount of the registered notes. The registered notes (the notes offered in this Prospectus) are to be issued without a restrictive legend and generally may be reoffered and resold by the holder without registration under the Securities Act of 1933. The registration rights agreement provides that GEO must use its reasonable best efforts to:

        - file the registration statement for the Exchange Offer and the offered notes on or before March 13, 1999;

        - cause the registration statement filed for the Exchange Offer and the offered notes to be declared effective by the SEC on or before April 27, 1999; and

        - complete the Exchange Offer on or before May 27, 1999.

     Upon the completion of the Exchange Offer, GEO's obligations to register the outstanding notes and the offered notes will terminate. However, GEO will be required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act of 1933 in respect of the outstanding notes if: (a) because of any change in law or applicable interpretations by the staff of the SEC, GEO cannot effect the Exchange Offer;
(b) the Exchange Offer is not completed by May 27, 1999; (c) the initial purchaser of the outstanding notes so requests with respect to any unsold allotment of the outstanding notes; (d) the holders of a majority in aggregate principal amount of the outstanding notes determine before January 27, 1999 that the interests of the holders would be materially and adversely affected by the completion of the Exchange Offer; or (e) any holder of at least $5 million in aggregate principal amount of offered notes does not receive freely transferable notes in the Exchange Offer. If GEO is obligated to file a "shelf" registration statement, it will be required to keep such "shelf" registration statement effective for at least two years. Other than as stated above, no holder will have the right to participate in the "shelf" registration statement or otherwise require that GEO register such holder's notes under the federal securities laws.

     This summary of the registration rights agreement is not complete. For a full description, you should refer to the complete copy of the registration rights agreement which has been filed as an exhibit to the registration statement relating to the Exchange Offer and the offered notes.

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to parties unrelated to GEO, GEO believes that the offered notes may be offered for resale, resold and otherwise transferred by you or any other person receiving such notes, whether or not such person is the registered holder, without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, provided that:

        - you (or the person or entity receiving such notes) are acquiring the offered notes in the ordinary course of business;

        - neither you nor any such person or entity is engaging in or intends to engage in a distribution of such notes;

        - neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the offered notes;

        - neither you nor any such person or entity is an "affiliate" of GEO (within the meaning of Rule 405 promulgated under the Securities Act of 1933); and

        - you are not acting on behalf of any person or entity who could not truthfully make the foregoing representations.

     To participate in the Exchange Offer, you must represent as the holder of outstanding notes that each of the foregoing is true. Any noteholder who tenders in the Exchange Offer for the purpose of participating in a distribution of the offered notes cannot rely on this interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

     Broker-dealers receiving offered notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must acknowledge that they will deliver a prospectus in connection with any resale of the offered notes. For 60 days after the expiration of the Exchange Offer, GEO will make this Prospectus available to broker-dealers for use in such resales. See "Plan of Distribution."

EFFECT OF NOT TENDERING

     The holders of outstanding notes not tendered into the Exchange Offer will have no further registration rights (except for the limited registration rights described above under the heading "Purpose of the Exchange Offer; Transferability of the Offered Notes") and such notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected upon completion of the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     Subject to the terms and conditions described in this Prospectus and the Letter of Transmittal, GEO will accept any of its outstanding notes validly tendered (and not validly withdrawn) before 12:00 midnight, Eastern Standard
Time, on                      , 1999. GEO will issue $1,000 principal amount of
the offered notes in exchange for each $1,000 principal amount of outstanding notes accepted in the Exchange Offer. Noteholders may tender some or all of their notes pursuant to the Exchange Offer. However, outstanding notes may be tendered only in $1,000 increments.

     The form and terms of the offered notes are substantially identical to the form and terms of the outstanding notes, except that the offered notes have been registered under the Securities Act of 1933 and will not bear any legend restricting their transfer. The offered notes will represent the same debt as the outstanding notes and will be issued pursuant to the same Indenture.

     As of the date of this Prospectus, outstanding notes representing $120.0 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the Depository Trust Company ("DTC"). This Prospectus, along with the Letter of Transmittal, is being sent to such registered holder and to others believed to have beneficial interests in the outstanding notes. GEO intends to conduct the Exchange Offer in accordance with the applicable requirements of the federal securities laws.

     GEO will be deemed to have accepted validly tendered notes when and if it has given oral or written notice of such acceptance to The Chase Manhattan Bank, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the offered notes from GEO. If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this Prospectus or otherwise, certificates for any such unaccepted notes will be returned (without expense) to the tendering noteholder promptly after the expiration of the Exchange Offer.

     Holders who tender outstanding notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of notes in the Exchange Offer. GEO will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Transfer Taxes" in this section below.

EXPIRATION DATE; EXTENSIONS; AMENDMENT

     The Exchange Offer will expire at 12:00 midnight, Eastern Standard Time, on
                     , 1999, unless GEO extends the Exchange Offer. To extend the Exchange Offer, GEO will notify the exchange agent and each registered holder of any extension by oral or written notice before 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration date. GEO reserves the right, in its sole discretion, to delay accepting any tendered notes, to extend the Exchange Offer or, if any of the conditions described below under the heading "Conditions to the Exchange Offer" have not been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the exchange agent. GEO also reserves the right, in its sole discretion, to amend the terms of the Exchange Offer in any manner.

PROCEDURES FOR TENDERING

     Only holders of outstanding notes may tender such notes into the Exchange Offer. To tender notes into the Exchange Offer, you must use one of the following methods.

        - Complete the Letter of Transmittal provided with this Prospectus (or a copy thereof), have the signatures on the Letter of Transmittal guaranteed (if required by the Letter of Transmittal), and deliver the Letter of Transmittal (or a copy thereof) to the exchange agent before the expiration of the Exchange Offer.

        - IF YOU HOLD YOUR NOTES THROUGH DTC, YOU MAY ACCEPT THE
          EXCHANGE OFFER THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM, AS DESCRIBED BELOW UNDER THE HEADING "BOOK-ENTRY TRANSFER."

        - Follow the book-entry transfer procedures described below under the heading "Book-Entry Transfer."

        - Follow the guaranteed delivery procedures described below under the heading "Guaranteed Delivery Procedures."

In addition, either (a) certificates for tendered notes must be received by the exchange agent along with the Letter of Transmittal before the expiration of the Exchange Offer, (b) a confirmation of a book-entry transfer of such outstanding notes into the exchange agent's account at DTC pursuant to the procedures for book-entry transfer must be received by the exchange agent before the expiration of the Exchange Offer, or (c) certificates for tendered notes must be delivered or a book-entry transfer must be made in accordance with the guaranteed delivery procedures described below.

     The tender by a noteholder that is not withdrawn before the expiration of the Exchange Offer will constitute an agreement between the noteholder and GEO in accordance with the terms and conditions described in this Prospectus and the Letter of Transmittal.

     The method of delivery of outstanding notes and the Letter of Transmittal and all other required documents to the exchange agent is at the election and risk of the noteholder. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the Exchange Offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. YOU SHOULD NOT SEND ANY TENDERED NOTE, LETTER OF TRANSMITTAL OR OTHER REQUIRED DOCUMENT TO GEO.

     If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender, you should (a) contact the registered holder promptly and instruct the registered holder to tender on your behalf or (b) if you wish to tender on your own behalf, before completing and executing the Letter of Transmittal and delivering your notes either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. Please note, however, that the transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal must be guaranteed unless the outstanding notes are tendered (a) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an eligible guarantor institution. Signature guarantees must be made by an "eligible guarantor institution" that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, including (as such terms are defined in Rule 17Ad-15): (1) a bank;
(2) a broker, dealer, municipal securities broker, municipal securities dealer, government securities broker or government securities dealer; (3) a credit union; (4) a national securities exchange, registered securities association or learning agency; or (5) a savings association that is a participant in a Securities Transfer Association recognized program.

     If the Letter of Transmittal is signed by a person other than the registered holder of the outstanding notes listed in the Letter of Transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, in each case signed by the registered holder as that registered holder's name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an "eligible guarantor institution."

     If you sign the Letter of Transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other fiduciary or in any representative capacity, you should so indicate when signing. Evidence satisfactory to GEO of your authority to so act must be submitted with the Letter of Transmittal, unless waived by GEO.

     All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by GEO in its sole discretion, which determination will be final and binding on all parties. GEO reserves the right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of counsel for GEO, be unlawful. GEO also reserves the right to waive any defects, irregularities or conditions of tender as to particular tendered notes. GEO's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as GEO determines. Although GEO intends to notify noteholders of defects or irregularities with respect to tenders of outstanding notes, none of GEO, the exchange agent or any other person will be liable for any failure to give such notification. Tenders of outstanding notes will be deemed to have been made only when such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering noteholders, unless otherwise provided in the Letter of Transmittal, promptly following the expiration of the Exchange Offer.

     In addition, GEO reserves the right, in its sole discretion, to (a) make offers for or purchase any outstanding notes that are not tendered into the Exchange Offer or (b) to terminate the Exchange Offer (as described below under the heading "Conditions to the Exchange Offer") and, to the extent permitted by applicable law, purchase some or all of the outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such offers or purchases could differ from the terms of the Exchange Offer.

     In all cases, the exchange of offered notes for outstanding notes will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC, a properly completed and duly executed Letter of Transmittal (or, in the case of book-entry transfer, an electronic acknowledgment to be bound by the Letter of Transmittal), and all other required documents. If any tendered notes are not accepted for any reason described in the terms and conditions of the Exchange Offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged notes will be returned without expense to the tendering noteholder (or, in the case of outstanding notes tendered by book-entry transfer, such nonexchanged notes will be credited to an account maintained with DTC) promptly after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of outstanding notes being tendered by causing DTC to transfer such outstanding notes into the exchange agent's account in accordance with DTC's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at DTC, the Letter of Transmittal (or a copy thereof) must be completed and transmitted to the exchange agent before the expiration of the Exchange Offer, unless (a) the Exchange Offer is accepted through DTC's Automated Tender Offer Program (as described in the next paragraph) or (b) the guaranteed delivery procedures described below are complied with.

     To accept the Exchange Offer through DTC's Automated Tender Offer Program, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through the Automated Tender Offer Program, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     If you are a registered holder of outstanding notes and desire to tender your notes but (a) your notes are currently unavailable, (b) insufficient time exists for your notes or other required documents to reach the exchange agent before the expiration of the Exchange Offer, or (c) you cannot complete the procedure for book-entry transfer on a timely basis, you may effect a tender if each of the following steps are taken.

        - You must effect your tender through an "eligible guarantor institution" (which includes any institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program and any "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934).

        - The exchange agent must receive from such "eligible guarantor institution," before the expiration of the Exchange Offer, a properly completed Letter of Transmittal and Notice of Guaranteed Delivery by telegram, telex, facsimile transmission, mail or hand delivery.

        - The Notice of Guaranteed Delivery (which has been provided with this Prospectus) must (1) include the name and address of the holder of the outstanding notes and the amount of outstanding notes tendered, (2) state that the tender is being made thereby, and (3) guarantee that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all tendered notes (in proper form for transfer) or a book-entry confirmation, and any other documents required by the Letter of Transmittal, will be deposited by the "eligible guarantor institution" with the exchange agent.

        - Certificates for all tendered notes (in proper form for transfer) or a book-entry confirmation, and any other documents required by the Letter of Transmittal, must be received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of outstanding notes may be withdrawn at any time before 12:00
midnight, Eastern Standard Time, on                      , 1999. For a
withdrawal to be effective, a written notice of withdrawal (or, for DTC participants, an electronic transmission through DTC's Automated Tender Offer Program) must be received by the exchange agent before the expiration of the Exchange Offer. Any notice of withdrawal must:

        - specify the name of the person having deposited the notes to be withdrawn;

        - identify the notes to be withdrawn (including the certificate number or numbers and principal amount of such notes);

        - be signed by the noteholder in the same manner as the original signature on the Letter of Transmittal by which such notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the Indenture governing the outstanding notes register the transfer of such notes into the name of the person withdrawing the tender; and

        - specify the name in which any such notes are to be registered, if different from that of the registered holder.

     All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by GEO, whose determination will be final and binding on all parties. Any notes so withdrawn will be deemed to not have been validly tendered for exchange for purposes of the Exchange Offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned (without cost) to the noteholder promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn notes may be retendered into the Exchange Offer at any time on or before the expiration of the Exchange Offer by following one of the procedures described above under the heading "Procedures for Tendering."

CONDITIONS TO THE EXCHANGE OFFER

     GEO will not be required to accept for exchange, or to issue the offered notes in exchange for, any outstanding notes and may terminate or amend the Exchange Offer if at any time before the acceptance or exchange of any notes, GEO determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

     These conditions are for the sole benefit of GEO and may be asserted by GEO regardless of the circumstances giving rise to any such condition or may be waived by GEO in whole or in part at any time or from time to time in its sole discretion. The failure by GEO at any time to exercise any of these rights will not be deemed a waiver of any such rights. Each such right will be deemed an ongoing right which may be asserted by GEO at any time or from time to time.

     In addition, GEO will not accept for exchange any tendered notes, and no offered notes will be issued in exchange for any tendered notes, if any stop order is threatened or in effect with respect to (a) the registration statement for the Exchange Offer and the offered notes or (b) the qualification under the Trust Indenture Act of 1939 of the Indenture that will govern the offered notes. In any such event, GEO is required to use its reasonable best efforts to obtain the withdrawal of any such stop order at the earliest possible moment.

TRANSFER TAXES

     Noteholders who tender outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with such tender. However, holders who instruct GEO to (a) register any offered notes in the name of a person other than the registered tendering holder or (b) request that outstanding notes not tendered or not accepted in the Exchange Offer be returned to a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax arising from such transfer.

THE EXCHANGE AGENT

     The Chase Manhattan Bank is serving as the exchange agent for the Exchange Offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE DIRECTED TO THE EXCHANGE AGENT AT ONE OF THE ADDRESSES LISTED BELOW. Questions, requests for assistance and requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the exchange agent at one of the addresses or telephone numbers listed below.

                            THE CHASE MANHATTAN BANK

         By Courier:                       By Hand:                  By Registered Mail:
  Chase Bank of Texas, N.A.        The Chase Manhattan Bank       Chase Bank of Texas, N.A.
   Corporate Trust Services       Corporate Trust-Securities       Corporate Trust Services
 1201 Main Street, 18th Floor               Window                     P.O. Box 219052
       Dallas, TX 75202                55 Water Street              Dallas, TX 75221-9053
                                   Room 234, North Building
                                      New York, NY 10041

                          By Facsimile: (214) 672-5932
             Confirm by Telephone: (214) 672-5678 or (212) 946-3487

     Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

                        DESCRIPTION OF THE OFFERED NOTES

ISSUANCE OF THE OFFERED NOTES

     The offered notes will be issued under the Indenture, dated July 31, 1998, between GEO and Chase Manhattan Trust Company, National Association, as the trustee, pursuant to which the outstanding notes were issued. GEO will furnish a copy of the Indenture, upon request, to any holder of its outstanding or offered notes. Upon the effectiveness of the Exchange Offer, the Indenture will be subject to and governed by the Trust Indenture Act of 1939.

     The offered notes will be issued in fully registered form only, without coupons, in $1,000 increments. The trustee under the Indenture will act as the paying agent and registrar for the offered notes. The offered notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the trustee's corporate trust office. No service charge will be made for any registration of transfer or exchange of the offered notes, but GEO may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange. GEO will make all payments on the offered notes at the trustee's designated corporate trust office. At GEO's option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered addresses of the noteholders. GEO may change the paying agent and registrar without notice to the noteholders.

     The offered notes and any of the outstanding notes that are not tendered into the Exchange Offer will be treated as a single class of securities under the Indenture. Accordingly, references in this section of the Prospectus to "notes" includes the offered notes and any of the outstanding notes that are not tendered into the Exchange Offer, unless otherwise indicated. The following summary of certain provisions of the Indenture and the notes is not complete. For a full description, you should refer to the complete copy of the Indenture, which has been filed as an exhibit to the registration statement relating to the Exchange Offer and the offered notes. You should also refer to the Trust Indenture Act of 1939, certain terms of which are made a part of the Indenture by reference.

PRINCIPAL, MATURITY AND INTEREST

     The notes are limited in aggregate principal amount to $200.0 million, of which up to $120.0 million in aggregate principal amount will be issued in the Exchange Offer. The notes will mature on August 1, 2008. Additional notes may be issued from time to time, subject to the limitations in the Indenture related to the incurrence of additional indebtedness by GEO and restrictions contained in GEO's senior credit facility. Interest on the notes will accrue at the rate of 10% per annum and will be payable semi-annually in cash on February 1 and August 1 of each year, to the registered noteholders as of the close of business on the 15th day of the month immediately preceding the applicable interest payment date. Interest on the offered notes will accrue from (a) the date of the last periodic payment of interest on the outstanding notes or (b) if no interest has yet been paid, from the date of issuance of the outstanding notes.

     The notes are not entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     Optional Redemption. GEO may redeem the notes, in whole at any time or in part from time to time, on and after August 1, 2003, upon notice to the noteholders of not less than 30 nor more than 60 days. Any such redemption must be effected at the following redemption prices (plus accrued and unpaid interest to the date of redemption), if redeemed during the twelve-month period commencing on August 1 of the year listed below. The redemption prices are expressed as percentages of the principal amount of the notes.

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   105.063%
2004........................................................   103.375%
2005........................................................   101.688%
2006 and thereafter.........................................   100.000%

     Optional Redemption Upon Public Equity Offerings. GEO may, at any time or from time to time on or before August 1, 2001, use the net cash proceeds of one or more public equity offerings to redeem up to 35% of the notes at a redemption price equal to 110.125% of the principal amount of such notes (plus accrued and unpaid interest thereon to the date of redemption). However, GEO may effect such a redemption only if at least 65% of the principal amount of the notes originally issued remain outstanding immediately after such redemption. To effect such a redemption, GEO must make the redemption within 90 days after the completion of any such public equity offering.

SELECTION AND NOTICE OF REDEMPTION

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption (a) in compliance with the requirements of the principal national securities exchange on which such notes are listed or (b) if the notes are not listed on a national securities exchange at such time, on a pro rata basis, by lot or by such method as the trustee deems to be fair and appropriate. However, no notes of a principal amount of $1,000 or less will be redeemed in part. In addition, if a partial redemption is made with the proceeds of a public equity offering, selection of the notes or portions thereof for redemption will be made by the trustee on a pro rata basis or on as nearly a pro rata basis as is practicable, unless such method is otherwise prohibited.

     GEO must provide any notice of redemption by first-class mail at least 30 days but not more than 60 days before the redemption date to each noteholder whose notes are to be redeemed. If any note is to be redeemed in part, the notice of redemption will state the portion of the principal amount of the applicable note to be redeemed. In any such case, a new note in a principal amount equal to the unredeemed portion will be issued in the name of the noteholder upon cancellation of the partially-redeemed note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as GEO has deposited with the paying agent funds in satisfaction of the redemption price.

SUBORDINATION

     The notes are unsecured senior subordinated obligations of GEO. The payment of all obligations on the notes is subordinated in right of payment to the prior payment in full of all obligations on senior debt of GEO (which includes GEO's senior credit facility). Upon any liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to GEO or its property, all obligations upon all of GEO's senior debt must first be paid in full before any payment is made on the notes. In the event of the insolvency of GEO, because of the subordination of the notes, holders of the notes may recover less, ratably, than the holders of GEO's senior debt. As of September 30, 1998, GEO had no senior debt outstanding (excluding the unused availability of $25.0 million under its senior credit facility).

     If any default occurs and is continuing in the payment when due of any amounts under any senior debt of GEO, GEO may not make any payment on the notes. In addition, GEO may not make any payment on or acquire any of the notes for a period of 180 days if (a) any other event of default occurs and is continuing with respect to any designated senior debt of GEO (which includes GEO's senior credit facility) permitting such debt to be accelerated and (b) the representative for the designated senior debt gives written notice of the default to the trustee, unless and until all events of default have been cured or waived or the representative for the designated senior debt terminates the 180-day blockage period. In no event will a blockage period extend beyond 180 days and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed on the commencement of any blockage period will be the basis for the commencement of a second blockage period, unless such event of default has been cured or waived for a period of at least 90 days.

CHANGE OF CONTROL

     Upon the occurrence of a change of control of GEO, each noteholder will have the right to require GEO to repurchase all or a portion of such noteholder's notes pursuant to the offer described below, at a purchase price equal to 101% of the principal amount of the notes (plus accrued and unpaid interest to the date of purchase). Within 30 days after any change of control, GEO must (a) offer to repay in full and terminate all commitments under GEO's senior credit facility and all other senior debt of GEO and repay the amounts owed to each lender which accepts the offer or (b) obtain all consents required under GEO's senior credit facility and all other senior debt of GEO to permit the repurchase of the notes. Neither GEO nor the trustee may waive the covenant relating to a noteholder's right to redemption upon a change of control of GEO.

     Within 30 days after the change of control, GEO must send a notice by first-class mail to each noteholder and the trustee. Such notice will govern the terms of GEO's offer. The notice must include, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date the notice is mailed, unless otherwise required by law.

     GEO can provide no assurance that, upon a change of control, it will have sufficient funds available to pay the purchase price for all the notes that might be delivered by noteholders seeking to accept the offer to repurchase. If it is required to repurchase notes upon a change of control, GEO expects that it would seek third party financing to the extent it lacks sufficient funds to meet its purchase obligations. However, GEO can provide no assurance that it would be able to obtain such financing on satisfactory terms, if at all.

     Restrictions in the Indenture on the ability of GEO to incur additional indebtedness, to grant liens on its property and to make certain asset sales may make more difficult or discourage a takeover of GEO, whether favored or opposed by management. The completion of any such transaction may in certain circumstances require redemption or repurchase of the notes, and GEO can provide no assurance that it or the acquiring party will have sufficient funds to effect any such redemption or repurchase. In addition, the restrictions in the Indenture, including the restrictions on transactions with affiliates, may make more difficult or discourage any leveraged buyout of GEO by management. Although such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not protect noteholders in all circumstances from the adverse aspects of a highly leveraged transaction.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants which limit the operation of GEO's business while the notes are outstanding:

     Limitation on Incurrence of Additional Indebtedness. GEO may not, directly or indirectly, incur, acquire or otherwise become responsible for the payment of any additional indebtedness, other than certain permitted indebtedness (which includes amounts under GEO's senior credit facility and capital lease and purchase money obligations of $5.0 million or less at any time outstanding). However, if no event of default has occurred and is continuing, GEO may incur additional indebtedness, including certain acquired indebtedness, if on the date of the incurrence of such indebtedness, after giving effect to the incurrence thereof, the consolidated fixed charge coverage ratio of GEO is greater than 2.0 to 1.0.

     Limitation on Restricted Payments. GEO may not make any of the following restricted payments if, at the time of or immediately after such restricted payment, (a) an event of default has occurred and is continuing, (b) GEO is unable to incur at least $1.00 of additional indebtedness in compliance with the covenant in the Indenture restricting the incurrence of additional indebtedness, or (c) the aggregate amount of such restricted payments made after the issue date of the outstanding notes (including the proposed payment) exceeds the sum of, among other things, 50% of GEO's cumulative consolidated net income from such issue date and 100% of the aggregate net cash proceeds received by GEO from the sale of its capital stock or an equity contribution by any of its shareholders:

        - pay any dividend or make any distribution (other than dividends or distributions payable in qualified capital stock of GEO) on shares of GEO's capital stock;

        - purchase, redeem or otherwise acquire any capital stock of GEO or any warrants, options or other rights to purchase shares of GEO's capital stock;

        - make any principal payment on, purchase, prepay or otherwise acquire, before any scheduled maturity or repayment date, any indebtedness of GEO that is subordinate or junior in right of payment to the notes; or

        - make any investment, other than certain permitted investments (which includes investments of $5.0 million or less at any time outstanding).

     However, these restrictions do not prohibit GEO from, among other things and so long as no event of default has occurred and is continuing, effecting certain repurchases of its common stock from its employees, upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed in any calendar year $750,000 plus the aggregate cash proceeds from any applicable life insurance policies for which GEO is the beneficiary.

     Limitation on Asset Sales. GEO may not effect certain asset sales unless:

        - it receives consideration at the time of such asset sale at least equal to the fair market value of the assets sold;

        - at least 80% of the consideration received from the asset sale is in the form of cash, cash equivalents or replacement assets and is received at the time of sale; and

        - it applies the net cash proceeds from the asset sale within 180 days of receipt to either prepay any senior debt of GEO (and effect a permanent reduction in the availability under the senior debt if it is a revolving credit facility), make an investment in replacement assets or a combination of such prepayment and investment.

     If GEO determines to not apply the net cash proceeds from any such asset sale, it must make an offer to purchase, from all noteholders on a pro rata basis, that amount of notes equal to the net cash proceeds not applied to prepay senior debt or purchase replacement assets, at a price equal to 100% of the principal amount of the notes (plus accrued and unpaid interest to the date of repurchase). In addition, if any non-cash consideration received by GEO in connection with any such asset sale is converted into cash, such conversion will be deemed to be an asset sale for purposes of this covenant. GEO may defer any required offer until there is an aggregate unutilized net cash proceeds of at least $5.0 million resulting from one or more applicable asset sales.

     If GEO transfers substantially all, but less than all, of its assets in a transaction permitted under the Indenture, the successor corporation will be deemed to have sold the properties and assets of GEO not so transferred for purposes of this covenant, and must comply with the provisions of this covenant with respect to such deemed sale.

     Limitation on Liens. GEO may not incur any lien on any of its assets unless
(a) in the case of liens securing indebtedness that is expressly subordinate or junior in right of payment to the notes, the notes are secured by a lien on such assets or proceeds that is senior in priority to such liens and (b) in all other cases, the notes are equally and ratably secured. Liens expressly exempted from this covenant include (1) liens securing GEO's senior credit facility and other senior debt and (2) liens securing refinancing indebtedness which is incurred to refinance indebtedness secured by permitted liens (provided that such liens cover no additional assets and are no more favorable to the lienholders than the liens securing the refinanced indebtedness).

     Prohibition on Incurrence of Senior Subordinated Debt. GEO may not incur or suffer to exist any indebtedness that is senior in right of payment to the notes and subordinate in right of payment to any other indebtedness of GEO.

     Merger, Consolidation and Sale of Assets. GEO may not consolidate or merge with or into any entity, or sell or otherwise dispose of all or substantially all of its assets unless, among other things:

        - the surviving or acquiring entity, as applicable, expressly assumes all payments on the notes and the performance of every covenant of the Indenture;

        - immediately after giving effect to such transaction, GEO or such surviving or acquiring entity, as applicable, has a consolidated net worth equal to or greater than the consolidated net worth of GEO immediately before such transaction; and

        - immediately before and immediately after giving effect to such transaction, no event of default has occurred or is continuing under the Indenture.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of GEO in accordance with this covenant, in which GEO does not survive, the surviving or acquiring entity, as applicable, will succeed to and may exercise every right and power of GEO under the Indenture and the notes.

     Limitations on Transactions with Affiliates. GEO may not enter into any transaction with or for the benefit of any of its affiliates, subject to certain exceptions, including:

        - transactions on terms that are no less favorable than those that might have been obtained in a comparable transaction on an arm's-length basis from a non-affiliate of GEO;

        - reasonable compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of GEO as determined in good faith by GEO's Board of Directors or senior management; and

        - any agreement in effect as of the issue date of the outstanding notes or any amendment thereto or any transaction contemplated thereby.

     The Board of Directors of GEO must approve all transactions with affiliates involving more than $250,000 by a resolution stating that it has determined that the transaction complies with this covenant. In addition, if GEO enters into any such transaction that involves more than $2.5 million, GEO must obtain a favorable opinion from an independent financial advisor as to the fairness of the transaction to GEO from a financial point of view.

     Conduct of Business. GEO may not engage in any business which is not reasonably related to the businesses in which GEO was engaged on the issue date of the outstanding notes.

     Reports to Noteholders. GEO is required to provide to all noteholders copies of the quarterly, annual and other reports which GEO is required to file with the SEC pursuant to the reporting requirements of the federal securities laws. If at any time GEO is not subject to the reporting requirements of the federal securities laws, GEO will file with the SEC (to the extent permitted) and provide to all noteholders with such annual, quarterly and other reports that it would be required to file if it were subject to such reporting requirements.

     Other Covenants. The Indenture also includes covenants relating to the following matters: the preservation of GEO's corporate existence; the payment of taxes; the maintenance of properties and insurance; compliance with laws; preventing restrictions on the ability of GEO's future subsidiaries to make certain payments to GEO; limitation on GEO's future subsidiaries to issue preferred stock; and limitation on GEO's future subsidiaries to guarantee any indebtedness. In addition, many of the covenants in the Indenture expressly apply to certain subsidiaries of GEO. Although GEO currently has no subsidiaries, such covenants would apply to subsidiaries formed or acquired by GEO while the notes are outstanding.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "events of default," subject to certain exceptions and qualifications:

        - the failure to pay interest on any of the notes when such interest becomes due and payable, for a period of 30 days;

        - the failure to pay the principal on any of the notes, when such principal becomes due and payable (including the failure to purchase notes upon certain asset sales or changes of control of GEO);

        - a default in the observance of any other provision of the Indenture which continues for a period of 30 days after GEO receives written notice of the default from the trustee or the holders of at least 25% of the notes;

        - the failure to pay the principal amount of any indebtedness of GEO, at the final maturity or upon the acceleration of such indebtedness, if the aggregate principal amount of such indebtedness, together with the principal amount of any other indebtedness of GEO in default, aggregates $2.5 million or more at any time;

        - one or more judgments in an aggregate amount more than $2.5 million rendered against GEO and remaining undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

        - certain events of bankruptcy of GEO.

     If an event of default has occurred and is continuing and is not waived by the holders of a majority in principal amount of the notes, the trustee or the holders of at least 25% in principal amount of the notes may declare the principal and accrued interest on the notes to be due and payable by notice in writing to GEO and the trustee. Upon certain events of bankruptcy of GEO, all unpaid principal and accrued interest on the notes will become immediately due and payable without any declaration or other act on the part of the trustee or any noteholder.

     At any time after a declaration of acceleration has been delivered, the holders of a majority in principal amount of the notes may rescind such declaration if, among other things, all events of default have been cured or waived (except for the nonpayment of principal or interest that has become due solely because of the acceleration).

     The holders of a majority in principal amount of the notes may waive any existing event of default under the Indenture, except for a default in the payment of the principal of or interest on any of the notes.

     Noteholders may not enforce the Indenture or the notes except as provided in the Indenture and the Trust Indenture Act of 1939. Subject to the provisions of the Indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the noteholders, unless such noteholders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the notes have the right to direct the time, method and place of conducting any proceeding for any remedy or power available to the trustee, subject to the provisions of the Indenture and applicable law.

     Under the Indenture, GEO must provide an officers' certificate to the trustee promptly upon any officer of GEO obtaining knowledge of the occurrence of any event of default. GEO must provide such certification at least annually whether or not any event of default is known by any of its officers.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     GEO may, at any time, elect to have its obligations under the notes legally defeased. Legal defeasance means that GEO will be deemed to have paid and discharged the entire indebtedness and all of its obligations under the notes, subject to certain conditions, including (a) the right of noteholders to receive payments in respect of the principal of and interest on the notes when such payments become due and (b) GEO's compliance with the legal defeasance provisions of the Indenture.

     In addition, GEO may, at any time, elect to have its obligations with respect to certain covenants in the Indenture defeased. Covenant defeasance means that GEO will be released from its obligations under the applicable covenants and any failure by GEO to comply with such obligations will thereafter not constitute an event of default under the Indenture. If covenant defeasance occurs, certain events (other than non-payment, bankruptcy and insolvency events) will no longer be events of default under the Indenture.

     GEO may effect legal or covenant defeasance upon the satisfaction of certain conditions, including, among other things, that:

        - GEO irrevocably deposit with the trustee sufficient funds to pay the principal of and interest on the notes on the applicable due dates;

        - GEO deliver to the trustee an opinion of counsel confirming that the noteholders will be subject to federal income tax in the same manner as if such legal or covenant defeasance had not occurred; and

        - no event of default has occurred and is continuing on the date of such deposit or, if such event of default results from the bankruptcy or insolvency of GEO, at any time in the period ending on the 91st day after the deposit.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect as to all of the notes, subject to certain exceptions, when either:

        - all previously authenticated and delivered notes have been delivered to the trustee for cancellation; or

        - all notes not previously delivered to the trustee for cancellation have become due and payable and GEO has irrevocably deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on such notes, and no event of default under the Indenture has occurred and is continuing on the date of such deposit or will occur as a result of such deposit.

MODIFICATION OF THE INDENTURE

     GEO and the trustee may amend the Indenture, without the consent of the noteholders, for certain specified purposes, including curing ambiguities, defects or inconsistencies, if such amendment does not adversely affect the rights of any of the noteholders. Certain amendments to the Indenture may be made only with the consent of the holders of a majority in principal amount of the notes, including any amendment that would:

        - reduce the amount of notes whose holders must consent to an amendment;

        - reduce the rate, or change the time for payment, of interest on the notes;

        - reduce the principal, or change the maturity, of the notes;

        - change the date on which the notes may be subject to redemption or reduce any redemption price;

        - change any provision in the Indenture that protects the right of each noteholder to receive the principal of and interest on the notes or to bring suit to enforce such payment;

        - change the provision in the Indenture that permits the holders of a majority in principal amount of the notes to waive events of default;

        - amend in any material respect the obligation of GEO to repurchase notes upon certain assets sales or changes of control of GEO, after any such obligation arises; or

        - change any provision of the Indenture affecting the subordination or ranking of the notes in a manner which adversely affects the noteholders.

GOVERNING LAW

     The Indenture and the notes will be governed by the laws of the State of New York.

THE TRUSTEE

     Chase Manhattan Trust Company, National Association is the trustee under the Indenture. The Indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically stated in the Indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it by the Indenture and use the same degree of care and skill in such exercise as a prudent person would use under the same circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the Trust Indenture Act of 1939 contain certain limitations on the rights of the trustee, should it become a creditor of GEO, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim. Subject to the Trust Indenture Act of 1939, the trustee will be permitted to engage in other transactions. However, if the trustee acquires any conflicting interest as described in the Trust Indenture Act of 1939 and an event of default exists, the trustee must eliminate such conflict or resign as trustee.

                     FORM AND DELIVERY OF THE OFFERED NOTES

     The offered notes will initially be issued in the form of one or more registered notes in global form without coupons, except as described below. Each global note will be deposited on the date of the issuance of the offered notes with, or on behalf of, the Depository Trust Company (the "Depository") and registered in the name of a nominee of the Depository.

     The Depository has advised GEO that it is (a) a limited purpose trust company organized under the laws of the State of New York, (b) a member of the Federal Reserve System, (c) a "clearing corporation" within the meaning of the Uniform Commercial Code, and (d) a "Clearing Agency" registered pursuant to
Section 17A of the Securities Exchange Act of 1934. The Depository was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     GEO expects that pursuant to procedures established by the Depository (a) upon deposit of the global notes, the Depository will credit, on its internal system, the principal amount of the offered notes to the respective accounts of participants with an interest in any of the global notes and (b) ownership of the offered notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interest of participants), participants and indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability of persons in such states to transfer the offered notes or to pledge the offered notes as collateral will be limited to such extent.

     So long as the Depository or its nominee is the registered owner of the global notes, the Depository or such nominee will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note will not be (a) entitled to have notes represented by such global note registered in their names, (b) entitled to receive physical delivery of certificated securities (as discussed in the next section), or (c) considered the owners or holders of the offered notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. As a result, the ability of a person having a beneficial interest in any of the notes represented by a global note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, to exercise any right of a noteholder under the Indenture or such global note, each holder of a beneficial interest in a global note must rely on the procedures of the Depository and, if such noteholder is not a participant or an indirect participant of the Depository, on the procedures of the participant through which such noteholder owns its interest. GEO understands that under existing industry practice: (a) if GEO requests any action of the noteholders, the Depository and the Depository's participants would act upon the instructions of such noteholders; and (b) if the owner of a beneficial interest in a global note desires to take any action that the Depository is entitled to take, as the holder of the global note, the Depository would authorize the Depository's participants to take such action and the participants would authorize the noteholders owning through such participants to take such action. Neither GEO nor the trustee under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of the offered notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such notes.

     The trustee under the Indenture will make all payments on any offered notes represented by a global note to or at the direction of the Depository or its nominee, in its capacity as the registered holder of the global notes. Under the terms of the Indenture, GEO and the trustee may treat the persons in whose names the offered notes (including the global notes) are registered as the owners of such notes for the purpose of receiving payment on such notes and for any other purpose whatsoever. Consequently, neither GEO nor the trustee will have any responsibility or liability to make payments to the beneficial owners of the offered notes, or to immediately credit the accounts of the Depository participants with such payments. Payments by participants and indirect participants of the Depository to the beneficial owners of the offered notes will be governed by standing instructions and customary practice and will be the responsibility of such participants and indirect participants.

                            CERTIFICATED SECURITIES

     Securities in registered definitive form without coupons will be issued to each person that the Depository identifies as the beneficial owner of notes represented by the global notes (upon surrender by the Depository of its global notes) if: (a) GEO notifies the trustee in writing that the Depository is no longer willing or able to act as the depository for the notes and GEO is unable to locate a qualified successor within 90 days; (b) GEO notifies the trustee in writing that it elects to cause the issuance of notes in definitive form under the Indenture; or (c) upon the occurrence of certain other events. In addition, subject to certain conditions, any person having a beneficial interest in a global note may, upon request to the trustee, exchange such beneficial interest for securities in registered definitive form. Upon any such issuance, the trustee is required to register such notes in the name of such person (or such person's nominee) and deliver the notes to such person.

     Neither GEO nor the trustee will be liable for any delay by the Depository or any of the Depository's participants or indirect participants in identifying the beneficial owners of the offered notes. GEO and the trustee may rely conclusively upon, and will be protected in relying upon, instructions from the Depository for all purposes (including with respect to the registration and delivery of notes to be issued and the principal amounts of any such notes).

                       FEDERAL INCOME TAX CONSIDERATIONS

     The exchange of outstanding notes for offered notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the outstanding notes and, therefore, should not constitute an exchange for federal income tax purposes. Accordingly, such exchange of notes should have no federal income tax consequences to holders of outstanding notes.

     The preceding discussion is a summary only and is not a complete analysis of all potential tax effects of the Exchange Offer. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the offered notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF EXCHANGING YOUR NOTES FOR OFFERED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives offered notes for its own account in exchange for outstanding notes in the Exchange Offer, where such outstanding notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such offered notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with such resales. GEO has agreed that, for a period of 60 days after the expiration of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     In addition, until                      , 1999 (90 days after the date of
this Prospectus), all dealers that effect transactions in the offered notes, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     GEO will not receive any proceeds from any sale of offered notes by broker-dealers. Offered notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the offered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such offered notes. Any broker-dealer that resells the offered notes that were received by it for its own account in the Exchange Offer and any broker-dealer that participates in a distribution of such offered notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on any such resale of offered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

     For a period of 60 days after the expiration of the Exchange Offer, GEO will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. GEO has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealer and will indemnify holders of the outstanding notes (including any broker-dealer) against certain liabilities, including certain liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     Thompson Hine & Flory LLP has passed upon the validity of the offered notes for GEO.

                                    EXPERTS

     The financial statements of GEO as of December 31, 1997 and for the period from January 1, 1997 through March 24, 1997 and for the period from March 25, 1997 through December 31, 1997 that appear in this Prospectus have been audited by Crowe, Chizek and Company LLP, independent certified public accountants, and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

     The financial statements of GEO as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 that appear in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

     The financial statements of the Paper Chemicals and Construction and Processing Chemicals, businesses of Henkel Corporation and Henkel Canada Limited as of December 31, 1996 and March 24, 1997 and for the year ended December 31, 1996 and the period from January 1, 1997 through March 24, 1997 that appear in this Prospectus have been audited by Crowe, Chizek and Company LLP, independent certified public accountants, and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

     The financial statements of TRIMET as of June 30, 1998 and 1997 and for each of the three years in the period ended June 30, 1998 that appear in this Prospectus have been audited by Crowe, Chizek and Company LLP, independent certified public accountants, and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
FINANCIAL STATEMENTS OF GEO SPECIALTY CHEMICALS, INC.
Report of Independent Auditors..............................     F-3
Report of Independent Accountants...........................     F-4
Balance Sheets (as of December 31, 1996 and 1997 and
  September 30, 1998).......................................     F-5
Statements of Operations (for the years ended December 31,
  1995, 1996 and 1997 and for the nine month period ended
  September 30, 1998).......................................     F-6
Statements of Shareholders' Equity (for the years ended
  December 31, 1995, 1996 and 1997 and for the nine month
  period ended September 30, 1998)..........................     F-7
Statements of Cash Flows (for the years ended December 31,
  1995, 1996 and 1997 and for the nine month period ended
  September 30, 1998).......................................     F-8
Notes to Financial Statements...............................    F-12

FINANCIAL STATEMENTS OF THE PAPER CHEMICALS AND CONSTRUCTION
  AND PROCESSING CHEMICALS, BUSINESSES OF HENKEL CORPORATION
  AND HENKEL CANADA LIMITED
Report of Independent Auditors..............................    F-26
Balance Sheets (as of December 31, 1996 and March 24,
  1997).....................................................    F-27
Statements of Operations (for the year ended December 31,
  1996 and for the period from January 1, 1997 through March
  24, 1997).................................................    F-28
Statements of Divisional Equity (for the year ended December
  31, 1996 and for the period from January 1, 1997 through
  March 24, 1997)...........................................    F-29
Statements of Cash Flows (for the year ended December 31,
  1996 and for the period from January 1, 1997 through March
  24, 1997).................................................    F-30
Notes to Financial Statements...............................    F-31

FINANCIAL STATEMENTS OF THE TRIMET TECHNICAL PRODUCTS
  DIVISION OF MALLINCKRODT INC.
Report of Independent Auditors..............................    F-37
Balance Sheets (as of June 30, 1997 and 1998)...............    F-38
Statements of Operations (for the years ended June 30, 1996,
  1997 and 1998)............................................    F-39
Statements of Divisional Equity (for the years ended June
  30, 1996, 1997 and 1998)..................................    F-40
Statements of Cash Flows (for the years ended June 30, 1996,
  1997 and 1998)............................................    F-41
Notes to Financial Statements...............................    F-42

                         GEO SPECIALTY CHEMICALS, INC.
                                Cleveland, Ohio

                              FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
GEO Specialty Chemicals, Inc.
Cleveland, Ohio

     We have audited the accompanying balance sheet of GEO Specialty Chemicals, Inc. (the successor) as of December 31, 1997 and the statements of operations, shareholders' equity, and cash flows for the period March 25, 1997 through December 31, 1997 and the statements of income, shareholders' equity, and cash flows for the period January 1, 1997 through March 24, 1997 for GEO Specialty Chemicals, Inc. (the predecessor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the financial position of GEO Specialty Chemicals, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the periods March 25, 1997 through December 31, 1997 and January 1, 1997 through March 24, 1997 in conformity with generally accepted accounting principles.

                                          Crowe, Chizek and Company LLP

Oak Brook, Illinois
March 24, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
GEO Specialty Chemicals, Inc.
Cleveland, Ohio

     We have audited the accompanying balance sheet of GEO Specialty Chemicals, Inc. (an Ohio corporation) as of December 31, 1996 and the related statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GEO Specialty Chemicals, Inc. as of December 31, 1996, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Cleveland, Ohio
March 7, 1997

                         GEO SPECIALTY CHEMICALS, INC.

                                 BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                              -----------------   SEPTEMBER 30,
                                                               1996      1997         1998
                                                              -------   -------   -------------
                                                                                   (UNAUDITED)
ASSETS
Current assets
  Cash......................................................  $--.....  $   696     $  1,222
  Trade accounts receivable, net of allowance for doubtful
     accounts of $112 in 1996, $186 in 1997, and $172 in
     1998...................................................    3,453    14,580       20,773
  Other receivables.........................................      502       506          633
  Inventory.................................................    1,913     8,004        9,943
  Prepaid expenses and other current assets.................       72       460          624
  Refundable income taxes...................................       --        --          526
  Deferred taxes............................................       --       236          236
                                                              -------   -------     --------
          Total current assets..............................    5,940    24,482       33,957
Property and equipment, net.................................   13,928    67,851       91,773
Other assets
  Intangible assets, net....................................      813     3,384        5,476
  Goodwill, net.............................................    2,661       969       32,623
  Other accounts receivable.................................    1,392     1,032          751
  Other.....................................................      724       594          707
                                                              -------   -------     --------
                                                              5,590..     5,979       39,557
                                                              -------   -------     --------
                                                              $25,458.. $98,312     $165,287
                                                              =======   =======     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt.........................  $ 2,597   $ 3,560     $    760
  Checks written in excess of bank balance..................      518        --           --
  Accounts payable..........................................    2,760     8,041        9,662
  Other accounts payable....................................      448       448          448
  Accrued expenses and other current liabilities............    1,815     3,652        5,189
                                                              -------   -------     --------
          Total current liabilities.........................    8,138    15,701       16,059
Revolving line of credit....................................    1,483     3,639           --
Long-term debt..............................................   11,973    55,175           --
Senior subordinated notes...................................       --        --      120,000
Other long-term liabilities.................................    1,015     4,853        5,257
Other accounts payable......................................    1,472     1,059          680
Deferred taxes..............................................       --     1,495        1,409
                                                              -------   -------     --------
                                                              15,943..   66,221      127,346
Shareholders' equity
  Class A voting common stock, $1 par value, 1,035 shares
     and 535 authorized, 42, 104, and 136 shares issued and
     outstanding at December 31, 1996 and 1997 and September
     30, 1998, respectively.................................       --        --           --
  Class B nonvoting common stock, $1 par value, 215 shares
     authorized, 104, 0, and 0 shares issued and outstanding
     at December 31, 1996 and 1997 and September 30, 1998,
     respectively...........................................       --        --           --
  Additional paid-in capital................................    1,757    14,901       20,901
  Retained earnings (accumulated deficit)...................     (380)    1,489          981
                                                              -------   -------     --------
                                                                1,377    16,390       21,882
                                                              -------   -------     --------
                                                              $25,458   $98,312     $165,287
                                                              =======   =======     ========

                See accompanying notes to financial statements.

                         GEO SPECIALTY CHEMICALS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                        PREDECESSOR                           SUCCESSOR
                                       (SEE NOTE 2)                          (SEE NOTE 2)
                               -----------------------------   ----------------------------------------
                                  YEARS ENDED       PERIOD       PERIOD         PERIOD      NINE MONTHS
                                 DECEMBER 31,      JAN. 1 TO    MARCH 25       MARCH 25        ENDED
                               -----------------   MARCH 24,   TO DEC. 31,   TO SEPT. 30,    SEPT. 30,
                                1995      1996       1997         1997           1997          1998
                               -------   -------   ---------   -----------   ------------   -----------
                                                                                    (UNAUDITED)
Net sales....................  $21,187   $23,869    $9,109       $91,727       $63,161        $92,454
Cost of sales................   18,112    20,649     8,542        72,626        49,262         75,490
                               -------   -------    ------       -------       -------        -------
GROSS PROFIT.................    3,075     3,220       567        19,101        13,899         16,964
Selling, general, and
  administrative expenses....    2,071     2,191       808        11,078         7,059          9,595
                               -------   -------    ------       -------       -------        -------
INCOME (LOSS) FROM
  OPERATIONS.................    1,004     1,029      (241)        8,023         6,840          7,369
Other income (expense)
  Interest expense...........   (1,164)   (1,118)     (420)       (5,180)       (3,464)        (5,978)
  Other......................      369       136       (15)          150           136            100
                               -------   -------    ------       -------       -------        -------
                                  (795)     (982)     (435)       (5,030)       (3,328)        (5,878)
                               -------   -------    ------       -------       -------        -------
INCOME (LOSS) BEFORE TAXES,
  AND EXTRAORDINARY ITEM.....      209        47      (676)        2,993         3,512          1,491
Provision for income taxes...       --        --        --           999           592            502
                               -------   -------    ------       -------       -------        -------
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM.........      209        47      (676)        1,994         2,920            989
Extraordinary loss on early
  extinguishment of debt,
  net........................       --      (113)       --          (505)         (505)        (1,497)
                               -------   -------    ------       -------       -------        -------
NET INCOME (LOSS)............  $   209   $   (66)   $ (676)      $ 1,489       $ 2,415        $  (508)
                               =======   =======    ======       =======       =======        =======

                See accompanying notes to financial statements.

                         GEO SPECIALTY CHEMICALS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                  NUMBER     NUMBER
                                    OF         OF                       RETAINED
                                  CLASS A    CLASS B    ADDITIONAL      EARNINGS
                                  COMMON     COMMON      PAID-IN      (ACCUMULATED
                                  SHARES     SHARES      CAPITAL        DEFICIT)       TOTAL
                                  -------    -------    ----------    ------------    -------
PREDECESSOR
Balance January 1, 1995.........     42        104       $ 1,757        $  (523)      $ 1,234
Net income......................     --         --            --            209           209
                                    ---        ---       -------        -------       -------
Balance December 31, 1995.......     42        104         1,757           (314)        1,443
Net loss........................     --         --            --            (66)          (66)
                                    ---        ---       -------        -------       -------
Balance December 31, 1996.......     42        104         1,757           (380)        1,377
Net loss........................     --         --            --           (676)         (676)
                                    ---        ---       -------        -------       -------
Balance March 24, 1997..........     42        104       $ 1,757        $(1,056)      $   701
                                    ===        ===       =======        =======       =======
SUCCESSOR
Stock issued....................    104         --       $14,901        $    --       $14,901
Net income for period March 25,
  1997 through December 31,
  1997..........................     --         --            --          1,489         1,489
                                    ---        ---       -------        -------       -------
Balance December 31, 1997.......    104         --        14,901          1,489        16,390
Stock issued....................     32         --         6,000             --         6,000
Net loss for period January 1,
  1998 through September 30,
  1998 (unaudited)..............     --         --            --           (508)         (508)
                                    ---        ---       -------        -------       -------
Balance September 30, 1998
  (unaudited)...................    136         --       $20,901        $   981       $21,882
                                    ===        ===       =======        =======       =======

                See accompanying notes to financial statements.

                         GEO SPECIALTY CHEMICALS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                           PREDECESSOR                            SUCCESSOR
                                           (SEE NOTE 2)                          (SEE NOTE 2)
                                  ------------------------------   ----------------------------------------
                                     YEARS ENDED        PERIOD       PERIOD         PERIOD      NINE MONTHS
                                     DECEMBER 31,      JAN. 1 TO    MARCH 25       MARCH 25        ENDED
                                  ------------------   MARCH 24,   TO DEC. 31,   TO SEPT. 30,    SEPT. 30,
                                   1995       1996       1997         1997           1997          1998
                                  -------   --------   ---------   -----------   ------------   -----------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES
  Net income (loss).............  $   209   $    (66)   $  (676)    $  1,489       $  2,415      $   (508)
  Adjustments to reconcile net
     income (loss) to net cash
     from operating activities
     Depreciation, depletion,
       and amortization.........      792      1,022        363        4,334          2,831         5,502
     Gain on sale of property,
       plant, and equipment.....     (335)        --         --           --             --            --
     Extraordinary loss on early
       extinguishment of debt...       --        113         --          505            505         1,497
     Deferred income tax expense
       (benefit)................       --         --                     389            259           (86)
     Bad debt expense...........       --         --         --           63             --            --
     Noncash other income
       related to the Courtney
       settlement agreement.....       --       (136)        --           --             --            --
  Change in assets and
     liabilities net of effects
     from acquisitions
     Accounts
       receivable -- trade......   (2,495)      (729)    (1,367)      (1,654)        (1,366)       (2,293)
     Other accounts
       receivable...............       --         --       (494)         854            661            69
     Inventories................     (242)       170       (179)      (1,422)          (242)          236
     Prepaid expenses and other
       assets...................      (44)      (159)       (30)        (344)          (503)       (1,109)
     Accounts payable and
       accrued expenses.........    2,702      1,025        416        2,495          2,230           940
     Other accounts payable.....       --        261       (110)          --             --            --
     Checks written in excess of
       bank balance.............      201        (91)       562       (1,080)        (1,080)           --
                                  -------   --------    -------     --------       --------      --------
          Net cash from
            operating
            activities..........      788      1,410     (1,515)       5,629          5,710         4,248
CASH FLOWS FROM INVESTING
  ACTIVITIES
  Purchases of property, plant,
     and equipment..............     (531)      (559)      (127)      (3,177)        (1,581)       (3,806)

                See accompanying notes to financial statements.

                         GEO SPECIALTY CHEMICALS, INC.

                                 (IN THOUSANDS)

                                           PREDECESSOR                            SUCCESSOR
                                           (SEE NOTE 2)                          (SEE NOTE 2)
                                  ------------------------------   ----------------------------------------
                                     YEARS ENDED        PERIOD       PERIOD         PERIOD      NINE MONTHS
                                     DECEMBER 31,      JAN. 1 TO    MARCH 25       MARCH 25        ENDED
                                  ------------------   MARCH 24,   TO DEC. 31,   TO SEPT. 30,    SEPT. 30,
                                   1995       1996       1997         1997           1997          1998
                                  -------   --------   ---------   -----------   ------------   -----------
                                                                                        (UNAUDITED)
  Acquisition of paper and
     construction processing
     businesses from Henkel
     Corporation, net of assumed
     liabilities................  $    --   $     --    $    --     $(54,210)      $(54,210)     $     --
  Acquisition of Trimet business
     from Mallinckrodt Inc., net
     of assumed liabilities.....       --         --         --           --             --       (59,816)
  Proceeds from sale of
     property, plant, and
     equipment..................      344         --         --           --             --            --
  Proceeds from sale of
     Andersonville mining
     facility...................       --      4,000         --           --             --            --
  Acquisition of land and
     mineral reserves from
     National Refractories &
     Minerals Corporation.......       --       (199)        --           --             --            --
  Acquisition of aluminum
     sulphate business and
     Andersonville mining
     facility of Cytec
     Industries Inc., net of
     assumed liabilities........       --    (11,345)        --           --             --            --
                                  -------   --------    -------     --------       --------      --------
          Net cash from
            investing
            activities..........     (187)    (8,103)      (127)     (57,387)       (55,791)      (63,622)
CASH FLOWS FROM FINANCING
  ACTIVITIES
  Revolving line of credit
     borrowings (payments),
     net........................      464       (511)     2,017          139          1,499        (3,640)
  Proceeds from bank
     borrowing..................       --     14,000         --       65,500         65,500            --
  Proceeds from issuance on
     subordinated notes.........       --         --         --           --             --       120,000
  Payments made on long-term
     borrowing..................   (1,039)    (5,580)      (372)     (20,963)       (20,344)      (57,975)
  Payment on note payable to
     seller of Courtney.........       --       (380)        --           --             --            --
  Payments on capital leases....      (21)       (24)        (3)         (23)           (10)           --

                See accompanying notes to financial statements.

                         GEO SPECIALTY CHEMICALS, INC.

                                 (IN THOUSANDS)

                                           PREDECESSOR                            SUCCESSOR
                                           (SEE NOTE 2)                          (SEE NOTE 2)
                                  ------------------------------   ----------------------------------------
                                     YEARS ENDED        PERIOD       PERIOD         PERIOD      NINE MONTHS
                                     DECEMBER 31,      JAN. 1 TO    MARCH 25       MARCH 25        ENDED
                                  ------------------   MARCH 24,   TO DEC. 31,   TO SEPT. 30,    SEPT. 30,
                                   1995       1996       1997         1997           1997          1998
                                  -------   --------   ---------   -----------   ------------   -----------
                                                                                        (UNAUDITED)
  Proceeds from stock
     issuance...................  $    --   $     --    $    --     $ 14,754       $ 14,754      $  6,000
  Payment of deferred financing
     costs......................       (5)      (812)        --       (3,731)        (3,731)       (4,485)
  Cash consideration paid to
     predecessor shareholder....       --         --         --       (3,222)        (3,222)           --
                                  -------   --------    -------     --------       --------      --------
          Net cash from
            financing
            activities..........     (601)     6,693      1,642       52,454         54,446        59,900
                                  -------   --------    -------     --------       --------      --------
Net change in cash..............       --         --         --          696          4,365           526
Cash at beginning of period.....       --         --         --           --             --           696
                                  -------   --------    -------     --------       --------      --------
CASH AT END OF PERIOD...........  $    --   $     --    $    --     $    696       $  4,365      $  1,222
                                  =======   ========    =======     ========       ========      ========
Supplemental disclosures of cash
  flow information
     Cash paid for
       Interest.................  $   527   $    956    $ 1,147     $  3,076       $  1,990      $  4,216
       Taxes....................       10         --         --          242           (142)          440
Supplemental schedule of noncash
  investing and financing
  activities
     In conjunction with the
       acquisition of Henkel
       Corporation, liabilities
       were assumed as follows:
          Fair value of assets
            acquired............       --         --         --       59,884         59,884            --
          Cash paid.............       --         --         --      (54,210)       (54,210)           --
                                  -------   --------    -------     --------       --------      --------
            Liabilities
               assumed..........       --         --         --        5,674          5,674            --
     In conjunction with the
       change in control of the
       Company on March 24,
       1997, liabilities were
       assumed as follows:
          Fair market value of
            assets..............       --         --         --       30,917         30,917            --
          Predecessor basis of
            shareholder's
            equity..............       --         --         --         (105)          (105)
          Cash received.........       --         --         --      (14,754)       (14,754)           --
                                  -------   --------    -------     --------       --------      --------
            Liabilities
               assumed..........       --         --         --       16,058         16,058            --

                See accompanying notes to financial statements.

                         GEO SPECIALTY CHEMICALS, INC.

                                 (IN THOUSANDS)

                                           PREDECESSOR                            SUCCESSOR
                                           (SEE NOTE 2)                          (SEE NOTE 2)
                                  ------------------------------   ----------------------------------------
                                     YEARS ENDED        PERIOD       PERIOD         PERIOD      NINE MONTHS
                                     DECEMBER 31,      JAN. 1 TO    MARCH 25       MARCH 25        ENDED
                                  ------------------   MARCH 24,   TO DEC. 31,   TO SEPT. 30,    SEPT. 30,
                                   1995       1996       1997         1997           1997          1998
                                  -------   --------   ---------   -----------   ------------   -----------
                                                                                        (UNAUDITED)
     In conjunction with the
       acquisition of Trimet
       from Mallinckrodt Inc.,
       liabilities were assumed
       as follows:
          Fair value of assets
            acquired............  $    --   $     --    $    --     $     --       $     --      $ 62,412
          Cash paid.............       --         --         --           --             --       (59,816)
                                  -------   --------    -------     --------       --------      --------
            Liabilities
               assumed..........       --         --         --           --             --         2,596
Seller note on acquisition of
  land and mineral reserves from
  National Refractories &
  Minerals Corporation..........       --      1,890         --           --             --            --
Assumed liabilities in
  acquisition of aluminum
  sulphate business and
  Andersonville mining facility
  of Cytec Industries Inc.......       --        586      1,000           --             --            --

                See accompanying notes to financial statements.

                         GEO SPECIALTY CHEMICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        (IN THOUSANDS EXCEPT SHARE DATA)

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business: GEO Specialty Chemicals, Inc. (the Company) was incorporated in the state of Ohio for the purpose of owning and operating specialty chemical businesses. The Company's manufacturing process produces a variety of specialty chemical products for use in various major chemical markets. The Company produces more than 300 products. These products are used primarily in the construction, paper, water treating and oil field industries. The Company sells these products to customers located throughout the United States and in some European markets.

     The Company operates in an environment with many financial and operating risks, including, but not limited to, intense competition, fluctuations in cost and supply of raw materials, technological changes, and environmental matters. As discussed in Notes 7 and 8, the Company has a high level of indebtedness which creates liquidity and debt service risks.

     Revenue Recognition: Revenues are recognized upon transfer of the goods to the customer.

     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reclamation reserves and mineral reserves are particularly subject to change.

     Interim Financial Statements: In the opinion of management, the unaudited balance sheet as of September 30, 1998 and statements of operations and cash flows for the period March 25, 1997 through September 30, 1997 and for the nine months ended September 30, 1998 included herein reflect all normal recurring adjustments necessary for a fair presentation of the results of the interim periods reflected. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted from the financial statements pursuant to applicable rules and regulations of the Securities and Exchange Commission. The results for interim periods are not necessarily indicative of results to be expected for the year.

     Fair Value of Financial Instruments: The Company's financial instruments are comprised of cash, trade accounts receivable, other accounts receivable, accounts payable, other accounts payable, accrued expenses and other current liabilities, long term debt, revolving line of credit and other long term liabilities. The carrying value of these instruments approximates fair value.

     Property and Equipment: Property and equipment are depreciated on a straight-line method over their estimated useful lives ranging from 5 to 40 years. Mineral reserves are depleted on a units-of-production basis.

     Inventories: Inventories are stated at the lower of cost or market, with cost being determined on a first-in, first-out (FIFO) basis.

     Income Taxes: The Company accounts for its income taxes based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. The Company also recognizes the deferred tax asset for the benefit of operating loss carryforwards.

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

     Intangible Assets: Intangible assets, which consist principally of deferred financing costs, are amortized on a straight-line basis over 15 years or the terms of the respective financing agreements.

     Goodwill: Goodwill is amortized on a straight-line basis over 15 years. The Company periodically assesses whether a change in circumstances has occurred subsequent to an acquisition which would indicate whether the future useful life of an asset should be revised. The Company considers the future earnings potential of the acquired business in assessing the recoverability of goodwill.

     Environmental Expenditures: The Company accrues for environmental expenses resulting from existing conditions that relate to past operations when costs are probable and reasonably estimable.

     Accounting Standards: The Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of this new standard did not have a material impact on the financial statements. Management periodically reviews the long-lived assets of the Company in accordance with SFAS No. 121.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for the reporting and displaying of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports issued to stockholders. The Company has adopted SFAS No. 130 and will adopt SFAS No. 131 for the year ending December 31, 1998. Management does not expect these new pronouncements to significantly impact the presentation of the Company's financial statements and notes thereto.

     Reclassification: Certain 1995 and 1996 balances have been reclassified in order to conform to the December 31, 1997 and September 30, 1998 presentation.

NOTE 2 -- ACQUISITIONS

     On March 25, 1997, the Company purchased certain assets and assumed certain liabilities of the Paper Chemicals and Construction and Processing Chemicals, business of Henkel Corporation and Henkel Canada Limited (collectively, Henkel). The contractual purchase price was $55,000, adjusted by $1,260 to reflect Henkel's actual working capital amount at closing. The purchase price was funded through the refinancing of the Company's debt and proceeds received from the issuance of common stock.

     In conjunction with the Henkel acquisition, the Company redeemed all the Class A voting common stock and Class B nonvoting common stock owned by shareholders, Key Equity Capital Corporation (Key) and Key Equity Partners
(KEPI), and repaid the subordinated debt, together with accrued interest thereon, owed to Key and KEPI for total consideration of $5,754. The purchased shares were

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

immediately retired. Simultaneously, the Company sold 82.31 shares of Class A voting common stock, representing a 79% interest, to Charter Oak Partners (Charter Oak) for $14,754.

     In conjunction with the above acquisition of Henkel and the change of ownership of the Company, the Company accounted for both transactions as a purchase and, accordingly, the purchase price was allocated to 100% of the assets acquired and liabilities assumed from Henkel and 79% of the assets and liabilities assumed of the Company, in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" and the Emerging Issues Task Force Issue Number 88-16. As a result, all assets including inventories and property, plant, and equipment of Henkel were stated at fair value and the property, plant, and equipment of the Company were stated at fair value and allocated based upon the ownership percentage change at March 25, 1997. The total goodwill associated with the above transactions was approximately $1,045 (see Note 5). Additionally, the Company incurred approximately $3,731 of financing costs associated with the above acquisitions, which is being amortized over the life of the respective loans.

     In December 1996, the Company purchased certain assets and assumed certain liabilities of the aluminum sulfate business and the Andersonville mining facility of Cytec Industries Inc. (Cytec). The cash purchase consideration was approximately $11,345, inclusive of transaction costs of $179. The purchase price was funded through the refinancing of the Company's credit facility (Note
8). Immediately subsequent to the acquisition, the Company sold the Andersonville mining facility for $4,000. No gain or loss resulted from the sale. The proceeds from the sale were used to repay debt. The Cytec acquisition was accounted for under Accounting Principles Board Opinion No. 16, "Business Combinations." As a result, inventories were stated at fair value and property, plant, and equipment were stated at allocated acquisition cost. Pro forma data of the Company and Cytec for the year ended 1996 is not available.

     In October 1996, the Company purchased certain land and mineral reserves from National Refractories & Minerals Corporation (National). The purchase price was $2,089, inclusive of transaction costs of $89. The purchase price was funded through borrowings against the Company's credit facility and a $1,890 seller note (Note 8).

NOTE 3 -- INVENTORIES

     Inventories consist of the following components:

                                                            DECEMBER 31,
                                                          ----------------    SEPTEMBER 30,
                                                           1996      1997         1998
                                                          ------    ------    -------------
                                                                               (UNAUDITED)
  Raw materials.........................................  $  854    $3,364       $2,878
  Work in progress......................................      --       236           11
  Finished goods........................................   1,059     4,404        7,054
                                                          ------    ------       ------
                                                          $1,913    $8,004       $9,943
                                                          ======    ======       ======

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

NOTE 4 -- PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consist of the following major classifications:

                                                         DECEMBER 31,
                                                      ------------------
                                                       1996       1997
                                                      -------    -------
  Land..............................................  $   358    $ 3,238
  Mineral reserves..................................    2,157      2,136
  Building and improvements.........................    1,555     18,467
  Equipment.........................................   11,304     46,330
  Construction in progress..........................      231      1,305
                                                      -------    -------
                                                       15,605     71,476
  Accumulated depreciation and depletion............   (1,677)    (3,625)
                                                      -------    -------
                                                      $13,928    $67,851
                                                      =======    =======

NOTE 5 -- INTANGIBLE ASSETS AND GOODWILL

     Costs incurred in obtaining financing have been deferred and are being amortized on a straight-line basis over the terms of the related credit agreements. Accumulated amortization of deferred financing costs was $72 and $548 at December 31, 1996 and 1997, respectively. Amortization expense related to deferred financing costs of $200, $205, $0, and $548 is included in interest expense in the accompanying statements of operations for the years ended December 31, 1995 and 1996 and for the periods ended March 24, 1997 and December 31, 1997, respectively. The Company refinanced its bank credit and secured additional financing to purchase assets from Henkel Corporation as discussed in Notes 2 and 8. This financing replaced the refinancing that occurred in December 1996, as discussed in Note 8. In the period ended December 31, 1997, the Company charged off the remaining $765, net of taxes of $260, of deferred financing costs which related to the 1996 credit agreement. In 1996, the Company charged off the remaining $113 of costs that pertained to the previous credit agreement. The charge incurred in each year is included as an extraordinary loss in the accompanying statement of operations.

     In 1997, the excess purchase price of acquiring the fair value of net assets of Henkel Corporation (Henkel) was recorded as Goodwill and is being amortized on a straight-line basis over 15 years. Additionally, goodwill of $373 was recorded in relation to the Company's 79% change of ownership. Accumulated amortization at December 31, 1996 and 1997 amounted to $179 and $76, respectively.

     In 1997 and 1996, other deferred costs include organization costs, covenant not to compete costs, and deferred land stripping costs. These costs are being amortized either on a units-of-production basis or on a straight-line basis over one to five years. Accumulated amortization of other deferred costs was $96 and $219 at December 31, 1996 and 1997, respectively.

NOTE 6 -- OTHER ACCOUNTS RECEIVABLE AND OTHER ACCOUNTS PAYABLE

     At December 31, 1997 and 1996, the Company held options to purchase, at a fixed price, a certain raw material from a vendor. Total payments made to the vendor for the purchase of options which were unexercised at December 31, 1996 and 1997 were $1,858 and $1,498, respectively, and are included in

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

other accounts receivable in the accompanying balance sheets. When exercised, the option payments will be applied as a reduction of the purchase price of the raw material.

     In connection with the above, at December 31, 1997 and 1996, the Company had sold to a customer options of equal quantities and prices for the sale, at a fixed price, of a certain product. The product to be sold is made from the raw material which the Company purchases pursuant to the options discussed in the previous paragraph. Total payments received by the Company from the customer for options which were unexercised at December 31, 1996 and 1997 were $1,886 and $1,500, respectively, and are included in other accounts payable in the accompanying balance sheets. When the options are exercised by the customer, the purchase price of the options will be applied as a reduction of the sales price of the related product.

NOTE 7 -- REVOLVING LINE OF CREDIT

     In connection with the March 25, 1997 transaction discussed in Note 2, the Company entered into a $15 million revolving line of credit agreement which expires in September 2002. The loan bears interest, at the Company's option, at either (a) 1.5% above the higher of (i) .5% in excess of the adjusted certificate of deposit rate, as defined in the agreement, or (ii) the prime lending rate or (b) 2.75% above the Eurodollar rate, as defined in the agreement. At December 31, 1997, the rate was 8.625%. The note is secured by virtually all of the Company's assets and subject to affirmative and negative covenants as described in Note 8. The Company pays .5% for the amount of unused credit available during the year. At December 31, 1997, the Company had borrowed $3,639 under the agreement. At December 31, 1996, the Company's revolving credit facility provided for borrowings up to $7 million subject to a borrowing base calculation. The amount outstanding at December 31, 1996 was $1,483 at an interest rate of 9.5%. The maturity of these amounts is included in Note 8.

NOTE 8 -- LONG-TERM DEBT

     The Company's long-term debt obligations consist of the following as of December 31, 1996 and 1997:

                                                               1996       1997
                                                              -------    -------
Tranche Loan A which bears interest, at the Company's
  option, at either (a) 1.5% above the higher of (i) .5% in
  excess of the adjusted certificate of deposit rate, as
  defined, or (ii) the prime lending rate or (b) 2.75% above the Eurodollar rate, as defined. Quarterly principal
  payments of $625 began in June 1997 and continue through
  March 1999, $1,250 commencing June 1999 through March
  2002, and $5,000 in each of June 2002 and September
  2002......................................................  $    --    $28,125
Tranche Loan B which bears interest, at the Company's
  option, at either (a) 2% above the higher of (i) .5% in
  excess of the adjusted certificate of deposit rate, as
  defined, or (ii) the prime lending rate or (b) 3.25% above the Eurodollar rate, as defined. Semiannual principal
  payments of $150 began September 1997 and continue through
  September 2002, $9,450 commencing March 2003 through
  payment in full...........................................       --     29,850

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                               1996       1997
                                                              -------    -------
Term Loan A payable to a bank which bears interest at 1.75%
  above the bank's prime rate. The loan required monthly
  payments of $167 beginning March 1, 1999 and continuing
  until paid in full. This amount was refinanced through the above Tranche A and B notes. The loan was secured by
  accounts receivable, inventories, a mortgage and security
  interest in all of the Company's real property, and a
  $1,000 key man life insurance policy on a certain
  officer...................................................    5,500         --
Term Loan B payable to a bank which bears interest at 2.25%
  above the bank's prime rate. Monthly principal payments of
  $181 began in January 1997 and the loan was repaid in full through the Tranche A and B notes. The loan was secured by accounts receivable, inventories, a mortgage and security
  interest in all of the Company's real property, and a
  $1,000 key man life insurance policy on a certain
  officer...................................................    4,500         --
Subordinated note payable to the seller of Courtney which
  bears interest at 2% above the prime lending rate, 10.5%
  at December 31, 1997 and 1996. The Company deferred its
  required July 1997 payment until a dispute between the
  Company and Courtney can be resolved, at which time the
  forgone principal and accrued interest will be due. Final
  payment will be due in July 1998. The entire principal is
  shown as current on the 1997 financial statements.........      760        760
Subordinated note payable to the seller of National which
  bears interest at 15%. The note was paid during the
  refinancing of the Company using the Tranche A and B
  notes.....................................................    1,890         --
Subordinated note payable to Key, a former shareholder,
  pursuant to a subordinated note agreement. The note
  carried interest at 12% and was repaid through the
  refinancing of the Tranche A and B notes..................      820         --
Subordinated notes payable to Key ($779) and an affiliate of
  Key, KEPI ($330), pursuant to subordinated note
  agreements. The notes bear interest at 12% and were paid
  in full through the refinancing of the Tranche A and B
  notes.....................................................  $ 1,100    $    --
                                                              -------    -------
                                                               14,570     58,735
Current portion.............................................    2,597      3,560
                                                              -------    -------
Long-term portion...........................................  $11,973    $55,175
                                                              =======    =======

     The future maturities of interest-bearing, long-term debt which includes the revolving line of credit follows:

1998.........................................    $ 3,560
1999.........................................      4,675
2000.........................................      5,300
2001.........................................      5,300
2002.........................................     10,190

     In accordance with the credit agreement in effect at December 31, 1997, upon the occurrence of certain events, the Company is required to make additional principal payments on the term loans. The credit agreement requires the Company to meet certain affirmative and negative covenants which include

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

meeting certain earnings, interest coverage, and debt to earnings ratios. At December 31, 1997, the Company was in compliance with these covenants.

NOTE 9 -- SUPPLY AND PURCHASE CONTRACTS

     The Company has entered into two supply contract agreements with Henkel. One agreement calls for the Company to supply an amount of a product to Henkel and Henkel to purchase this amount from the Company at prices as indicated in the supply agreement. The agreement will remain in effect for a term of three to five years with respect to the product.

     The second agreement calls for the Company to purchase an amount of product from Henkel and Henkel to supply this amount to the Company at prices as indicated in the agreement. The agreement will also remain in effect for a term of three to five years for some products and three years for others. Upon termination of the initial contracts, both are renewable annually thereafter until written termination is provided one year in advance of its intent to terminate the agreement. The Company sold $8.1 million to Henkel during the period March 25, 1997 through December 31, 1997 under this agreement and purchased $5.7 million from Henkel during the same period.

NOTE 10 -- 401(k) PLAN AND DEFINED CONTRIBUTION PLAN

     The Company sponsors a qualified 401(k) plan and a defined contribution money purchase plan which cover all eligible employees except those who are members of the Cedartown, Georgia plant union (see Note 12).

     At December 31, 1997, under the terms of the 401(k) plan, which was amended twice during 1997 and once during 1996, all eligible employees can elect to defer up to 12% of their annual salary. In 1997, the Company elected to match 50% of the employee's deferred contribution up to 6% of the employee's salary. Total 401(k) expense for the period ended December 31, 1997 and the period ended March 24, 1997 approximated $200 and $0, respectively. In 1996 and 1995, the amount of the Company's discretionary matching contribution was limited to 6% of each participant's qualifying compensation. In 1996 and 1995, the Company elected not to match the employee deferral. In 1997, the Company could elect, on a discretionary basis, to contribute an additional amount to be distributed to plan participants as outlined in the plan document. The Company made no discretionary contributions in 1997.

     Under the terms of the money purchase plan, the Company will contribute to the plan on behalf of each eligible participant an amount equal to 5% of the participant's qualifying compensation. The Company's contribution requirements for the years ended December 31, 1995 and 1996 and for the periods ended March 24, 1997 and December 31, 1997 were $133, $144, $51, and $453, respectively.

NOTE 11 -- UNION EMPLOYEE DEFINED BENEFIT PENSION PLAN

     The Company has a defined benefit pension plan covering substantially all of its Cedartown, Georgia union employees. The benefits are based on years of service through the date of retirement, multiplied by a predetermined amount payable in a monthly annuity for life, vested over a five-year period with reductions for early retirement. The benefits are also reduced by the accrued benefit as of

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

March 25, 1997, under the Henkel Corporation Consolidated Union Retirement Plan. The Company's funding policy is to contribute amounts sufficient to satisfy regulatory funding standards.

     The following table summarizes the plan's funded status and the amounts recognized in the Company's balance sheet at December 31, 1997.

     Actuarial present value of benefit obligations:

Accumulated benefit obligation, including vested benefit of
  $60 at December 31, 1997..................................    $ 229
                                                                -----
Projected benefit obligation................................      229
Plan assets at fair value...................................       --
                                                                -----
Plan assets less than projected benefit obligation..........     (229)
Unrecognized net loss from past experience different from
  that assumed and effects of changes in assumptions........        9
Unrecognized prior service costs............................      161
Additional plan liability...................................     (170)
                                                                -----
  Accrued pension cost included in the balance sheet........    $(229)
                                                                =====
  Intangible asset..........................................    $ 161
                                                                =====
Net pension expense for 1997 consisted of the following:
Net amortization and deferral interest cost.................    $   9
Service cost................................................       58
                                                                -----
  Net periodic pension cost.................................    $  67
                                                                =====

     The weighted average discount rate used in determining the pension expense and the actuarial present value of benefit obligations for the year ended December 31, 1997 was 6.25%.

     The provisions of Statement of Financial Accounting Standards (SFAS) No. 87, "Employers' Accounting for Pensions," require recognition in the balance sheet of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets. At December 31, 1997, an additional liability of $170 and an intangible asset of equal amount, less amortization of $9 during 1997, are reflected in the consolidated balance sheets. The increase after March 25, 1997 was due to changes in the plan provisions for salaried employees including a change in the definition of final average earnings and recognition of past service credit for predecessor employees.

NOTE 12 -- POST-RETIREMENT BENEFIT PLANS

     The Company sponsors two post-retirement benefit plans that cover substantially all union employees of the Cedartown, Georgia plant who have attained age 55 and have 5 years of service and their spouses. One plan provides medical benefits and the other provides life insurance benefits. The post-retirement health care plan is contributory. The life insurance plan is noncontributory.

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

     The following table sets forth the plans' combined funded status reconciled with the amount included in other long-term liabilities at December 31, 1997.

     Accumulated post-retirement benefit obligations:

Retirees....................................................    $   162
Fully eligible plan participants............................        708
Other active plan participants..............................        719
                                                                -------
                                                                  1,589
Plan assets at fair value...................................         --
Accumulated post-retirement benefit obligation in excess of
  plan assets...............................................     (1,589)
Unrecognized net loss from past experience different from
  that assumed and from changes in assumptions..............        320
                                                                -------
Accrued post-retirement benefit cost........................    $(1,269)
                                                                =======

     Post-retirement benefit cost for the period ended December 31, 1997 includes the following components:

Service cost (3/26/97 -- 12/31/97)..........................    $ 30
Interest cost on accumulated post-retirement benefit
  obligation................................................      68
                                                                ----
Post-retirement benefit cost................................    $ 98
                                                                ====

     For measurement purposes, a 9% annual rate of increase in the per capita cost of covered health care benefits was assumed for the period beginning after December 31, 1997; the rate was assumed to decrease gradually to 5.5% at 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1997 by $242 and the aggregate of the service and interest cost components of post-retirement expense for the period then ended by $29.

     The weighted-average discount rate used in determining the accumulated post-retirement benefit obligation was 7%.

NOTE 13 -- LEASE COMMITMENTS

     The Company has entered into numerous noncancellable operating lease agreements for various autos, trucks, railroad cars, land, and office facilities with lease terms expiring at various dates through the year 2002. Rent expense under these leases for the years ended December 31, 1995 and 1996 and for the periods ended March 24, 1997 and December 31, 1997 approximated $2, $12, $37, and $688, respectively. Total minimum rentals under noncancellable operating leases as of December 31, 1997 over future years are:

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

1998..........................................    $1,109
1999..........................................       858
2000..........................................       557
2001..........................................       486
2002..........................................       411
                                                  ------
                                                  $3,421
                                                  ======

NOTE 14 -- INCOME TAXES

     The income tax provision is comprised of the following:

                                                                     PERIOD
                                                                   JANUARY 1,      PERIOD
                                                  DECEMBER 31,      1997 TO     MARCH 25 TO
                                                 ---------------   MARCH 24,    DECEMBER 31,
                                                  1995     1996       1997          1997
                                                 ------   ------   ----------   ------------
  Current payable..............................  $   --   $   --     $   --         $610
  Deferred income taxes........................      --       --         --          389
                                                 ------   ------     ------         ----
                                                 $   --   $   --     $   --         $999
                                                 ======   ======     ======         ====

     The difference between the effective tax rate and the statutory rate is reconciled below:

                                                                            PERIOD
                                                                          JANUARY 1,               PERIOD
                                      DECEMBER 31,                         1997 TO              MARCH 25 TO
                       -------------------------------------------        MARCH 24,             DECEMBER 31,
                               1995                   1996                   1997                   1997
                       --------------------   --------------------   --------------------   --------------------
                       DOLLARS   PERCENTAGE   DOLLARS   PERCENTAGE   DOLLARS   PERCENTAGE   DOLLARS   PERCENTAGE
                       -------   ----------   -------   ----------   -------   ----------   -------   ----------
Statutory rate.......    $71        34.0%       $16        34.0%      $(230)     (34.0)%    $1,026       34.0%
Permanent items......     --          --         --          --          --         --          69        3.0
Valuation
  allowance..........    (71)      (34.0)       (16)      (34.0)        230       34.0         (96)      (3.0)
                         ---       -----        ---       -----       -----      -----      ------       ----
                         $--          --%       $--          --%      $  --         --%     $  999       34.0%
                         ===       =====        ===       =====       =====      =====      ======       ====

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

     Significant components of the deferred tax assets and liabilities are as follows:

                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1996       1997
                                                                -------    -------
Deferred tax liabilities
     Property, plant, and equipment.........................    $ 1,281    $ 5,931
     Other liabilities......................................         90        255
                                                                -------    -------
                                                                  1,371      6,186
Deferred tax assets
     Net operating loss carryforwards.......................        908      1,776
     Post retirement benefit................................         --        507
     Pond closure reserve...................................        406      1,206
     Other assets...........................................        153      1,438
                                                                -------    -------
                                                                  1,467      4,927
     Valuation allowance....................................        (96)        --
                                                                -------    -------
                                                                  1,371      4,927
                                                                -------    -------
       Net deferred tax (liability) asset...................    $    --    $(1,259)
                                                                =======    =======

     Income tax carryforwards approximated and consisted of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
Net operating loss carryforward.............................  $2,270    $4,440
                                                              ======    ======
AMT credit carryforwards....................................  $    2    $  362
                                                              ======    ======

     As of December 31, 1997, net operating loss carryforwards listed above expire through the year 2012.

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

  Contracts

     Pursuant to the terms of a shareholder's agreement and employment agreements with certain individuals who are partners in GEO Chemicals, Ltd.
(GCL) and members of the key management of the Company, the Company has the right and, in certain cases, the obligation to repurchase specified percentages of the stock held by GCL in the event of termination of employment of these individuals. The redemption prices are based on the higher of fair value or original cost. The agreement also obligates the Company to maintain disability insurance and specified levels of life insurance coverage on these individuals to fund any such redemption.

     During 1995, the Company purchased the customer list relating to the Houston, Texas dry alum business of Rhone-Poulenc, Inc. (Rhone-Poulenc). In accordance with the purchase agreement, the Company is required to pay a 7.5% commission on its gross sales of dry alum product until such time as the cumulative commission payments equal $375, plus an additional lump sum payment based on a formula calculation, as defined, of the increase in dry alum sales over a specified period of time. The lump sum payment cannot exceed $120. For the years ended December 31, 1995 and 1996 and for the

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

periods ended March 24, 1997 and December 31, 1997, the Company charged $76, $169, $23, and $66, respectively, against operations for commissions applicable to dry alum sales.

  Litigation

     In the ordinary course of business, the Company is periodically named as a defendant in a variety of lawsuits. Currently, the Company is one of 102 named defendants in a toxic tort lawsuit commended in Harrison County, Texas. The plaintiffs in the action are employees, former employees and the families of such employees of the Monarch Tile Company tile plant in Marshall, Texas. The plaintiffs allege that they were exposed to hazardous substances in the course of their employment at the Monarch plant and that the Company or its predecessor was a manufacturer of one of those substances. The Company intends to vigorously defend this action and disputes that its substances are hazardous or responsible for the plaintiffs' alleged injuries. The Company believes, that its pending cases will not have a material adverse effect on its business, financial condition or results of operations.

  Environmental Matters

     The Company believes that it is in substantial compliance with environmental laws applicable to its facilities. The Company has no reason to believe that the discovery of presently unknown environmental conditions or changes in the scope, interpretation or enforcement of any environmental laws will have a material adverse effect on the Company's operations, business or financial condition or results of operations.

NOTE 16 -- OTHER INCOME

     During 1995, the Company sold a parcel of land for $344. The sale resulted in a gain of $335 which is included in other income in the accompanying statement of operations.

     During 1996, the principal amount of the Courtney note payable was reduced by $136 in connection with a mutual release by all parties of all claims, disputes and losses related to the acquisition of Courtney. Such amount is included in other income for 1996.

NOTE 17 -- INTERIM SIGNIFICANT EVENTS (UNAUDITED)

     On July 31, 1998, pursuant to the acquisition agreement dated June 29, 1998, the Company purchased substantially all of the assets of TRIMET Technical Products, a Division of Mallinckrodt Inc. (TRIMET) from Mallinckrodt Inc. and its affiliates. The TRIMET business produces specialty chemicals used primarily in the coatings industry to customers located in the United States and Europe. The contractual purchase price was $60 million, adjusted by $280 thousand for the post retirement health benefit accrual. Concurrently with the acquisition of TRIMET, the Company refinanced its current debt structure. The purchase price of TRIMET and refinancing of the Company's debt was funded through the offering of $120,000, 10 1/8% Senior Subordinated Notes due 2008 and an equity contribution of $6 million from the Company's shareholders.

     As indicated above, the Company has issued $120,000, 10 1/8% Senior Subordinated Notes due 2008. Based upon the terms of the Subordinated Note (Notes) agreement, interest accrues from the issue date (July 31, 1998) and is payable semi-annually in arrears on each February 1 and August 1, commencing

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

February 1, 1999. The notes are redeemable, in whole or in part, at the option of the Company on or after August 1, 2003, as specified in the agreement. The Company has also agreed to adhere to certain covenants.

     As a result of the above refinancing and debt issuance, the financing cost associated with the previous debt structure was charged to expense and is included in the income statement as an extraordinary loss, net of income taxes of $770.

                        PAPER CHEMICALS AND CONSTRUCTION
                           AND PROCESSING CHEMICALS,
                      BUSINESSES OF HENKEL CORPORATION AND
                             HENKEL CANADA LIMITED

                              FINANCIAL STATEMENTS
                      December 31, 1996 and March 24, 1997

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
GEO Specialty Chemicals, Inc.
Cleveland, Ohio

     We have audited the accompanying balance sheets of Paper Chemicals and Construction and Processing Chemicals, businesses of Henkel Corporation and Henkel Canada Limited, as of December 31, 1996 and March 24, 1997 and the related statements of operations, divisional equity, and cash flows for the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paper Chemicals and Construction and Processing Chemicals, businesses of Henkel Corporation and Henkel Canada Limited, as of December 31, 1996 and March 24, 1997 and the results of operations and cash flows for the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997, in conformity with generally accepted accounting principles.

     As explained in Note 1, the financial statements include significant costs and expenses of Henkel Corporation and Henkel Canada Limited allocated to Paper Chemicals and Construction and Processing Chemicals, businesses of Henkel Corporation and Henkel Canada Limited.

                                             Crowe, Chizek and Company LLP

Oak Brook, Illinois
October 22, 1998

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                  CHEMICALS, BUSINESSES OF HENKEL CORPORATION
                           AND HENKEL CANADA LIMITED

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,    MARCH 24,
                                                                  1996          1997
                                                              ------------    ---------
ASSETS
Current assets
  Accounts receivable -- less allowance for doubtful
     accounts of $15 in 1996 and $13 in 1997................    $ 7,472        $ 7,996
  Inventory.................................................      5,279          4,638
  Prepaid expenses..........................................          5              5
  Deferred income taxes.....................................        372            382
                                                                -------        -------
     Total current assets...................................     13,128         13,021
Property, plant, and equipment, net.........................     34,485         32,777
                                                                -------        -------
     Total assets...........................................    $47,613        $45,798
                                                                =======        =======
LIABILITIES AND DIVISIONAL EQUITY
Current liabilities
  Accounts payable..........................................    $ 3,216        $ 3,126
  Accrued expenses..........................................      2,636          1,578
                                                                -------        -------
     Total current liabilities..............................      5,852          4,704
Other long-term liabilities.................................      1,904          1,968
Deferred income taxes.......................................      1,834          1,697
Divisional equity...........................................     38,023         37,429
                                                                -------        -------
     Total liabilities and divisional equity................    $47,613        $45,798
                                                                =======        =======

                   See accompanying notes to financial statements.

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                  CHEMICALS, BUSINESSES OF HENKEL CORPORATION
                           AND HENKEL CANADA LIMITED

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                PERIOD
                                                                              JANUARY 1,
                                                               YEAR ENDED      1997 TO
                                                              DECEMBER 31,    MARCH 24,
                                                                  1996           1997
                                                              ------------    ----------
Net sales...................................................    $78,172        $18,327
Cost of sales...............................................     71,247         17,423
                                                                -------        -------
GROSS PROFIT................................................      6,925            904
Operating expenses
  Selling, general, and administrative......................     11,039          2,520
                                                                -------        -------
OPERATING LOSS..............................................     (4,114)        (1,616)
Other expense...............................................        (68)            --
                                                                -------        -------
LOSS BEFORE INCOME TAX BENEFIT..............................     (4,182)        (1,616)
Income tax benefit..........................................      1,663            645
                                                                -------        -------
NET LOSS....................................................    $(2,519)       $  (971)
                                                                =======        =======

                   See accompanying notes to financial statements.

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                CHEMICALS, BUSINESSES OF HENKEL CORPORATION AND
                             HENKEL CANADA LIMITED

                        STATEMENTS OF DIVISIONAL EQUITY
                                 (IN THOUSANDS)

Balance, January 1, 1996....................................    $43,660
Net loss for the year ended December 31, 1996...............     (2,519)
Net distributions to Henkel Corporation and Henkel Canada
  Limited...................................................     (3,118)
                                                                -------
Balance, December 31, 1996..................................     38,023
Net loss for the period January 1, 1997 to March 24, 1997...       (971)
Net capital contributions from Henkel Corporation and Henkel
  Canada Limited............................................        377
                                                                -------
Balance, March 24, 1997.....................................    $37,429
                                                                =======

                   See accompanying notes to financial statements.

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                  CHEMICALS, BUSINESSES OF HENKEL CORPORATION
                           AND HENKEL CANADA LIMITED

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                PERIOD
                                                                              JANUARY 1,
                                                               YEAR ENDED       1997 TO
                                                              DECEMBER 31,     MARCH 24,
                                                                  1996           1997
                                                              ------------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................    $(2,519)        $  (971)
  Adjustments to reconcile net loss to net cash from
     operating activities
  Depreciation..............................................      7,719           1,943
  Deferred income taxes.....................................     (1,378)           (147)
  Loss on disposal of property, plant, and equipment........         68              --
  Changes in assets and liabilities
     Accounts receivable....................................        693            (524)
     Inventory..............................................        283             641
     Accounts payable and accrued expenses..................        235          (1,148)
     Other long-term liabilities............................        (40)             64
                                                                -------         -------
       Net cash from operating activities...................      5,061            (142)
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................     (1,943)           (235)
                                                                -------         -------
     Net cash from investing activities.....................     (1,943)           (235)
CASH FLOWS FROM FINANCING ACTIVITIES
     Net capital contribution/(distribution) from Henkel
      Corporation and Henkel Canada Limited.................     (3,118)            377
                                                                -------         -------
       Net cash from financing activities...................     (3,118)            377
                                                                -------         -------
Net change in cash..........................................         --              --
Cash at beginning of period.................................         --              --
                                                                -------         -------
CASH AT END OF PERIOD.......................................    $    --         $    --
                                                                -------         -------
Supplemental disclosure of cash flow information
  Income taxes received.....................................    $   285         $   398

                   See accompanying notes to financial statements.

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                CHEMICALS, BUSINESSES OF HENKEL CORPORATION AND
                             HENKEL CANADA LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 1996 AND MARCH 24, 1997
                                 (IN THOUSANDS)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies and practices followed by Paper Chemicals and Construction and Processing Chemicals, businesses of Henkel Corporation and Henkel Canada Limited, (the Company) are as follows:

     Description of Business: The Company manufactures, sells, and distributes chemicals used in the paper, pulp, construction, oil field, latex and SBR polymerization, and ceramic industries. The Company has customers located throughout the world, but primarily in the United States.

     Environmental Expenditures: The Company accrues for environmental expenses resulting from existing conditions that relate to past operations when costs are probable and reasonably estimable.

     Revenue Recognition: The Company recognizes revenue, net of allowances for estimated returns, upon shipment of the product.

     Inventories: Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     Property, Plant, and Equipment: Property, plant, and equipment are stated at cost and are depreciated on a straight-line method over their estimated useful lives ranging from 3 to 30 years.

     Fair Value of Financial Instruments: The Company's financial instruments are comprised of trade accounts receivable and accounts payable. The carrying value of these instruments approximate fair value.

     Income Taxes: Henkel Corporation and Henkel Canada Limited have allocated income taxes to the Company on the same basis as if the Company had filed a separate income tax return. Deferred taxes are computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, using enacted tax rates.

     Allocations and Use of Estimates: During the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997, the Company was allocated certain operational and administrative expenses from Henkel Corporation and Henkel Canada Limited. Allocations were based on various methods including relative sales volume, headcount, and estimates of time spent. Management believes that these allocations are based on reasonable methods. Sales, returns, material cost, and direct labor cost were specifically identified to the Company and were not based on allocations.

     Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates, allocations, and assumptions may change in the future and future results could differ.

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                  CHEMICALS, BUSINESSES OF HENKEL CORPORATION
                           AND HENKEL CANADA LIMITED

                               NOTES TO FINANCIAL
                           STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

NOTE 2 -- INVENTORIES

     Inventories consist of the following components:

                                                              DECEMBER 31,    MARCH 24,
                                                                  1996          1997
                                                              ------------    ---------
  Raw materials.............................................     $1,998        $1,900
  Finished goods............................................      3,281         2,738
                                                                 ------        ------
          Total inventory...................................     $5,279        $4,638
                                                                 ======        ======

NOTE 3 -- PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consist of the following:

                                                              DECEMBER 31,    MARCH 24,
                                                                  1996          1997
                                                              ------------    ---------
  Land and improvements.....................................    $ 1,029        $ 1,029
  Buildings.................................................     28,278         28,307
  Manufacturing equipment...................................     65,542         65,937
  Office equipment..........................................      3,093          3,115
                                                                -------        -------
                                                                 97,942         98,388
  Accumulated depreciation..................................     64,322         66,239
                                                                -------        -------
                                                                 33,620         32,149
  Construction in progress..................................        865            628
                                                                -------        -------
                                                                $34,485        $32,777
                                                                =======        =======

NOTE 4 -- INCOME TAXES

     The income tax benefit is comprised of the following:

                                                                           PERIOD
                                                                         JANUARY 1,
                                                          YEAR ENDED      1997 TO
                                                         DECEMBER 31,    MARCH 24,
                                                             1996           1997
                                                         ------------    ----------
  Current..............................................     $  285          $498
  Deferred.............................................      1,378           147
                                                            ------          ----
                                                            $1,663          $645
                                                            ======          ====

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                  CHEMICALS, BUSINESSES OF HENKEL CORPORATION
                           AND HENKEL CANADA LIMITED

                               NOTES TO FINANCIAL
                           STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     Income tax benefit is reconciled to the tax benefit that would result from applying regular statutory rates to pretax income (loss) as follows:

                                                                           PERIOD
                                                                         JANUARY 1,
                                                          YEAR ENDED      1997 TO
                                                         DECEMBER 31,    MARCH 24,
                                                             1996           1997
                                                         ------------    ----------
  Income tax benefit at the statutory rate.............     $1,422          $549
  State tax benefit, net of federal benefit............        241            96
                                                            ------          ----
                                                            $1,663          $645
                                                            ======          ====

     Deferred tax assets and liabilities are comprised of the following:

                                                          DECEMBER 31,    MARCH 24,
                                                              1996          1997
                                                          ------------    ---------
Current deferred items
  Accounts receivable allowance.........................    $     6        $     5
  Inventory valuation...................................        111            121
  Vacation accrual......................................        255            256
                                                            -------        -------
                                                                372            382
Noncurrent deferred items
  Depreciation..........................................     (2,596)        (2,484)
  Accrued post-retirement cost..........................        762            787
                                                            -------        -------
                                                             (1,834)        (1,697)
                                                            -------        -------
                                                            $(1,462)       $(1,315)
                                                            =======        =======

NOTE 5 -- RELATED PARTY TRANSACTIONS

     The Company has been allocated certain operational and administrative costs from Henkel Corporation and Henkel Canada Limited which approximated $1,726 and $390 for the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997, respectively. During the periods indicated, the costs related to these services were allocated to the Company as discussed in Note 1.

     The Company had sales to other divisions of Henkel Corporation and Henkel Canada Limited. Sales to these other divisions were approximately $8,432 and $1,783 for the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997, respectively. These sales were recorded at the Company's cost with no profit recognized.

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                  CHEMICALS, BUSINESSES OF HENKEL CORPORATION
                           AND HENKEL CANADA LIMITED

                               NOTES TO FINANCIAL
                           STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     The Company also had sales to entities owned by Henkel Corporation and Henkel Canada Limited. Sales to those entities were approximately $1,747 and $419 for the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997, respectively. Amounts due to the Company for these sales were $515 and $681 as of December 31, 1996 and March 24, 1997, respectively, and are included with accounts receivable.

     The Company's cash collections and cash disbursements are administered by Henkel Corporation and Henkel Canada Limited. The overall net amount of cash received and cash disbursed is reflected as net capital contribution/(distribution) in the Statements of Cash Flows.

NOTE 6 -- COMMITMENTS

     The Company leases machinery and equipment on a month to month basis. Rent expense for the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997 approximated $163 and $41, respectively.

NOTE 7 -- EMPLOYEE BENEFIT PLANS

     Retirement Income Plans: Employees of the Company not covered by a collective bargaining agreement participate in a Henkel Corporation defined benefit pension plan. Henkel Corporation funding policy is to contribute an amount meeting the required employer contribution in accordance with Section 401(a)(17) of the Internal Revenue Code.

     A separate pension plan is maintained for employees of the Company covered by a collective bargaining agreement. The plan calls for benefits to be paid to eligible employees at retirement based upon years of service multiplied by a monthly compensation factor. Participants are fully vested after five years.

     Summarized information about the Henkel Corporation plans with projected benefit obligations in excess of plan assets at December 31, 1996 is as follows:
Accumulated benefit obligations -- $186,056; projected benefit obligations -- $236,415; plans' assets -- $173,467; service costs -- $10,049. The amortization of prior service costs, interest costs, unrecognized prior service costs, unamortized transactions liability, and actual return on assets were not available.

     The Company's expense for these plans for the year ended December 31, 1996 was approximately $140. The weighted average discount rate used to measure the projected benefit obligations are 9% and the expected long-term rates of return on assets are 12.1% for the year ended December 31, 1996.

     The actual calculations of the plans' assets, liabilities, and expense components as of March 24, 1997 and for the period January 1, 1997 to March 24, 1997 were not available. Management of the Company believes that those unfunded liabilities existing at December 31, 1996 resemble those at March 24, 1997. The Company's expense for these plans were approximately $35 for the period January 1, 1997 to March 24, 1997.

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                  CHEMICALS, BUSINESSES OF HENKEL CORPORATION
                           AND HENKEL CANADA LIMITED

                               NOTES TO FINANCIAL
                           STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     Post-retirement Benefits Other Than Pensions: The Company also participated in a post-retirement benefit plan maintained by Henkel. Employees retiring from the Company after attaining specified age and service requirements may become eligible for post-retirement health care benefits.

     As of December 31, 1996 and March 24, 1997, the Company's share of the accrued post-retirement liabilities was $1,904 and $1,968, respectively. There are no plan assets. The Company's expense for post-retirement health care benefits for the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997 was approximately $15 and $7, respectively. The assumptions used to calculate the accrued post-retirement at March 24, 1997 are as follows:
7% weighted average discount rate used in determining the actuarial present value of the accumulated post-retirement benefit obligations and 5.5% assumed health care cost trend.

NOTE 8 -- SUBSEQUENT EVENT

     On March 24, 1997, Henkel Corporation and Henkel Canada Limited sold certain assets net of certain liabilities of the Company for approximately $55,000.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                              FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1998

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
GEO Specialty Chemical, Inc.
Cleveland, Ohio

     We have audited the accompanying balance sheets of TRIMET Technical Products, A Division of Mallinckrodt Inc. as of June 30, 1997 and 1998, and the related statements of operations, divisional equity and cash flows for each of the years in the three-year period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TRIMET Technical Products, A Division of Mallinckrodt Inc. as of June 30, 1997 and 1998 and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.

     As explained in Note 1, the financial statements include significant costs and expenses of Mallinckrodt Inc. allocated to TRIMET Technical Products, A Division of Mallinckrodt Inc.

                                          Crowe, Chizek and Company LLP
Indianapolis, Indiana
August 7, 1998

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                   JUNE 30,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
ASSETS
Current assets
  Accounts receivable -- less allowance for doubtful
     accounts of $47 in 1997 and $59 in 1998................  $ 4,302    $ 4,189
  Inventories (Note 2)......................................    1,552      1,866
  Prepaid expenses..........................................      223        135
  Deferred income taxes (Note 4)............................      414        389
                                                              -------    -------
          Total current assets..............................    6,491      6,579
Property and equipment, net (Note 3)........................    9,790     12,434
Other assets (Note 5).......................................      612        607
                                                              -------    -------
                                                              $16,893    $19,620
                                                              =======    =======
LIABILITIES AND DIVISIONAL EQUITY
Current liabilities
  Accounts payable..........................................  $ 1,358    $ 1,934
  Accrued expenses..........................................      682        191
                                                              -------    -------
          Total current liabilities.........................    2,040      2,125
Other long-term liabilities (Note 5)........................    1,383      1,541
Deferred income taxes (Note 4)..............................    1,334      1,727
Divisional equity (Note 6)..................................   12,136     14,227
                                                              -------    -------
                                                              $16,893    $19,620
                                                              =======    =======

                See accompanying notes to financial statements.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                             YEARS ENDED JUNE 30,
                                                         -----------------------------
                                                          1996       1997       1998
                                                         -------    -------    -------
NET SALES..............................................  $25,689    $26,768    $29,505
Cost of sales..........................................   17,596     18,519     18,897
                                                         -------    -------    -------
GROSS PROFIT...........................................    8,093      8,249     10,608
Operating expenses
  Selling and marketing................................    1,313      1,464      1,150
  General and administrative (Note 6)..................    1,441      1,947      1,724
  Environmental remediation (Note 9)...................      135        228      1,042
  Research and development.............................       77         11         11
                                                         -------    -------    -------
                                                           2,966      3,650      3,927
                                                         -------    -------    -------
Operating income.......................................    5,127      4,599      6,681
Other expense, net.....................................       44        149         37
                                                         -------    -------    -------
INCOME BEFORE INCOME TAXES.............................    5,083      4,450      6,644
Provision for income taxes (Note 4)....................    2,065      1,810      2,700
                                                         -------    -------    -------
NET INCOME.............................................  $ 3,018    $ 2,640    $ 3,944
                                                         =======    =======    =======

                See accompanying notes to financial statements.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                        STATEMENTS OF DIVISIONAL EQUITY
                                 (IN THOUSANDS)

BALANCE, JULY 1, 1995.......................................    $ 9,049
Net Income..................................................      3,018
Net capital contributions from Mallinckrodt Inc. (Note 6)...        204
                                                                -------
BALANCE, JUNE 30, 1996......................................     12,271
Net income..................................................      2,640
Net distributions to Mallinckrodt Inc. (Note 6).............     (2,775)
                                                                -------
BALANCE, JUNE 30, 1997......................................     12,136
Net income..................................................      3,944
Net distributions to Mallinckrodt Inc. (Note 6).............     (1,853)
                                                                -------
BALANCE, JUNE 30, 1998......................................    $14,227
                                                                =======

                See accompanying notes to financial statements.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED JUNE 30,
                                                              --------------------------
                                                               1996      1997      1998
                                                              ------    ------    ------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $3,018    $2,640    $3,944
  Adjustment to reconcile net income to net cash from
     operating activities
       Deferred income taxes................................     969       367       418
       Depreciation.........................................     643       665       843
       Provision for doubtful accounts......................       7        12        12
       Changes in assets and liabilities
          Accounts receivable...............................  (1,715)      266       101
          Inventories.......................................     (71)      636      (314)
          Prepaid expenses and other assets.................     (12)     (476)       93
          Accounts payable and accrued expenses.............     361        83        85
          Other long-term liabilities.......................  (1,189)       71       158
                                                              ------    ------    ------
            Net cash from operating activities..............   2,011     4,264     5,340
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................  (2,215)   (1,489)   (3,487)
                                                              ------    ------    ------
       Net cash from investing activities...................  (2,215)   (1,489)   (3,487)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net capital contribution/(distribution)
       Mallinckrodt Inc.....................................     204    (2,775)   (1,853)
                                                              ------    ------    ------
          Cash flows from financing activities..............     204    (2,775)   (1,853)
                                                              ------    ------    ------
Net change in cash..........................................      --        --        --
Cash at beginning of year...................................      --        --        --
                                                              ------    ------    ------
CASH AT END OF YEAR.........................................  $   --    $   --    $   --
                                                              ======    ======    ======
Supplemental disclosures of cash flow information
  Cash paid during the year for income taxes paid...........  $1,096    $1,443    $2,282

                See accompanying notes to financial statements.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies and practices followed by TRIMET Technical Products, a division of Mallinckrodt Inc. (the Company) are as follows:

     Description of Business: The Company, based in Allentown, Pennsylvania, is a leading producer of two chemically unique specialty polyols (DMPA(R) and TME). The Company is a Division of Mallinckrodt Inc. (Mallinckrodt) and sells its products to customers in the United States, Europe, and other selected countries. All operating assets are located in the United States.

     In June 1998, Mallinckrodt Chemical, Inc. was merged with Mallinckrodt Medical, Inc. and the name of the surviving corporation was changed to Mallinckrodt Inc. The merger and subsequent name change had no effect on the financial position of the TRIMET Technical Products Division.

     Fiscal Year: The Company's fiscal year begins on July 1 and ends on June 30 of each year.

     Revenue Recognition: The Company recognizes revenue, net of allowances for estimated returns, upon shipment of the product.

     Inventories: Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     Property and Equipment: Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred and expenditures for additions and improvements which significantly extend the lives of assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations.

     Manufacturing equipment and office equipment are depreciated over the estimated useful lives of the assets, ranging from 5 to 15 years, using the straight-line method.

     Income Taxes: Mallinckrodt has allocated income taxes to the Company on the same basis as if the Company had filed a separate income tax return.

     The deferred tax liability or asset at each balance sheet date is measured by applying enacted tax laws to future amounts that will result from differences in the financial statement and tax bases of assets and liabilities.

     Financial Instruments: The carrying value of accounts receivable and accounts payable approximates fair value because of the short maturity of these items.

     Allocations and Use of Estimates: During the years ended June 30, 1996, 1997 and 1998 the Company was allocated certain operational and administrative expenses from Mallinckrodt Inc. Allocations were based on various methods including asset cost, relative sales volume, headcount, and estimates of time spent. Management believes these allocations are based on reasonable methods. Sales, returns, material cost, and direct labor cost were specifically identified to the Company and were not based on allocations.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates, allocations and assumptions may change in the future and future results could differ.

     Foreign Currency Translations: The accounts receivable of the Company's outstanding international sales are translated into U.S. dollars and adjusted at the end of each period. Any gains or losses from these transactions are included in the statement of operations.

NOTE 2 -- INVENTORIES

     Inventories consist of the following components:

                                                                        JUNE 30,
                                                                    ----------------
                                                                     1997      1998
                                                                    ------    ------
        Raw materials.............................................  $  343    $  632
        Work in process...........................................     163       171
        Finished goods............................................   1,046     1,063
                                                                    ------    ------
                Total inventory...................................  $1,552    $1,866
                                                                    ======    ======

NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following major classifications:

                                                                        JUNE 30,
                                                                    -----------------
                                                                     1997      1998
                                                                    ------    -------
        Land and improvements.....................................  $1,727    $ 1,730
        Buildings.................................................   1,878      2,248
        Manufacturing equipment...................................  19,014     22,755
        Office equipment..........................................     198        309
                                                                    ------    -------
                                                                    22,817     27,042
        Accumulated depreciation..................................  15,226     15,184
                                                                    ------    -------
                                                                     7,591     11,858
        Construction in progress..................................   2,199        576
                                                                    ------    -------
                                                                    $9,790    $12,434
                                                                    ======    =======

NOTE 4 -- INCOME TAXES

     The income tax provision is comprised of the following:

                                                                        JUNE 30,
                                                               --------------------------
                                                                1996      1997      1998
                                                               ------    ------    ------
        Current payable......................................  $1,096    $1,443    $2,282
        Deferred income taxes................................     969       367       418
                                                               ------    ------    ------
                                                               $2,065    $1,810    $2,700
                                                               ======    ======    ======

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     Income tax expense is reconciled to the tax expense that would result from applying regular statutory rates to pretax income as follows:

                                                                        JUNE 30,
                                                               --------------------------
                                                                1996      1997      1998
                                                               ------    ------    ------
      Income taxes at the statutory rate.....................  $1,728    $1,513    $2,259
      State taxes, net of federal benefit....................     337       297       441
                                                               ------    ------    ------
                                                               $2,065    $1,810    $2,700
                                                               ======    ======    ======

     Deferred tax assets and liabilities are comprised of the following:

                                                                        JUNE 30,
                                                                   ------------------
                                                                    1997       1998
                                                                   -------    -------
      Current deferred items
        Accounts receivable allowance............................  $    19    $    24
        Inventory valuation......................................      395        365
                                                                   -------    -------
                                                                       414        389
      Noncurrent deferred items
        Prepaid pension cost.....................................     (248)      (247)
        Accrued post-employment and post-retirement cost.........      561        626
        Depreciation.............................................   (1,647)    (2,106)
                                                                   -------    -------
                                                                    (1,334)    (1,727)
                                                                   -------    -------
                                                                   $  (920)   $(1,338)
                                                                   =======    =======

NOTE 5 -- EMPLOYEE BENEFIT PLANS

     Retirement Income Plans: Employees of the Company not covered by a collective bargaining agreement participate in a Mallinckrodt Inc. defined benefit pension plan. Mallinckrodt Inc.'s funding policy is to contribute an amount meeting the required employer contribution under the Employee Retirement Income Security Act of 1974 (ERISA). Plan assets are invested in corporate equity and U.S. government securities and units in a short-term investment fund. The Company's expense for this plan for the years ended June 30, 1996, 1997 and 1998 was $(4), $85 and $80, respectively. Pension expense was allocated based on actuarial calculations.

     Summarized information about the Mallinckrodt Inc. plans with assets in excess of accumulated benefits at June 30, 1998 is as follows: Accumulated benefit obligation -- $365,100; Projected benefit obligation -- $461,700; Plan assets -- $427,200; Accrued liability -- $35,300; Service cost -- $21,100; Interest -- $34,800; Return on assets -- ($104,500); Amortization of prior service costs -- $71,000; Special termination benefits gains/losses, net -- $7,500; Net expense -- $29,900. The assumptions used to calculate the accrued pension cost are as follows: 7.75%, 8.0% and 7.0% weighted average discount rates used in determining the actuarial present value of the projected benefit obligation, 5%, 5% and 4.5% expected rates of compensation increase, and 9.0%, 9.5% and 9.5% long-term rates of return on assets for the years ended June 30, 1996, 1997 and 1998, respectively.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     A separate pension plan is maintained for employees of the Company covered by a collective bargaining agreement. The plan calls for benefits to be paid to eligible employees at retirement based upon years of service multiplied by a monthly compensation factor. Liabilities of the collectively bargained pension plan are actuarially calculated based upon negotiated benefit amounts, overall plan provisions and plan demographics. Participants are fully vested after five years.

     Pension expense for this plan for the years ended 1996, 1997, and 1998 includes the following components:

                                                       1996      1997      1998
                                                      -------    -----    -------
Service cost........................................  $    20    $  31         20
Interest cost on projected benefit obligation.......      391      383        380
Actual return on assets.............................   (1,076)    (466)    (1,714)
Net amortization of prior service cost, transition
  liability, and net gain...........................      755      135      1,319
                                                      -------    -----    -------
Pension expense.....................................  $    90    $  83    $     5
                                                      =======    =====    =======

     The following sets forth the funded status of the plan and the amounts shown in the accompanying balance sheets at June 30, 1997 and 1998:

                                                               1997       1998
                                                              -------    -------
Actuarial present value of benefit obligations:
  Vested benefits...........................................  $(5,002)   $(4,741)
  Nonvested benefits........................................      (29)      (249)
                                                              -------    -------
Accumulated benefit obligation..............................  $(5,031)   $(4,990)
                                                              =======    =======
Projected benefit obligation................................  $(5,031)   $(4,990)
Fair value of assets held in the plan.......................    5,683      6,836
                                                              -------    -------
Plan assets in excess of projected benefit obligation.......      652      1,846
Unrecognized net gain from the effects of changes in
  assumptions...............................................     (455)    (1,549)
Unrecognized prior service cost.............................       16         10
Unamortized transition liability............................      399        300
                                                              -------    -------
Pension asset...............................................  $   612    $   607
                                                              =======    =======

     The weighted average discount rates used to measure the projected benefit obligation are 7.75%, 8.0% and 7.0% for the years ended June 30, 1996, 1997, and 1998, respectively, and the expected long-term rates of return on assets are 9.0%, 9.5% and 9.5% for the years ended June 30, 1996, 1997, and 1998, respectively. The Company uses the straight-line method of amortization for prior service cost and unrecognized gains and losses.

     The Company also participates in a Mallinckrodt Inc. defined contribution plan. Participation in the plan is voluntary. Substantially all employees are eligible to participate. Expenses related to the plan consist primarily of Company contributions, which are based on percentages of employee contributions,

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

plus discretionary amounts determined on an annual basis. Defined contribution investment plan expense for 1996, 1997 and 1998 was $86, $79 and $94, respectively.

     Post-retirement Benefits Other Than Pensions: The Company also participates in a post-retirement benefit plan maintained by Mallinckrodt Inc. Employees retiring from the Company on or after attaining specified age and service requirements may become eligible for post-retirement health care benefits. The Company's expense for post-retirement health care benefits for the years ended June 30, 1996, 1997 and 1998 was $266, $200 and $178, respectively.

     As of June 30, 1997 and 1998, Mallinckrodt Inc. had an accrued post-retirement benefit liability of $161,900 and $169,200, respectively. There are no plan assets. The Company's share of the accrued post-retirement costs as of June 30, 1997 and 1998 is $1,262 and $1,397, respectively, which was recorded by the Company. The assumptions used to calculate the accrued post-retirement cost at June 30, 1996, 1997 and 1998 are as follows: 7.75%, 8.0% and 7.0%
weighted average discount rates used in determining the actuarial present value of the accumulated post-retirement benefit obligations, and 9.0%, 8.5% and 8.0% assumed health care cost trends, declining gradually to an ultimate rate of 4.75%. A one percentage point increase in the healthcare cost trend would increase the Mallinckrodt Inc. accumulated post-retirement obligation for 1998 by $11,400 and the aggregate service and interest cost by $1,200.

     In addition, the Company provides certain post-employment benefits to its employees. These include disability benefits and continuation of health care benefits to former employees after employment but before retirement. Post-employment benefit expense for the years ended June 30, 1996, 1997 and 1998 was $34, $35 and $35, respectively. The Company's share of the accrued post-employment costs is $121 and $144 as of June 30, 1997 and 1998, respectively.

NOTE 6 -- RELATED PARTY TRANSACTIONS

     The Company has been allocated costs from Mallinckrodt Inc. in the amounts of $941, $1,671 and $1,349 for the years ended June 30, 1996, 1997 and 1998, respectively. The amounts represent costs associated with human resources, information systems, aviation, internal audit, strategic planning, property, franchise and other taxes, risk management, regulatory affairs, treasury functions, legal services and centralized financial shared services.

     The expenses related to these services were allocated to the Company as discussed in Note 1.

     The Company's cash collections and cash disbursements are administered by Mallinckrodt Inc. The overall net amount of cash received and cash disbursed is reflected as a net capital contribution/distribution in the Statements of Divisional Equity.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

NOTE 7 -- GEOGRAPHIC SALES

     The following summarizes sales in the geographic locations:

                                                                YEARS ENDED JUNE 30,
                                                            -----------------------------
                                                             1996       1997       1998
                                                            -------    -------    -------
        Revenues
           United States..................................  $17,766    $16,635    $18,313
           Europe.........................................    4,772      6,511      7,761
           Other geographical areas.......................    3,151      3,622      3,431
                                                            -------    -------    -------
                                                            $25,689    $26,768    $29,505
                                                            =======    =======    =======
        Accounts Receivable
           United States..................................             $ 2,254    $ 2,514
           Europe.........................................               1,161      1,182
           Other geographical areas.......................                 887        493
                                                                       -------    -------
                                                                       $ 4,302    $ 4,189
                                                                       =======    =======

NOTE 8 -- EMPLOYEE STOCK OPTIONS

     Certain employees of the Company have stock options in Mallinckrodt Inc. The exercise price of the options granted by Mallinckrodt Inc. has generally been equal to or greater than fair market value at the date of the grant. As of June 30, 1998, there were approximately 7,200 shares granted under this plan. Trimet employees hold options to purchase approximately 28 shares of common stock.

     The Company applies APB Opinion 25 in accounting for its stock compensation plans. Accordingly, no compensation cost has been recognized for the plan in 1996, 1997 or 1998. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income would not have been reduced by a material amount.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

     The Company has incurred environmental remediation costs resulting from past operations. These costs have been incurred primarily on property which is not currently used in the operations and is to be retained by Mallinckrodt Inc. as part of the transaction described in Note 10. Remediation costs incurred and charged to operations in 1996, 1997 and 1998 were $135, $228 and $1,042, respectively.

     The Company is subject to extensive laws and regulations pertaining to the discharge of material into the environment, the handling and disposal of solid and hazardous wastes, and the remediation of contamination, and otherwise relating to health, safety and protection of the environment. As such, the Company's operations and the environment condition of its real property could give rise to liabilities under applicable environmental laws and there can be no assurance that material costs will not be incurred in connection with such liabilities. There can be no assurance that the Company's facilities will not require environmental remediation in the future. Environmental laws are constantly evolving and it is impossible to predict accurately the effect they may have upon the capital expenditures, earnings or competitive position of the Company in the future. Should environmental laws become more stringent,

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

the cost of compliance could increase. If the Company cannot pass on future costs to its customers, such increases may have an adverse effect on the Company's financial condition or results of operations.

     There are currently no known environmental remediation activities or any requests by any governmental agency to remediate in regards to the property to be sold by Mallinckrodt Inc. other than activities for which costs are specifically being paid by Mallinckrodt Inc.

NOTE 10 -- SUBSEQUENT EVENT

     On July 31, 1998, Mallinckrodt Inc. sold substantially all of the assets of the TRIMET Technical Products Division. The sale included the assumption of the certain identified liabilities and obligations of the business.

------------------------------------------------------
------------------------------------------------------

       GEO HAS NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION IN CONNECTION WITH THIS OFFERING OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY UPON THE INFORMATION CONTAINED IN THIS PROSPECTUS IN DECIDING WHETHER TO MAKE AN INVESTMENT IN THE OFFERED NOTES. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE OFFERED NOTES. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN A JURISDICTION WHERE THE OFFER OR SOLICITATION IS NOT PERMITTED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED, OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF AND ANY SALE MADE UNDER THIS PROSPECTUS DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GEO SINCE THE DATE OF THIS PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS

Where You Can Find More Information About
  GEO......................................     i
Prospectus Summary.........................     1
Risk Factors...............................    10
Proceeds from the Offering of the
  Outstanding Notes........................    16
Unaudited Pro Forma Financial Data.........    17
Selected Historical Financial Data.........    20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    22
GEO's Business.............................    27
Management.................................    39
Management Compensation....................    42
Shareholders...............................    46
Description of GEO's Senior Credit
  Facility.................................    47
The Exchange Offer.........................    48
Description of the Offered Notes...........    55
Form and Delivery of the Offered Notes.....    63
Certificated Securities....................    64
Federal Income Tax Considerations..........    64
Plan of Distribution.......................    65
Legal Matters..............................    65
Experts....................................    65
Index to Financial Statements..............   F-1

       UNTIL                     , 1999 (90 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THE OFFERED NOTES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               EXCHANGE OFFER FOR
                                  $120,000,000
                          10 1/8% SENIOR SUBORDINATED
                                 NOTES DUE 2008

                            GEO SPECIALTY CHEMICALS

                                   PROSPECTUS

                                                 , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses in connection with the issuance and distribution of the securities being registered are estimated (other than with respect to the SEC registration fee) to be as follows:

SEC Registration Fee........................................    $ 33,360
Exchange Agent Fees and Expenses............................    $  1,000
Printing Fees and Expenses..................................    $100,000
Accounting Fees and Expenses................................    $400,000
Legal Fees and Expenses.....................................    $ 75,000
Miscellaneous...............................................    $  5,000
                                                                --------
          Total.............................................    $614,360
                                                                ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Paragraph (E) of Section 1701.13 of the Ohio Revised Code grants each corporation organized under the laws of the State of Ohio, such as GEO, the power to indemnify its directors, officers and other specified persons. Provisions relating to indemnification of directors and officers of GEO and other specified persons have been adopted pursuant to Ohio law and are contained in GEO's Code of Regulations.

     GEO's Code of Regulations provides that GEO will, subject to certain exceptions, indemnify each of its directors and officers against any expenses, judgments, fines and amounts paid in settlement in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was a director or officer of GEO. GEO's Code of Regulations further provides that GEO will pay in advance of the final determination of any such proceeding any expenses incurred by the director or officer in the defense thereof, provided that the director or officer provides an undertaking to GEO that such director or officer will repay the amount of any such advance if it is ultimately determined that the director or officer is not entitled to be indemnified by GEO. GEO's Code of Regulations also allows GEO to purchase liability insurance covering any liability that might be asserted against any director or officer of GEO as a result of their status as such. Accordingly, GEO maintains director's and officer's liability insurance in favor of each of the directors and officers of GEO.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On March 25, 1997, GEO issued 82.31 common shares to Charter Oak Partners for a purchase price of $14,754,251.87 in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933. On the same date, GEO issued to Charter Oak Partners and Chemical Specialties Enterprises, Inc. (whose successor-in-interest by merger is GEO Chemicals, Ltd.) warrants to purchase common shares of GEO in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933. The warrant granted to Charter Oak Partners allows it to purchase over four years, upon the failure of GEO to achieve certain specified earnings targets in such years, common shares in an amount equal to a maximum of 8% of the outstanding equity of GEO. The warrant granted to Chemical Specialties Enterprises, Inc. allows it to purchase, upon the achievement by Charter Oak of a certain rate of return on its investment in GEO, common shares in an amount equal to a maximum of

5% of the outstanding equity of GEO. The agreements underlying these warrants were amended and restated on July 31, 1998.

     On July 31, 1998, GEO issued 31.645 common shares to its shareholders and their affiliates for an aggregate cash purchase price of $6.0 million in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

     On July 31, 1998, GEO sold $120,000,000 aggregate principal amount of its 10 1/8% Senior Subordinated Notes due 2008 in a private placement to BT Alex.Brown Incorporated in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act of 1933, at a price equal to 97% of the stated principal amount of such notes. BT Alex.Brown Incorporated immediately resold such notes in reliance upon the exemption from registration provided in Rule 144A promulgated under the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

 2.1     Asset Purchase Agreement, dated June 29, 1998, by and among
         GEO Specialty Chemicals, Inc., Mallinckrodt Inc. (a Delaware corporation) and Mallinckrodt Inc. (a New York corporation)*
 2.2 Asset Sale and Purchase Agreement, dated February 10, 1997, by and among GEO Specialty Chemicals, Inc., Henkel
         Corporation and Henkel Canada Limited*
 2.3 Asset Purchase Agreement, dated December 5, 1996, by and between GEO Specialty Chemicals, Inc. and Cytec Industries
         Inc.*
 2.4     Amended and Restated Asset Sale Agreement, dated July 15,
         1994, by and among GEO Specialty Chemicals, Inc., Courtney
         Industries, Inc. and C Associates*
 2.5     Asset Purchase Agreement, dated June 5, 1992, by and between
         GEO Specialty Chemicals, Inc. and Rhone-Poulenc Basic
         Chemicals Co.*
 3.1     Amended Articles of Incorporation of GEO Specialty
         Chemicals, Inc.
 3.2     Amended Code of Regulations of GEO Specialty Chemicals, Inc.
 4.1     Indenture, dated July 31, 1998, by and between GEO Specialty
         Chemicals, Inc. and Chase Manhattan Trust Company, National
         Association, as the trustee
 4.2     Form of outstanding Senior Subordinated Note (included in
         Exhibit 4.1)
 4.3     Form of offered Senior Subordinated Note (included in
         Exhibit 4.1)
 5.1 Opinion of Thompson Hine & Flory LLP regarding the legality of the offered 10 1/8% Senior Subordinated Notes due 2008
10.1 Share Purchase Agreement, dated March 25, 1997, by and between GEO Specialty Chemicals, Inc. and Charter Oak
         Partners
10.2     Amended and Restated Shareholders Agreement, dated July 31,
         1998, by and among GEO Specialty Chemicals, Inc., Charter
         Oak Partners, Charter Oak Capital Partners, GEO Chemicals,
         Ltd., George P. Ahearn, William P. Eckman, George W. Rapp,
         Jr. and A. Elliott Archer
10.3 Amended and Restated Warrant Agreement, dated July 31, 1998, by and between GEO Specialty Chemicals, Inc. and Charter Oak
         Partners
10.4 Amended and Restated Warrant Agreement, dated July 31, 1998, by and between GEO Specialty Chemicals, Inc. and GEO
         Chemicals, Ltd.
10.5     Employment Agreement, dated March 25, 1997, by and between
         GEO Specialty Chemicals, Inc. and George P. Ahearn
10.6     Employment Agreement, dated March 25, 1997, by and between
         GEO Specialty Chemicals, Inc. and William P. Eckman

10.7     Employment Agreement, dated May 20, 1996, by and between GEO
         Specialty Chemicals, Inc. and Mr. Dennis S. Grandle
10.8     Supply Agreement (Supply to Buyer), dated March 25, 1997, by and between GEO Specialty Chemicals, Inc. and Henkel
         Corporation
10.9     Supply Agreement (Supply to Henkel), dated March 25, 1997, by and between GEO Specialty Chemicals, Inc. and Henkel
         Corporation
10.10    Purchase Agreement, dated July 31, 1998, by and between GEO
         Specialty Chemicals, Inc. and BT Alex.Brown Incorporated
10.11    Registration Rights Agreement, dated July 31, 1998, by and between GEO Specialty Chemicals, Inc. and BT Alex.Brown
         Incorporated
10.12    Provisional Lease Agreement, dated July 29, 1998, by and
         between GEO Specialty Chemicals, Inc. and Mallinckrodt Inc.
         (a Delaware corporation)
10.13    Lease Agreement, dated July 29, 1998, by and between GEO
         Specialty Chemicals, Inc. and Mallinckrodt Inc. (a Delaware
         corporation)
10.14    Credit Agreement, dated March 25, 1997 and amended and
         restated as of July 31, 1998, by and among GEO Specialty
         Chemicals, Inc., various lending institutions and Bankers
         Trust Company, as the administrative agent
10.15    GEO Specialty Chemicals, Inc. 1997 Management Incentive
         Program
12.1     Computation of ratio of earnings to fixed charges
21.1     Subsidiaries of GEO Specialty Chemicals, Inc.
23.1     Consent of Thompson Hine & Flory LLP (included in Exhibit
         5.1)
23.2     Consent of Crowe, Chizek and Company LLP, independent
         accountants (to be filed by amendment)
23.3     Consent of Arthur Andersen LLP, independent accountants (to be filed by amendment)
24.1     Power of Attorney
25.1     Statement of eligibility and qualification of Chase
         Manhattan Trust Company, National Association, as the
         trustee under the Indenture filed as Exhibit 4.1 (Form T-1)
99.1     Form of Letter of Transmittal
99.2     Form of Notice of Guaranteed Delivery

* The schedules to these agreements have not been filed with this registration statement pursuant to Item 601(b)(2) of Regulation S-K. GEO will supplementally provide copies of such schedules to the Securities and Exchange Commission upon request.

     (b) Financial Statement Schedules:

     All schedules are omitted since the required information is not present or is not present in the amounts sufficient to require submission of the schedules, or because the information required is included in the financial statements and notes thereto.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on December 31, 1998.

                                          GEO SPECIALTY CHEMICALS, INC.

                                          By: /s/ GEORGE P. AHEARN
                                             -----------------------------------
                                              George P. Ahearn
                                              President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                             TITLE
                      ---------                                             -----

/s/ GEORGE P. AHEARN                                     President and Chief Executive Officer;
-----------------------------------------------------    Principal Executive Officer; Director
George P. Ahearn

/s/ WILLIAM P. ECKMAN                                    Executive Vice President; Chief Financial
-----------------------------------------------------    Officer;
William P. Eckman                                        Principal Financial and Accounting Officer;
                                                         Director

/s/ ANATOLE G. PENCHUK                                   Director
-----------------------------------------------------
Anatole G. Penchuk

/s/ GEORGE W. RAPP, JR.                                  Director
-----------------------------------------------------
George W. Rapp, Jr.

/s/ A. ELLIOTT ARCHER                                    Director
-----------------------------------------------------
A. Elliott Archer

By: /s/ GEORGE P. AHEARN                                                            December 31, 1998
     ------------------------------------------------
     George P. Ahearn, Attorney-in-Fact
     for the Officers and Directors
     signing in the capacities indicated

                                 EXHIBIT INDEX

 2.1     Asset Purchase Agreement, dated June 29, 1998, by and among
         GEO Specialty Chemicals, Inc., Mallinckrodt Inc. (a Delaware corporation) and Mallinckrodt Inc. (a New York corporation)*
 2.2 Asset Sale and Purchase Agreement, dated February 10, 1997, by and among GEO Specialty Chemicals, Inc., Henkel
         Corporation and Henkel Canada Limited*
 2.3 Asset Purchase Agreement, dated December 5, 1996, by and between GEO Specialty Chemicals, Inc. and Cytec Industries
         Inc.*
 2.4     Amended and Restated Asset Sale Agreement, dated July 15,
         1994, by and among GEO Specialty Chemicals, Inc., Courtney
         Industries, Inc. and C Associates*
 2.5     Asset Purchase Agreement, dated June 5, 1992, by and between
         GEO Specialty Chemicals, Inc. and Rhone-Poulenc Basic
         Chemicals Co.*
 3.1     Amended Articles of Incorporation of GEO Specialty
         Chemicals, Inc.
 3.2     Amended Code of Regulations of GEO Specialty Chemicals, Inc.
 4.1     Indenture, dated July 31, 1998, by and between GEO Specialty
         Chemicals, Inc. and Chase Manhattan Trust Company, National
         Association, as the trustee
 4.2     Form of outstanding Senior Subordinated Note (included in
         Exhibit 4.1)
 4.3     Form of offered Senior Subordinated Note (included in
         Exhibit 4.1)
 5.1 Opinion of Thompson Hine & Flory LLP regarding the legality of the offered 10 1/8% Senior Subordinated Notes due 2008
10.1 Share Purchase Agreement, dated March 25, 1997, by and between GEO Specialty Chemicals, Inc. and Charter Oak
         Partners
10.2     Amended and Restated Shareholders Agreement, dated July 31,
         1998, by and among GEO Specialty Chemicals, Inc., Charter
         Oak Partners, Charter Oak Capital Partners, GEO Chemicals,
         Ltd., George P. Ahearn, William P. Eckman, George W. Rapp,
         Jr. and A. Elliott Archer
10.3 Amended and Restated Warrant Agreement, dated July 31, 1998, by and between GEO Specialty Chemicals, Inc. and Charter Oak
         Partners
10.4 Amended and Restated Warrant Agreement, dated July 31, 1998, by and between GEO Specialty Chemicals, Inc. and GEO
         Chemicals, Ltd.
10.5     Employment Agreement, dated March 25, 1997, by and between
         GEO Specialty Chemicals, Inc. and George P. Ahearn
10.6     Employment Agreement, dated March 25, 1997, by and between
         GEO Specialty Chemicals, Inc. and William P. Eckman
10.7     Employment Agreement, dated May 20, 1996, by and between GEO
         Specialty Chemicals, Inc. and Mr. Dennis S. Grandle
10.8 Supply Agreement (Supply to Buyer), dated March 25, 1997, by and between GEO Specialty Chemicals, Inc. and Henkel
         Corporation
10.9 Supply Agreement (Supply to Henkel), dated March 25, 1997, by and between GEO Specialty Chemicals, Inc. and Henkel
         Corporation
10.10    Purchase Agreement, dated July 31, 1998, by and between GEO
         Specialty Chemicals, Inc. and BT Alex.Brown Incorporated
10.11 Registration Rights Agreement, dated July 31, 1998, by and between GEO Specialty Chemicals, Inc. and BT Alex.Brown
         Incorporated
10.12 Provisional Lease Agreement, dated July 29, 1998, by and between GEO Specialty Chemicals, Inc. and Mallinckrodt Inc.
         (a Delaware corporation)
10.13    Lease Agreement, dated July 29, 1998, by and between GEO
         Specialty Chemicals, Inc. and Mallinckrodt Inc. (a Delaware corporation)

10.14    Credit Agreement, dated March 25, 1997 and amended and
         restated as of July 31, 1998, by and among GEO Specialty
         Chemicals, Inc., various lending institutions and Bankers
         Trust Company, as the administrative agent
10.15    GEO Specialty Chemicals, Inc. 1997 Management Incentive
         Program
12.1     Computation of ratio of earnings to fixed charges
21.1     Subsidiaries of GEO Specialty Chemicals, Inc.
23.1     Consent of Thompson Hine & Flory LLP (included in Exhibit
         5.1)
23.2     Consent of Crowe, Chizek and Company LLP, independent
         accountants (to be filed by amendment)
23.3     Consent of Arthur Andersen LLP, independent accountants (to be filed by amendment)
24.1     Power of Attorney
25.1     Statement of eligibility and qualification of Chase
         Manhattan Trust Company, National Association, as the
         trustee under the Indenture filed as Exhibit 4.1 (Form T-1)
99.1     Form of Letter of Transmittal
99.2     Form of Notice of Guaranteed Delivery

---------------

* The schedules to these agreements have not been filed with this registration statement pursuant to Item 601(b)(2) of Regulation S-K. GEO will supplementally provide copies of such schedules to the Securities and Exchange Commission upon request.